SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Placer Sierra Banschares

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Proxy Statement of Placer Sierra Bancshares	Prospectus of Wells Fargo & Company

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

The board of directors of Placer Sierra Bancshares has approved a merger agreement under which Wells Fargo & Company will acquire Placer Sierra. Before the merger can be completed, however, Placer Sierra shareholders must approve the principal terms of the merger. We are sending you this document to ask you to approve the merger agreement at the annual meeting of Placer Sierra shareholders to be held at the time and place indicated in the meeting notice on the next page. No vote of Wells Fargo stockholders is required to complete the merger.

If the merger is completed, you will receive shares of Wells Fargo common stock for your shares of Placer Sierra common stock. The exchange ratio – or the number of Wells Fargo shares you will receive in the merger for each Placer Sierra share you own – will be determined under a formula in the merger agreement based on an average share price for Wells Fargo common stock. The exchange ratio will not be fixed until approximately a week before the merger, when the measurement period used to calculate that average share price ends. However, if the merger had been completed on April 23, 2007, the most recent day for which information was available prior to the printing and mailing of this document, you would have received 0.8113 of a share of Wells Fargo common stock for each Placer Sierra share. Based on the Wells Fargo closing share price (NYSE trading symbol “WFC”) of $35.50 on January 8, 2007, the last trading day before public announcement of the merger, the value of 0.8113 of a share of Wells Fargo common stock would have been $28.80. Based on the Wells Fargo closing share price of $36.02 on April 23, 2007, the value would have been $29.22. The closing share prices for Placer Sierra common stock (NASDAQ trading symbol “PLSB”) on January 8, 2007 and April 23, 2007 were $23.49 and $27.73. The actual exchange ratio will not be known until shortly before the merger and may be less than the hypothetical exchange ratio referred to above. The value of the Wells Fargo stock you will receive in the merger for your Placer Sierra stock will depend on the actual exchange ratio and the Wells Fargo share price at the time of the merger.

We expect the merger to be generally tax free to Placer Sierra shareholders for U.S. federal income tax purposes, except for cash received instead of partial Wells Fargo shares. If the merger is completed, Placer Sierra shareholders will collectively own less than 1% of the outstanding common stock of Wells Fargo.

This document gives you important information about the proposed merger and the other items being voted on at the annual meeting of Placer Sierra shareholders. Please read this entire document carefully, including the discussion of “Risk Factors” beginning on page 14.

We cannot complete the merger unless Placer Sierra shareholders approve the merger agreement. Your vote is very important. Not voting will have the same effect as voting against the merger, so whether or not you plan to attend the annual meeting, please promptly return your completed proxy so that your shares are voted at the meeting. You may also vote electronically over the Internet (http://www.eproxy.com/plsb/) or by telephone by following the instructions on the proxy card. Returning the proxy card, or voting via the Internet or by telephone, will ensure your representation at the meeting but does not deprive you of your right to attend the meeting and to vote your shares in person.

Your board of directors unanimously recommends that you vote “FOR” approval of the merger agreement.

Sincerely,

Frank J. Mercardante

Chief Executive Officer

Placer Sierra Bancshares

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement-prospectus is dated April 24, 2007, and is first being mailed to Placer Sierra shareholders on or about April 30, 2007.

525 J Street

Sacramento, California 95814

(916) 554-4750

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 31, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Placer Sierra Bancshares will be held at the Hyatt Regency Sacramento, 1209 L Street, Sacramento, California 95814 on May 31, 2007, at 10:00 a.m., Pacific time, for the following purposes, all of which are more completely described in the accompanying proxy statement-prospectus:

(1)	Approval of Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization by and between us and Wells Fargo & Company, dated as of January 9, 2007 (the “merger agreement”), as described in the attached document;

(2)	Discretionary Authority to Adjourn the Annual Meeting. To grant discretionary authority to adjourn the annual meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the merger agreement;

(3)	Election of Directors. To elect nine directors for a one-year term and until their successors are duly elected and qualified. Our nominees are Allan W. Arendsee, Christi Black, Robert J. Kushner, Larry D. Mitchell, Frank J. Mercardante, Dwayne A. Shackelford, William J. Slaton, Robert H. Smiley, and Sandra R. Smoley;

(4)	Ratification of Appointment of Independent Public Accountants. To ratify the appointment by the Audit Committee of Perry-Smith LLP as independent public accountants for the fiscal year ending December 31, 2007; and

(5)	Other Business. To transact such other business as may properly come before the annual meeting or any adjournment thereof. Management is not aware of any such other business.

The Board of Directors has fixed April 5, 2007 as the voting record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. Only those shareholders of record as of the close of business on that date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting.

In connection with the proposed merger, Placer Sierra shareholders will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in Chapter 13 of the California General Corporation Law, which is attached hereto as Appendix C and incorporated herein by reference. These rights will be made available if demands are properly made for payment with respect to 5% or more of the outstanding shares of Placer Sierra common stock. If dissenters’ rights are made available and if shareholders follow all of the procedures required by law, a shareholder may receive cash in the amount equal to the fair market value, as determined by Placer Sierra, or, if required, by a court of law, of their shares of Placer Sierra common stock as of January 8, 2007, the business day immediately preceding the announcement of the merger. For additional details about dissenters’ rights, please refer to “The Proposed Merger—Dissenters’ Rights for Placer Sierra Shareholders” and Appendix C in the accompanying proxy statement-prospectus.

Section 15 of the Placer Sierra bylaws provides for the nomination of directors in the following manner:

“Only persons who are nominated in accordance with the procedures set forth in this Section 15 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 15. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 21 days’ notice of the date of the meeting is given to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed. Such shareholder’s notice shall set forth:

(a)	as to each person whom the shareholder proposes to nominate for election or re-election as a director,

(i)	the name, age, business address and residence address of each such person;

(ii)	the principal occupation or employment of each such person;

(iii)	the class and number of shares of capital stock of the corporation beneficially owned by each such person; and

(iv)	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such persons’ written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

(b)	as to the shareholder giving the notice,

(i)	the name and address, as they appear on the corporation’s books, of such shareholder; and

(ii)	the class and number of shares of capital stock of the corporation beneficially owned by such shareholder. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section 15.

The Chairman of the meeting shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. A copy of this paragraph shall be set forth in a notice to shareholders of any annual or special meeting of the shareholders.”

By Order of the Board of Directors,

Angelee J. Harris

Executive Vice President, General Counsel

and Corporate Secretary

Sacramento, California

April 24, 2007

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR USING THE INTERNET (http://www.eproxy.com/plsb/) AS INSTRUCTED ON THE ENCLOSED PROXY CARD. If you have any questions or require assistance in submitting your proxy card or voting by Internet or telephone, please call D.F. King & Co., Inc. which is assisting Placer Sierra to solicit proxies, toll free at 1-800-859-8511 or banks and brokers call collect 1-212-269-5550.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Wells Fargo and Placer Sierra from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document without charge through the Securities and Exchange Commission (SEC) website (http://www.sec.gov) or upon written or oral request to Wells Fargo or Placer Sierra as follows:

Wells Fargo & Company MAC N9305-173 Sixth and Marquette Minneapolis, Minnesota 55479 Attention: Laurel Holschuh, Corporate Secretary (612) 667-8655	Placer Sierra Bancshares 525 J Street Sacramento, California 95814 Attention: Angelee J. Harris, Corporate Secretary (916) 554-4750

To obtain information in time for the annual meeting, your request should be received by May 23, 2007.

For additional details about where you can find information about Wells Fargo and Placer Sierra, see “Where You Can Find More Information” on page 63.

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with different information. This document is dated April 24, 2007. You should not assume that information contained or incorporated by reference in this document is accurate as of any date other than that date. Neither the mailing of this document to Placer Sierra shareholders nor the issuance by Wells Fargo of its common stock in the merger will create any implication to the contrary.

Placer Sierra has supplied all information relating to Placer Sierra contained or incorporated by reference in this document, and Wells Fargo has supplied all information relating to Wells Fargo contained or incorporated by reference in this document.

i

QUESTIONS AND ANSWERS

Q:	What am I being asked to vote on?

A:	You are being asked to vote to:

•	approve the merger agreement;

•	elect nine members to the Placer Sierra board of directors who shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified; and

•	ratify the appointment of Perry-Smith LLP as Placer Sierra’s independent accountants for 2007.

You are also being asked to vote on a proposal to approve, if necessary, any adjournment or postponement of the annual meeting to solicit additional proxies in favor of the merger proposal.

Q:	Why is my vote important?

A:	We cannot complete the merger unless Placer Sierra shareholders approve the merger agreement. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Placer Sierra common stock outstanding and entitled to vote. Not voting or abstaining from voting on the merger proposal will have the effect of a vote against the merger agreement.

Q:	How do I vote my shares?

A:	You can vote your shares as described below. If you have any questions or require assistance in submitting your proxy card or voting by Internet (http://www.eproxy.com/plsb/) or telephone, please call D.F. King & Co., Inc. which is assisting Placer Sierra to solicit proxies, toll free at 1-800-859-8511 or banks and brokers call collect 1-212-269-5550.

Registered Shareholders: Registered shareholders may vote in person at the annual meeting or by one of the following methods:

•	By Mail. Complete, sign and date the enclosed proxy card and return it in the prepaid envelope provided;

•	By Telephone. Call the toll-free telephone number on the proxy card and follow the recorded instructions; or

•	By Internet. Access Placer Sierra’s secure website registration page through the Internet at http://www.eproxy.com/plsb/, and follow the instructions.

Please note that the Internet and telephone voting facilities for registered shareholders will close at 11:59 p.m., Central time, on May 30, 2007.

Street Name Shareholders: If your shares are held by a broker, bank or other nominee, you must follow the instructions on the form you receive from your broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must request a legal proxy from the bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting to vote your shares.

Based on the instructions provided by the broker, bank or other holder of record of their shares, street name shareholders may generally vote by one of the following methods:

•	By Mail. You may vote by signing, dating and returning your voting instruction card in the enclosed pre-addressed envelope;

•

By Methods Listed on Voting Instruction Card. Please refer to your voting instruction card or other information forwarded by your bank, broker or other holder of record to determine whether you may vote by telephone or electronically on the Internet, and follow the instructions on the voting instruction card or other information provided by the record holder; or

•

In Person With a Proxy from the Record Holder. A street name shareholder who wishes to vote at the annual meeting will need to obtain a legal proxy from his or her bank or brokerage firm. Please consult the voting instruction card sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the annual meeting.

Q:	What if I want to exercise dissenters’ rights?

A:	If you want to exercise dissenters’ rights and receive the fair value of your Placer Sierra shares in cash instead of the merger consideration, your shares must be voted against approval of the merger agreement. It is not sufficient to abstain from voting. If you return a signed proxy without voting instructions or with instructions to vote “FOR” the merger agreement, your shares will be automatically voted in favor of the merger agreement and you will lose dissenters’ rights.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Without instructions from you, your broker will not be able to vote your shares. You should instruct your broker to vote your shares, following the directions your broker provides. Please check the voting form used by your broker to see if it offers telephone or internet voting.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote shares held in “street name,” the resulting broker non-vote will have the same effect as a vote against approval of the merger agreement.

Q:	Can I change my vote?

A:	Yes. If you have not voted through your broker, you can change your vote after you have submitted your proxy by:

•	delivering prior to the shareholders’ meeting a written notice addressed to Angelee J. Harris, Corporate Secretary, 525 J Street, Sacramento, California 95814; or

•	submitting prior to the shareholders’ meeting a properly executed proxy with a later date; or

•	attending the shareholders’ meeting and voting in person.

If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:	Should I send in my stock certificates now?

A:	No. After we complete the merger, Wells Fargo will send instructions to you explaining how to exchange your Placer Sierra shares for a certificate or direct registration statement for your Wells Fargo shares.

Q:	When do you expect to complete the merger?

A:	We currently expect to complete the merger by the end of second quarter 2007. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of Placer Sierra shareholders at the annual meeting and satisfy the other conditions to completing the merger.

Q:	Whom should I call with questions?

A:	If you have questions about the merger or the process for voting or if you need additional copies of this document or a replacement proxy card, please contact D.F. King & Co., Inc. which is assisting Placer Sierra to solicit proxies, toll free at 1-800-859-8511 or banks and brokers call collect 1-212-269-5550. You can also contact Placer Sierra as follows:

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

Attention: Angelee Harris, Corporate Secretary

(916) 554-4750

SUMMARY

This summary highlights selected information from this proxy statement-prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire document and the documents to which it refers you to fully understand the merger. See “Where You Can Find More Information” on page 63. Each item in this summary refers to the page or pages of this document where that subject is discussed in more detail.

Wells Fargo Will Acquire Placer Sierra in the Merger (Page 20)

In the merger, a wholly owned subsidiary of Wells Fargo, formed for the purpose of the merger, will merge with Placer Sierra. Placer Sierra will survive the merger as a wholly owned subsidiary of Wells Fargo. Each share of Placer Sierra common stock outstanding at the time of the merger will automatically be converted into the right to receive shares of Wells Fargo common stock based on a formula set forth in the merger agreement.

The merger agreement between Placer Sierra and Wells Fargo will determine what happens in the merger. We have included the merger agreement in this document as Appendix A. Please read it carefully. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement.

Placer Sierra Shareholders Will Receive Wells Fargo Stock for Their Placer Sierra Stock; the Exchange Ratio Will Not be Fixed Until Shortly Before the Merger (Page 20)

If the merger is completed, each share of Placer Sierra common stock outstanding at the time of the merger (other than shares as to which dissenters’ appraisal rights have been exercised and subject to other customary exceptions as specified in the merger agreement) will be converted into the right to receive shares of Wells Fargo common stock based on a formula set forth in the merger agreement. We sometimes refer to the number of shares of Wells Fargo common stock to be exchanged for each outstanding share of Placer Sierra common stock as the “exchange ratio.” The exchange ratio will not be fixed until approximately a week before the merger, when a measurement period used to calculate the “Wells Fargo Measurement Price” ends. The merger agreement defines the Wells Fargo Measurement Price as the volume weighted average of the daily volume weighted average price of a share of Wells Fargo common stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the 20 consecutive trading days ending on the fifth trading day immediately before the date the merger is completed, rounded to the nearest ten-thousandth.

The table below shows how the exchange ratio will be determined based on the Wells Fargo Measurement Price.

Wells Fargo Measurement Price	Merger Exchange Ratio

Equal to or less than $32.5783	0.8595

Greater than $32.5783 but less than $39.8179	$28 divided by the Wells Fargo Measurement Price

Equal to or greater than $39.8179	0.7032

If the Wells Fargo Measurement Price is greater than $32.5783 but less than $39.8179, Placer Sierra shareholders will receive, for each share of Placer Sierra common stock they own, Wells Fargo common stock having a value – based on the Wells Fargo Measurement Price – of $28. For example, if the merger had been completed on April 23, 2007, the most recent day for which information was available prior to the printing and mailing of this document, the Wells Fargo Measurement Price would have been $34.5132 and the exchange ratio would have been 0.8113.

The table below shows the closing share prices of Placer Sierra common stock and Wells Fargo common stock on January 8, 2007, the last trading day before public announcement of the merger, and on April 23, 2007, the most recent day for which information was available prior to the printing and mailing of this document, and the implied value per share of Placer Sierra common stock based on those Wells Fargo closing share prices assuming an exchange ratio of 0.8113, which would have been the exchange ratio if the merger had been completed on April 23, 2007. The actual exchange ratio will not be known until approximately a week before the merger, and the Wells Fargo share price at the time of the merger may be different than the prices used to calculate the implied values shown in the table.

	Placer Sierra Closing Share Price	Wells Fargo Closing Share Price	Implied Value Per Share of Placer Sierra Common Stock
January 8, 2007	$23.49	$35.50	$28.80
April 23, 2007	27.73	36.02	29.22

If the Wells Fargo Measurement Price is equal to or less than $29.32047, and other specified conditions are met, Placer Sierra will have the right not to complete the merger unless Wells Fargo elects to increase the exchange ratio as specified in the merger agreement. See “The Merger Agreement—Termination of the Merger Agreement” on page 46. Once the exchange ratio is fixed, it will not be adjusted to reflect changes in the price of Wells Fargo common stock.

Placer Sierra’s Board of Directors Unanimously Recommends that You Vote “FOR” Approval of the Merger Agreement (Page 22)

Placer Sierra’s board of directors believes that the merger is in the best interests of Placer Sierra and its shareholders and has unanimously approved the merger agreement. For the factors considered by Placer Sierra’s board in deciding to approve the merger agreement, see “The Proposed Merger—Placer Sierra’s Reasons for the Merger and Recommendation of the Placer Sierra Board” on page 22.

Placer Sierra’s Financial Advisor Believes the Merger is Fair from a Financial Point of View (Page 24)

Placer Sierra’s financial advisor for the merger, RBC Capital Markets Corporation, has given an opinion to the board of directors of Placer Sierra that, as of January 8, 2007, the consideration to be received by Placer Sierra shareholders in the merger was fair from a financial point of view. A copy of the fairness opinion is included in this document as Appendix B. Please read the opinion for the assumptions made, matters considered and the limitations of the review undertaken by RBC in giving the opinion. The opinion is not a recommendation to Placer Sierra shareholders on how to vote on the proposal to approve the merger agreement.

Wells Fargo’s Dividend Policy Will Determine Your Dividends After the Merger

Holders of Wells Fargo common stock receive dividends if, when and as declared by the Wells Fargo board of directors out of legally available funds. The amount and timing of any future dividends on Wells Fargo common stock will depend on the earnings, cash requirements and financial condition of Wells Fargo and its subsidiaries, applicable law and regulations and other factors deemed relevant by the Wells Fargo board of directors.

The following table shows, for the periods indicated, the cash dividends paid per share of Wells Fargo common stock and Placer Sierra common stock and the approximate equivalent value per share of Placer Sierra common stock of the Wells Fargo common stock dividends based on a hypothetical exchange ratio of 0.8113, which assumes the merger had been completed on April 23, 2007, the most recent day for which information was available prior to the mailing of this document. See “Placer Sierra Shareholders Will Receive Wells Fargo Stock for Their Placer Sierra Stock; the Exchange Ratio Will Not be Fixed Until Shortly Before the Merger” on page 4. The actual exchange ratio will not be known until approximately a week before the merger.

Quarter Ended	Wells Fargo Common Stock	Placer Sierra Common Stock	Placer Sierra Common Stock per Share Equivalent

March 31, 2007	$0.28	$0.15	$0.23

December 31, 2006	0.28	0.15	0.23

September 30, 2006	0.28	0.15	0.23

June 30, 2006	0.26	0.12	0.21

The Merger is Expected to be Generally Tax Free to Placer Sierra Shareholders (Page 33)

Holders of Placer Sierra common stock generally will not recognize gain or loss for United States federal income tax purposes from the exchange in the merger of their Placer Sierra common stock for full shares of Wells Fargo common stock. They will be taxed on the cash they receive instead of partial Wells Fargo shares. Holders exercising dissenters’ rights will recognize gain or loss with respect to shares of Placer Sierra common stock treated as sold or exchanged in the exercise of such rights.

Tax matters are very complicated and the consequences of the merger to any particular shareholder of Placer Sierra will depend on that shareholder’s particular facts and circumstances. You are urged to consult your own tax advisor to determine your own tax consequences from the merger.

Placer Sierra’s Directors and Executive Officers May Receive Additional Benefits from the Merger (Page 31)

All Placer Sierra directors and executive officers are shareholders of Placer Sierra. Some of them have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders, including:

•	conversion of their options to purchase Placer Sierra common stock into options to purchase Wells Fargo common stock based on the exchange ratio;

•	vesting of their restricted stock upon completion of the merger;

•	receipt of change in control payments and other compensation in connection with the merger;

•	employment by Placer Sierra and/or Wells Fargo after the merger; and

•	continued rights to indemnification and continued directors’ and officers’ liability insurance coverage.

Placer Sierra Shareholders May Exercise Dissenters’ Rights (Page 35)

Under California law, holders of Placer Sierra common stock, if they follow the required procedures, have the right to dissent from the merger and, provided 5% or more of the outstanding shares of Placer Sierra common stock exercise dissenters’ rights in accordance with the required procedures, receive the fair value of their shares in cash instead of the merger consideration.

Placer Sierra Shareholders Should Wait to Surrender Their Shares Until After the Merger (Page 38)

To receive certificates or direct registration statements for your shares of Wells Fargo common stock, you will need to surrender your Placer Sierra share certificates. If the merger is completed, Wells Fargo’s stock transfer agent will send you written instructions for exchanging your stock certificates.

Please do not send in your certificates until you receive these instructions.

Restrictions on Your Ability to Sell the Wells Fargo Shares You Receive in the Merger (Page 39)

Unless you are considered to be an affiliate of Placer Sierra under federal securities laws, the Wells Fargo shares you receive in the merger will be freely transferable. If you are considered to be an affiliate of Placer Sierra, you can sell the Wells Fargo shares you receive in the merger only pursuant to a registration statement or an exemption from registration under the Securities Act of 1933 or as permitted under the rules of that Act (including Rule 145).

Partial Shares Will Not be Issued (Page 20)

Wells Fargo will not issue partial or fractional shares in the merger. Instead, Placer Sierra shareholders who receive Wells Fargo common stock will receive the value of any partial or fractional share in cash, based on the Wells Fargo Measurement Price.

Placer Sierra Shareholders Will Vote on the Merger at the Annual Meeting (Page 17)

The annual meeting of Placer Sierra shareholders will be held on May 31, 2007, at 10:00 a.m., Pacific time, at the Hyatt Regency Sacramento, 1209 L Street, Sacramento, California 95814. At the annual meeting, Placer Sierra shareholders will be asked to approve the merger agreement, in addition to a number of other items.

You can vote at the annual meeting if you owned Placer Sierra common stock at the close of business on April 5, 2007, the record date for the meeting. To approve the merger agreement, the holders of a majority of the outstanding shares of Placer Sierra common stock entitled to vote must vote in favor of the merger agreement.

At the record date, there were 22,601,533 shares of Placer Sierra common stock outstanding and entitled to vote. Directors and executive officers of Placer Sierra and their affiliates had the right to vote 1,382,749 shares of Placer Sierra common stock, or 6.1% of the outstanding Placer Sierra common stock entitled to vote at the meeting. They have agreed to vote these shares in favor of approval of the merger agreement. Wells Fargo and its affiliates had the right to vote less than 1% of the outstanding Placer Sierra common stock entitled to vote at the meeting.

Regulatory Approval is Required to Complete the Merger (Page 37)

The Board of Governors of the Federal Reserve System must approve the merger before it can be completed. Wells Fargo’s acquisition of control of Placer Sierra Bank is subject to approval by the California Department of Financial Institutions unless the Department determines that such acquisition of control is exempt from the approval requirement. The Federal Reserve Board approved the merger on April 5, 2007, and on March 20, 2007, the California Department of Financial Institutions granted Wells Fargo’s request for an order exempting Wells Fargo’s acquisition of control of Placer Sierra Bank from approval by the Department.

Conditions to Completion of the Merger (Page 46)

A number of conditions must be met before the merger can be completed, including:

•	approval of the merger agreement by Placer Sierra shareholders;

•	receipt of required regulatory approvals;

•	receipt by Placer Sierra of an opinion of counsel that the merger will qualify as a tax-free reorganization;

•	listing on the New York Stock Exchange of the shares of Wells Fargo common stock to be issued to Placer Sierra shareholders pursuant to the merger agreement;

•	absence of any court or governmental authority order prohibiting the merger;

•	accuracy of the representations and warranties in the merger agreement in all respects material to Placer Sierra and Wells Fargo;

•	compliance in all material respects with the covenants, agreements and conditions of the merger agreement;

•

absence since September 30, 2006, of any change or circumstance which has had or might reasonably be expected to have a material adverse effect on Placer Sierra or Wells Fargo, other than those changes specifically allowed by the merger agreement;

•

the registration statement of which this document is a part must be declared effective by the Securities and Exchange Commission and not be subject to a stop order or proceedings seeking a stop order; and

•	termination of certain Placer Sierra contracts specified by the parties.

Placer Sierra or Wells Fargo can waive a condition it is entitled to assert as long as the law does not require the condition to be met.

Termination of the Merger Agreement (Page 46)

Wells Fargo and Placer Sierra can mutually agree to terminate the merger agreement at any time before the merger is completed, even if Placer Sierra shareholders have already voted to approve the merger agreement.

Either company can terminate the merger agreement if:

•	Placer Sierra shareholders do not approve the merger at the annual meeting;

•	a court or other governmental authority prohibits the merger;

•

the merger is not completed by September 30, 2007, but this termination right is not available to a party whose failure to materially comply with the merger agreement resulted in the failure to complete the merger on or before that date;

•

the other company breaches any of its representations, warranties, covenants or agreements under the merger agreement and the breach rises to a level that would excuse the terminating company’s obligation to complete the merger and is either incurable or is not cured within 60 days; or

•

Placer Sierra receives a competing acquisition or business combination proposal that its board of directors determines in good faith to be a superior proposal to the proposed merger, except that Placer Sierra cannot terminate the merger agreement under this provision unless it has not breached its covenant not to solicit a competing transaction and it pays Wells Fargo a termination fee of $17,500,000.

Wells Fargo can terminate the merger agreement at any time before the merger is completed if:

•	Placer Sierra’s board of directors fails to recommend, withdraws or modifies in a manner materially adverse to Wells Fargo, its approval or recommendation of the merger agreement;

•

after Placer Sierra has either (a) entered into an agreement with a third party regarding the acquisition of, or a combination with, Placer Sierra, or (b) received an acquisition or combination proposal from a third party, Placer Sierra shareholders do not approve the merger agreement at the meeting; or

•	Placer Sierra does not hold a shareholder meeting to approve the merger agreement within the time required under the merger agreement.

Placer Sierra can terminate the merger agreement at any time before the merger is completed if the Wells Fargo Measurement Price is $29.32047 or less, and other specified conditions are met, and Wells Fargo elects not to increase the exchange ratio as specified in the merger agreement.

Termination Fee (Page 46)

Placer Sierra must pay Wells Fargo a termination fee of $17,500,000 if the merger agreement is terminated because Placer Sierra determines in good faith that a takeover proposal is a superior proposal. Placer Sierra must also pay the same termination fee if Wells Fargo terminates the merger agreement because:

•	Placer Sierra’s board of directors fails to recommend, withdraws or modifies in a manner materially adverse to Wells Fargo its approval or recommendation of the merger agreement;

•

after Placer Sierra has either (a) entered into an agreement with a third party regarding the acquisition of, or a combination with, Placer Sierra, or (b) received an acquisition or combination proposal from a third party, Placer Sierra shareholders do not approve the merger agreement at the meeting; or

•	the meeting of Placer Sierra shareholders is not held within the time required under the merger agreement.

Placer Sierra agreed to pay a termination fee under the circumstances described above in order to induce Wells Fargo to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Placer Sierra.

Effect of Merger on Rights of Placer Sierra Shareholders (Page 55).

The rights of Placer Sierra shareholders are governed by California law, as well as Placer Sierra’s articles of incorporation and bylaws. After completion of the merger, the rights of former Placer Sierra shareholders who receive Wells Fargo common stock in the merger will be governed by Delaware law and Wells Fargo’s restated certificate of incorporation and bylaws. Although Delaware law and Wells Fargo’s restated certificate of incorporation and bylaws are similar in many ways to California law and Placer Sierra’s articles of incorporation and bylaws, there are some substantive and procedural differences that will affect the rights of Placer Sierra shareholders.

Wells Fargo Will Control Placer Sierra After the Merger (Page 20)

As a result of the merger, Placer Sierra will become a wholly owned subsidiary of Wells Fargo. Under the merger agreement, the directors of Placer Sierra are required to resign effective at the time of the merger. Wells Fargo, as the sole shareholder of Placer Sierra after the merger, will be able to elect all of the directors of Placer Sierra. Placer Sierra shareholders will collectively own less than 1% of the outstanding common stock of Wells Fargo.

Placer Sierra Stock Options Will be Converted into Wells Fargo Stock Options (Page 20)

At the time of the merger, each option to purchase Placer Sierra common stock granted by Placer Sierra (or assumed by Placer Sierra in the case of acquired entities) that is then outstanding and unexercised will be converted automatically into an option to buy Wells Fargo common stock, generally exercisable on the same terms that applied to the option to purchase Placer Sierra common stock except:

•

the number of Wells Fargo shares subject to the Wells Fargo option will equal the number of Placer Sierra shares subject to the Placer Sierra option multiplied by the exchange ratio, rounded down to the nearest share; and

•	the per share exercise price of the Wells Fargo option will equal the per share exercise price of the Placer Sierra option divided by the exchange ratio, rounded down to the nearest cent.

Incentive stock options will be converted in a manner which is consistent with Section 424(a) of the Internal Revenue Code.

Listing of Wells Fargo Shares (Page 39)

The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange.

Wells Fargo to Use Purchase Accounting (Page 39)

Wells Fargo will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Merger Expected to be Completed by the End of Second Quarter 2007

The merger is expected to be completed by the end of the second quarter of 2007, assuming all conditions to the merger have been satisfied. If all conditions to the merger have not been satisfied at that time, the merger will be completed as soon as practicable once all the conditions have been satisfied.

Information About Wells Fargo and Placer Sierra (Page 50)

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

(866) 878-5865

Wells Fargo & Company is a diversified financial services company organized under the laws of the state of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. Its businesses provide banking, insurance, investments, mortgages and consumer finance through stores, the internet and other distribution channels across North America and elsewhere internationally. At December 31, 2006, Wells Fargo had assets of $482 billion, loans of $319 billion, deposits of $310 billion and stockholders’ equity of $46 billion. Wells Fargo common stock trades on the New York Stock Exchange under the symbol WFC.

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

(916) 554-4750

Placer Sierra Bancshares is a California-based bank holding company for Placer Sierra Bank, which is a California state-chartered commercial bank. Placer Sierra provides a broad array of financial services to consumers and to small and medium-sized businesses, including the owners and employees of those businesses. Placer Sierra Bank conducts a portion of its banking business through the following operating divisions: Sacramento Commercial Bank, Bank of Orange County, Bank of Lodi and Southwest Community Bank. At December 31, 2006, Placer Sierra had total assets of $2.6 billion, total loans and leases held for investment, net of deferred fees and costs, of $1.8 billion, total deposits of $2.2 billion and shareholders’ equity of $404 million. Placer Sierra common stock trades on The NASDAQ Global Select Market under the symbol PLSB.

Selected Financial Data and Market Price Information

The following selected financial information is to aid you in understanding certain financial aspects of the merger. The following tables present selected historical financial data for Wells Fargo and Placer Sierra. The annual historical information for Wells Fargo and Placer Sierra is derived from the respective consolidated financial statements of Wells Fargo and Placer Sierra for the fiscal years ended December 31, 2002 through 2006. The information for Wells Fargo reflects the two-for-one stock split in the form of a 100% stock dividend distributed on August 11, 2006. The historical results set forth below and elsewhere in this document are not necessarily indicative of the future performance of Wells Fargo or Placer Sierra.

The information is only a summary and should be read with each company’s historical consolidated financial statements and related notes contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as other information filed by the company with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 63. All amounts are in U.S. dollars.

Wells Fargo common stock trades on the New York Stock Exchange under the symbol “WFC.” Placer Sierra commenced trading on The NASDAQ Global Select Market under the symbol “PLSB” on August 10, 2004.

Wells Fargo & Company and Subsidiaries

(dollars in millions, except per share amounts)

	Years Ended December 31,
	2006	2005	2004	2003	2002
For the Period:
Net interest income	$19,951	$18,504	$17,150	$16,007	$14,482
Provision for credit losses	2,204	2,383	1,717	1,722	1,684
Noninterest income	15,740	14,445	12,909	12,382	10,767
Noninterest expense	20,742	19,018	17,573	17,190	14,711

Before effect of change in accounting principle(1)

Net income	8,482	7,671	7,014	6,202	5,710
Earnings per common share	2.52	2.27	2.07	1.84	1.68
Diluted earnings per common share	2.49	2.25	2.05	1.83	1.66

After effect of change in accounting principle

Net income	8,482	7,671	7,014	6,202	5,434
Basic earnings per common share	2.52	2.27	2.07	1.84	1.60
Diluted earnings per common share	2.49	2.25	2.05	1.83	1.58

Dividends declared per share	1.08	1.00	0.93	0.75	0.55

At Period End:
Securities available for sale	$42,629	$41,834	$33,717	$32,953	$27,947
Loans	319,116	310,837	287,586	253,073	192,478
Allowance for loan losses	3,764	3,871	3,762	3,891	3,819
Goodwill	11,275	10,787	10,681	10,371	9,753
Assets	481,996	481,741	427,849	387,798	349,197
Deposits	310,243	314,450	274,858	247,527	216,916
Long-term debt	87,145	79,668	73,580	63,642	47,230
Guaranteed preferred beneficial interests in subordinated debt(2)	—	—	—	—	2,885
Stockholders’ equity	45,876	40,660	37,866	34,469	30,319
Book value per share	13.58	12.12	11.17	10.15	8.97

Common Stock Price:
High	$36.99	$32.35	$32.02	$29.59	$27.42
Low	30.31	28.81	27.16	21.64	19.05
Period End	35.56	31.42	31.08	29.45	23.44

(1)	Change in accounting principle is for a transitional goodwill impairment charge recorded in 2002 upon adoption of FAS 142, Goodwill and Other Intangible Assets.
(2)	For years ended December 31, 2003 and later, these balances are reflected in long-term debt in accordance with FIN 46R, Consolidation of Variable Interest Entities.

Placer Sierra Bancshares and Subsidiaries

(dollars in thousands, except per share amounts)

	Years Ended December 31,
	2006	2005	2004	2003	2002
For the Period:
Net interest income	$102,676	$83,517	$62,387	$58,508	$54,524
Provision for (credit to) allowance for loan and lease losses	—	—	560	(6)	(485)
Noninterest income	16,410	16,389	10,615	15,992	15,457
Noninterest expense	82,691	59,038	51,730	50,745	56,308
Net income	22,569	24,802	13,019	15,330	9,228
Basic earnings per common share	1.18	1.66	0.92	1.13	0.70
Diluted earnings per common share	1.16	1.63	0.90	1.13	0.70
Dividends declared per share	0.54	0.48	0.05	—	—

At Period End:
Securities available for sale	$151,167	$228,379	$249,916	$219,302	$222,766
Loans	1,846,729	1,375,486	1,294,264	952,798	876,407
Allowance for loan losses	22,328	16,714	16,200	13,343	12,450
Goodwill	215,957	103,260	101,329	72,639	72,639
Assets	2,648,968	1,860,462	1,779,415	1,396,946	1,405,595
Deposits	2,159,071	1,572,882	1,500,059	1,137,160	1,193,117
Junior subordinated deferrable interest debentures	51,167	53,611	53,611	38,146	38,146
Shareholders’ equity	404,087	209,281	191,641	164,894	148,690
Book value per share	17.97	13.91	12.88	12.05	11.09

Common Stock Price:
High	$28.55	30.50	28.44	—	—
Low	21.03	21.58	18.60	—	—
Period End	23.77	27.71	28.44	—	—

Comparative Per Common Share Data (Unaudited)

The following table shows, for the year ended December 31, 2006, selected per share information for Wells Fargo common stock on a historical and pro forma combined basis and for Placer Sierra common stock on a historical and pro forma equivalent basis. Except for the historical information, the information in the table is unaudited. You should read the data with the historical consolidated financial statements and related notes of Wells Fargo and Placer Sierra contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2006. See “Where You Can Find More Information” on page 63. Amounts are in U.S. dollars.

The Wells Fargo pro forma combined earnings per share were calculated by dividing (1) the sum of (a) Wells Fargo’s net income applicable to common stock plus (b) Placer Sierra’s net income applicable to common stock by (2) pro forma equivalent common shares. The Wells Fargo pro forma combined cash dividends per common share represent Wells Fargo historical cash dividends per common share. The Wells Fargo pro forma combined book value per share was calculated by dividing total combined Wells Fargo and Placer Sierra common stockholders’ equity by pro forma equivalent common shares. The Placer Sierra pro forma equivalent per common share amounts were calculated by multiplying the Wells Fargo pro forma combined per share amounts by an assumed exchange ratio of 0.8113. This is the exchange ratio that would result if the merger had been completed on April 23, 2007, the most recent day for information was available prior to the printing and mailing of this document, and there were a total of 22,601,533 shares of Placer Sierra common outstanding at the time of the merger. The actual exchange ratio will not be known until approximately a week before the merger. See “Placer Sierra Shareholders Will Receive Wells Fargo Stock for Their Placer Sierra Stock; the Exchange Ratio Will Not be Fixed Until Shortly Before the Merger” on page 4.

	Wells Fargo		Placer Sierra
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
Earnings Per Share For Year Ended December 31, 2006
Basic	$2.52	$2.51	$1.18	$2.04
Diluted	2.49	2.48	1.16	2.01

Cash Dividends Declared Per Share For Year Ended December 31, 2006	$1.08	1.08	0.54	0.88

Book Value Per Share At December 31, 2006	$13.58	13.63	17.97	11.06

RISK FACTORS

Before deciding whether to vote for approval of the merger agreement, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this document, including the discussion under “Risk Factors” in each company’s Annual Report on Form 10-K for the year ended December 31, 2006. See “Where You Can Find More Information” on page 63.

The exchange ratio will not be fixed until after the annual meeting.

The exchange ratio depends on the Wells Fargo Measurement Price, which is defined in the merger agreement as the volume weighted average of the daily volume weighted average price of a share of Wells Fargo common stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the 20 consecutive trading days ending on the fifth trading day immediately before the date the merger is completed, rounded to the nearest ten-thousandth. As a result, the vote on the proposal to approve the merger agreement will be held before the exchange ratio is known.

The Wells Fargo share price may fluctuate after the exchange ratio is fixed.

Any change in the price of Wells Fargo common stock after the exchange ratio is fixed will affect the value of the merger consideration that you will receive upon completion of the merger. Changes in the price of Wells Fargo common stock could result from a variety of factors, including general market and economic conditions, changes in Wells Fargo’s business, operations and prospects, and regulatory considerations.

There is no assurance when or even if the merger will be completed.

Completion of the merger is subject to satisfaction or waiver of a number of conditions. See “The Merger Agreement—Conditions to the Merger” on page 46. There can be no assurance that Placer Sierra and Wells Fargo will be able to satisfy the closing conditions or that closing conditions beyond their control, such as the absence of pending or threatened litigation or events that could reasonably be expected to have a material adverse effect on their respective businesses, will be satisfied or waived.

Placer Sierra and Wells Fargo can agree at any time to terminate the merger agreement, even if Placer Sierra shareholders have already voted to approve the merger agreement. Placer Sierra and Wells Fargo can also terminate the merger agreement under other specified circumstances.

The merger agreement limits Placer Sierra’s ability to pursue alternative transactions to the merger and may require Placer Sierra to pay a termination fee if it does.

The merger agreement prohibits Placer Sierra and its directors, officers, representatives and agents from soliciting, authorizing the solicitation of or, subject to very narrow exceptions, entering into discussions with any third party regarding alternative acquisition proposals. The prohibition limits Placer Sierra’s ability to pursue offers that may be superior from a financial point of view from other possible acquirers. If Placer Sierra receives an unsolicited proposal from a third party that the Placer Sierra board of directors determines in good faith to be superior from a financial point of view to that made by Wells Fargo and the merger agreement is terminated, Placer Sierra will be required to pay Wells Fargo a $17,500,000 termination fee. This fee makes it less likely that a third party will make an alternative acquisition proposal.

Placer Sierra’s directors and executive officers might have additional interests in the merger.

In deciding how to vote on the proposal to approve the merger agreement, you should be aware that Placer Sierra’s directors and executive officers might have interests in the merger as individuals that are different from, or in addition to, the interests of Placer Sierra shareholders generally. See “The Proposed Merger—Interests of Certain Placer Sierra Directors and Executive Officers in the Merger” on page 31.

The value of Wells Fargo common stock could be adversely affected to the extent Wells Fargo fails to realize the expected benefits of the merger.

The merger will involve the integration of the businesses of Placer Sierra and Wells Fargo. It is possible that the integration process could result in the loss of key Placer Sierra employees, the disruption of Placer Sierra’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Placer Sierra’s ability to maintain relationships with customers and employees. As with any bank merger, there also may be disruptions that cause Placer Sierra to lose customers or cause customers to take deposits out of Placer Sierra’s banks.

The market price of Wells Fargo common stock may be affected by factors different from those affecting Placer Sierra common stock.

Upon completion of the merger, holders of Placer Sierra common stock will become holders of Wells Fargo common stock. Some of Wells Fargo’s current businesses and markets differ from those of Placer Sierra and, accordingly, the financial results and condition of Wells Fargo after the merger may be affected by factors different from those currently affecting the financial results and condition of Placer Sierra. For information about the businesses of Wells Fargo and Placer Sierra and some factors to consider in connection with those businesses, see each company’s annual report on Form 10-K for the year ended December 31, 2006. See “Where You Can Find More Information” on page 63.

FORWARD-LOOKING STATEMENTS

This document, including information incorporated by reference, may contain forward-looking statements about Placer Sierra and Wells Fargo. Broadly speaking, forward-looking statements include:

•	projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, credit quality or other financial items;

•	descriptions of plans or objectives of management for future operations, products or services, including pending acquisitions;

•	forecasts of future economic performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements often include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will” or similar expressions.

Do not unduly rely on forward-looking statements. They are expectations about the future and are not guarantees. Forward-looking statements speak only as of the date of the document in which they are made. Neither Wells Fargo nor Placer Sierra undertakes to update forward-looking statements to reflect changes that occur after that date.

There are several factors—many beyond the control of Wells Fargo and Placer Sierra—that could cause results to differ from expectations. Some of these factors are described in “Risk Factors” beginning on page 14. Other factors are described in Wells Fargo’s and Placer Sierra’s reports filed with the SEC, including under “Risk Factors” in their respective Annual Reports on Form 10-K for the year ended December 31, 2006. See “Where You Can Find More Information” on page 63.

THE PLACER SIERRA SHAREHOLDER MEETING

Time, Date and Place

The Placer Sierra annual meeting of shareholders is scheduled to be held on May 31, 2007 at 10:00 a.m., Pacific time, at the Hyatt Regency Sacramento, 1209 L Street, Sacramento, California 95814.

At the Placer Sierra annual meeting, Placer Sierra shareholders will be asked:

•	to consider and vote upon a proposal to approve the merger agreement;

•

to consider and vote upon a proposal to grant discretionary authority to adjourn the annual meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement;

•	to elect nine directors for a one-year term and until their successors are elected and qualified;

•	to ratify the appointment by the Audit Committee of Perry-Smith LLP as Placer Sierra’s independent public accountants for the fiscal year ending December 31, 2007; and

•	to consider and vote upon other matters properly brought before the annual meeting.

At this time, the Placer Sierra board of directors is unaware of any matters, other than set forth above, that may be presented for action at its annual meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Additional information with respect to the election of Placer Sierra directors and the ratification of the selection of Placer Sierra’s independent public accountants is set forth in this document in the section entitled “Other Matters to be Considered at the Placer Sierra Annual Meeting” beginning on page 68.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on April 5, 2007 has been fixed by the Placer Sierra board of directors as the record date for the determination of holders of Placer Sierra common stock entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. At the close of business on the record date, there were 22,601,533 shares of Placer Sierra common stock outstanding and entitled to vote held by 276 holders of record. Each share of Placer Sierra common stock entitles the holder to one vote at the annual meeting on all matters properly presented at the meeting.

How to Vote Your Shares

Placer Sierra shareholders of record may vote by mail or by attending the meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Any Placer Sierra shareholder executing a proxy may revoke it at any time before it is voted by:

•	delivering prior to the shareholders’ meeting a written notice of revocation addressed to Angelee J. Harris, Corporate Secretary, 525 J Street, Sacramento, California 95814; or

•	submitting prior to the shareholders’ meeting a properly executed proxy with a later date; or

•	attending the shareholders’ meeting and voting in person.

Attendance at the shareholders’ meeting will not, in and of itself, constitute revocation of a proxy.

Each proxy returned (and not revoked) will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, your shares will be voted in favor of the relevant proposal; provided, however, that if you vote against the merger agreement, and do not provide instruction on voting for the adjournment proposal, your shares will not be voted in favor of adjourning the meeting to solicit additional votes on the merger agreement.

Dissenters’ Rights

For a description of the right of Placer Sierra shareholders to dissent from the merger and to receive cash for their Placer Sierra common stock, see “The Proposed Merger—Dissenters’ Rights for Placer Sierra Shareholders” on page 35.

Vote Required

A quorum, consisting of the holders of a majority of the shares of Placer Sierra common stock entitled to vote, must be present in person or by proxy before any action may be taken at the annual meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

The affirmative vote of the holders of a majority of the shares of Placer Sierra common stock outstanding and entitled to vote is necessary to approve the merger agreement. The affirmative vote of the holders of a majority of the shares of Placer Sierra common stock present in person or by proxy at the Placer Sierra annual meeting and entitled to vote is required to approve the proposal to grant discretionary authority to adjourn the annual meeting, if necessary, to permit further solicitation of proxies and to ratify Perry-Smith LLP as independent public accountants. In the election of directors, the nine director nominees receiving the most number of votes will be elected.

The failure to vote, either by proxy or in person, will have the effect of a vote against the merger agreement. The failure to vote will have no effect on the proposal to elect directors, the proposal to ratify Perry-Smith LLP as independent public accountants, or the proposal to adjourn the meeting to solicit additional votes. Abstentions will have the same effect as a vote against the proposal to approve the merger agreement but will have no effect on the proposal to elect directors, the proposal to ratify Perry-Smith LLP as independent public accountants or the proposal to adjourn the meeting to solicit additional votes.

“Broker non-votes,” if any, that are submitted by brokers or nominees in connection with the Placer Sierra annual meeting, will count as votes “against” the proposal to approve the merger agreement, but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the person entitled to vote those shares and the broker or nominee does not have discretionary voting power under applicable rules.

Brokers cannot vote the shares that they hold beneficially either for or against the merger agreement without specific instructions from the person who beneficially owns the shares. Therefore, if your shares are held by a broker and you do not give your broker instructions on how to vote your shares, this will have the same effect as voting against the merger agreement.

As of the record date, the directors and executive officers of Placer Sierra owned approximately 8.3% of the outstanding shares of Placer Sierra common stock entitled to vote at the Placer Sierra annual meeting. All of the directors and certain executive officers of Placer Sierra, collectively holding approximately 6.1% of the outstanding shares of Placer Sierra common stock entitled to vote at the annual meeting, have entered into voting agreements with Wells Fargo pursuant to which they have agreed to vote all of their shares in favor of approval of the merger agreement. See “Other Matters to be Considered at the Placer Sierra Annual Meeting—Stock Ownership” on page 104 and “The Proposed Merger—Voting Agreements” on page 40.

As of the close of business on the record date for the annual meeting, Wells Fargo beneficially owned less than 1% of the outstanding shares of Placer Sierra common stock.

Solicitation of Proxies

Placer Sierra will pay for the costs of mailing this proxy statement-prospectus to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of Placer Sierra and its subsidiaries may solicit proxies from shareholders in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Placer Sierra will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Placer Sierra has retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist it in the solicitation of proxies. The fee payable to such firm in connection with the merger is $6,000, plus $4.50 per incoming and outgoing telephone contact and telecom charges, plus reimbursement for reasonable out-of-pocket expenses.

Recommendation of the Placer Sierra Board of Directors

The Placer Sierra board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Placer Sierra’s reasons for the merger described in this document, the Placer Sierra board of directors believes that the merger is in the best interests of Placer Sierra and its shareholders. Accordingly, the Placer Sierra board of directors unanimously recommends that Placer Sierra shareholders vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the annual meeting, if necessary, to solicit additional votes in favor of the merger agreement. The Placer Sierra board of directors also unanimously recommends a vote “FOR” the election of the nine (9) directors described herein and “FOR” the proposal to ratify Perry-Smith LLP as independent public accountants for 2007. See “The Proposed Merger—Placer Sierra’s Reasons for the Merger and Recommendation of the Placer Sierra Board” on page 22 and “Other Matters to be Considered at the Placer Sierra Annual Meeting” beginning on page 68.

THE PROPOSED MERGER

The following discussion provides material information about the proposed merger. The discussion may not have all the information that is important to you, and it is qualified in its entirety by reference to the appendices to this document, including the merger agreement attached as Appendix A. We urge you to carefully read this entire document, including the appendices, for a more complete understanding of the merger.

Merger Structure

In the proposed merger, a wholly owned subsidiary of Wells Fargo, formed for the purpose of the merger, will merge with and into Placer Sierra. Placer Sierra will survive the merger as a wholly owned subsidiary of Wells Fargo. Each share of Placer Sierra common stock outstanding at the time of the merger will be automatically converted into the right to receive shares of Wells Fargo common stock based on a formula set forth in the merger agreement.

Merger Consideration

For Shares of Placer Sierra Common Stock. The merger agreement provides that, at the completion of the merger, each share of Placer Sierra common stock outstanding immediately before the merger (other than shares as to which statutory dissenters’ appraisal rights have been exercised and subject to other customary exceptions as specified in the merger agreement) will be converted into the right to receive shares of Wells Fargo common stock based on a formula set forth in the merger agreement. We sometimes refer to the number of shares of Wells Fargo common stock to be exchanged for each share of Placer Sierra common stock as the “exchange ratio.” The exchange ratio will be determined based on the “Wells Fargo Measurement Price,” defined in the merger agreement as the volume weighted average of the daily volume weighted average price of a share of Wells Fargo common stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the 20 consecutive trading days ending on the fifth trading day immediately before the date the merger is completed, rounded to the nearest ten-thousandth.

•	If the Wells Fargo Measurement Price is equal to or less than $32.5783, then the exchange ratio will be 0.8595.

•	If the Wells Fargo Measurement Price is equal to or greater than $39.8179, then the exchange ratio will be 0.7032.

•

If the Wells Fargo Measurement Price is greater than $32.5783 but less $39.8179, then the exchange will be determined by dividing $28 by the Wells Fargo Measurement Price, with the quotient rounded to the nearest ten-thousandth.

If the Wells Fargo Measurement Price is equal to or less than $29.32047, and other specified conditions are met, Placer Sierra will have the right not to complete the merger unless Wells Fargo elects to increase the exchange ratio as specified in the merger agreement. See “The Merger Agreement—Termination of the Merger Agreement” on page 46. Once the exchange ratio is fixed, it will not be adjusted to reflect changes in the price of Wells Fargo common stock.

If the total number of shares of Wells Fargo common stock to be received in the merger by a Placer Sierra shareholder does not equal a whole number, the shareholder will receive cash instead of the partial share. The amount of cash will equal the partial share amount multiplied by the Wells Fargo Measurement Price.

For Placer Sierra Stock Options. The merger agreement also provides that, at the completion of the merger, each option to purchase Placer Sierra common stock granted by Placer Sierra (or, in the case of stock options of acquired entities, assumed by Placer Sierra) under any stock plan which is outstanding and unexercised immediately before the merger will become fully vested and exercisable and will be converted into an option to purchase Wells Fargo common stock exercisable on the same terms that applied to the option to purchase Placer Sierra common stock except:

•

the number of Wells Fargo shares subject to the new option will equal the number of Placer Sierra shares subject to the Placer Sierra option multiplied by the exchange ratio, rounded down to the nearest share; and

•	the exercise price per share of the new option will equal the exercise price per share of the Placer Sierra option divided by the exchange ratio, rounded down to the nearest cent.

Adjustments for Changes in Capitalization. If before the merger is completed the outstanding shares of Wells Fargo are increased or decreased in number or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, reclassification, recapitalization, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the exchange ratio.

Background of the Merger

Placer Sierra has periodically considered the possibility of various forms of strategic alternatives, including potential business combinations with a variety of financial institutions, as well as various strategies for maximizing its performance as an independent company. Placer Sierra from time to time evaluates the potential benefits of various business combinations and assesses the potential strategic fit with institutions based on, among other things, their lines of business, prospects, management and geographic location.

On August 30, 2006, management met with representatives from RBC Capital Markets Corporation to discuss Placer Sierra’s strategic alternatives, the mergers and acquisitions market environment, valuation issues and potential partners. Based on discussions, RBC was asked to approach on an anonymous basis a short list of potential acquirors, as well as certain other parties who in the past had indicated an interest to enter into preliminary discussions, to determine the level of interest in Placer Sierra.

On September 25, 2006, a Wells Fargo representative met in Sacramento with Frank J. Mercardante, Placer Sierra’s Chairman and Chief Executive Officer, and David E. Hooston, Placer Sierra’s Chief Financial Officer, and expressed interest in acquiring Placer Sierra. RBC subsequently contacted Wells Fargo on behalf of Placer Sierra’s management, and Placer Sierra executed a non-disclosure agreement on October 17, 2006 with Wells Fargo in order to share information and facilitate further discussions. On November 18, 2006, Wells Fargo orally discussed a proposal to acquire Placer Sierra and expressed a desire to meet with senior management and move directly to due diligence and negotiation of a definitive agreement.

Placer Sierra requested Wells Fargo to provide a written proposal so it could be considered by the Placer Sierra board. Wells Fargo provided a written proposal on November 27, 2006, and the Placer Sierra board considered the proposal on November 28, 2006 at a special meeting. At that special meeting, following review by Placer Sierra’s legal counsel of the directors’ fiduciary responsibilities in considering a potential acquisition of Placer Sierra, RBC explained the general financial terms of the proposed merger, including the merger consideration to be paid to shareholders of Placer Sierra and how the exchange ratio would be determined. RBC also addressed other issues including the operating history and market perception of Wells Fargo, the integration and cultural fit of the two institutions, their dividends and stock price history and liquidity, and Wells Fargo’s valuation compared to other companies in the financial services industry. Following extensive discussions among the directors concerning the potential benefits and risks of the proposed merger, the Placer Sierra board authorized management to negotiate a non-binding proposal and to proceed with the due diligence process.

On December 1, 2006, Placer Sierra senior management met with Wells Fargo representatives for top level discussions and preliminary due diligence. After that meeting, management and RBC continued to negotiate a written non-binding proposal from Wells Fargo. On December 8, 2006, Wells Fargo and Placer Sierra signed the non-binding proposal.

During the week of December 11, 2006, Wells Fargo conducted on-site due diligence on Placer Sierra, and senior management of the two companies discussed various issues relating to the proposed merger, including the integration of operations, conversion of technology systems, personnel and severance issues, and other related matters. Starting the week of December 18, 2006, Placer Sierra and its advisors conducted due diligence on Wells Fargo.

On December 20, 2006, Placer Sierra received a draft of the merger agreement. Placer Sierra’s board met on December 21, 2006 to review the proposed terms of the merger agreement and the fairness, from a financial point of view, of such a transaction to Placer Sierra shareholders. RBC and Placer Sierra’s legal advisors were present to review, discuss and answer questions relating to the terms of the proposed merger. At the meeting, RBC discussed with the board:

•	the merger consideration to be paid to shareholders of Placer Sierra, including the collar and formula to be used to determine the share exchange ratio;

•	the treatment of outstanding stock options and warrants at the effective time of the proposed merger;

•	the right of Placer Sierra under the merger agreement to terminate the merger agreement if specified events were to occur;

•	the proposed break-up fee payable by Placer Sierra to Wells Fargo if the merger agreement is terminated under specified circumstances;

•	the business opportunities afforded by the proposed merger; and

•	the results of due diligence conducted on Wells Fargo by Placer Sierra’s management and counsel as of that date.

The Placer Sierra board then recessed its meeting and agreed to reconvene later. During the period from December 20, 2006 to January 8, 2007, management and counsel for Placer Sierra and Wells Fargo negotiated the terms of a proposed merger agreement and other ancillary documents. When the Placer Sierra board reconvened on January 8, 2007, Placer Sierra’s senior management, its legal advisors and RBC again reviewed with the board the reasons for and the potential benefits and risks of a business combination with Wells Fargo:

•

RBC presented to the board the financial terms of the proposed merger and its oral opinion that the consideration to be received by Placer Sierra shareholders in the proposed merger was fair from a financial point of view; and

•

Placer Sierra’s legal counsel updated the board on the status of negotiations and related matters, including the completion of due diligence on Wells Fargo, a review of the key provisions of the merger agreement and any open issues to be resolved, and reviewed with the directors their fiduciary duties and responsibilities in a transaction of this type.

After discussing and considering in detail the merger agreement and the factors discussed below under “Placer Sierra’s Reasons for the Merger and Recommendation of the Placer Sierra Board,” the Placer Sierra directors, all of whom were present in person or by telephone, unanimously adopted the merger and the merger agreement (with certain details unrelated to the merger consideration or other material terms of the merger to be worked out by senior management prior to signing), and voted unanimously to recommend that Placer Sierra shareholders approve the merger agreement.

Counsel for Placer Sierra and Wells Fargo then negotiated the precise wording of the terms of the merger agreement. All substantive issues were resolved by the next day, January 9, 2007.

Late in the afternoon of January 9, 2007, Placer Sierra and Wells Fargo executed the merger agreement and certain related agreements, and publicly announced the proposed merger.

Placer Sierra’s Reasons for the Merger and Recommendation of the Placer Sierra Board

The Placer Sierra board of directors believes that the terms of the merger agreement are advisable and fair to, and in the best interests of, Placer Sierra and its shareholders. Accordingly, the Placer Sierra board of directors has unanimously approved the merger agreement and unanimously recommends that the Placer Sierra shareholders vote “FOR” approval of the merger agreement.

In the course of reaching its determination, the Placer Sierra board of directors consulted with legal counsel with respect to their legal duties and the terms of the merger agreement. The board members also consulted with Placer Sierra’s financial advisor with respect to the financial aspects of the transaction and the fairness of the exchange ratio from a financial point of view.

The following discussion of the information and factors considered by the Placer Sierra board is not intended to be exhaustive, but does include the material factors considered. In reaching its determination that the merger is advisable and fair to, and in the best interests of, Placer Sierra and its shareholders, the Placer Sierra board considered the following:

•	information concerning the financial performance, condition and business operations of Wells Fargo;

•	the anticipated positive effect of the merger on Placer Sierra’s existing shareholders, customers, employees and communities;

•	the valuation of Placer Sierra on a stand-alone basis as compared to the prospects for enhanced value of the combined entity in the future;

•

the strategic options available to Placer Sierra and management’s and the board’s assessment that none of these options, including remaining independent, is likely to present an opportunity to create value for the Placer Sierra shareholders that is greater than that created by the proposed merger with Wells Fargo;

•

the Placer Sierra board of directors’ review of the historical market prices and trading volumes for Placer Sierra’s and Wells Fargo’s common stock and the exchange ratio of Wells Fargo common stock to be received by Placer Sierra shareholders for each share of Placer Sierra common stock owned by them;

•

the terms of the merger agreement, which provide the board with an ability to respond to and negotiate an unsolicited offer after having consulted with and considered the advice of its outside counsel, and having determined, in good faith, that the failure to provide information to or engage in negotiations or discussions would cause a breach of the board’s fiduciary duties to Placer Sierra’s shareholders under applicable law;

•

the financial presentation of RBC Capital Markets Corporation, Placer Sierra’s independent financial advisor, and the opinion of RBC that, as of the date of such opinion, the exchange ratio was fair from a financial point of view to the holders of Placer Sierra common stock (see “Opinion of Placer Sierra’s Financial Advisor” below);

•

the closing conditions in the merger agreement and the likelihood that the merger would be approved by the requisite regulatory authorities and that the merger agreement would be approved by Placer Sierra’s shareholders;

•	the fact that the exchange of Placer Sierra common stock for Wells Fargo common stock in a merger will generally be a tax deferred transaction to Placer Sierra’s shareholders; and

•	the treatment of outstanding Placer Sierra stock options and Placer Sierra warrants at the effective time of the proposed merger.

In addition to taking into account the foregoing factors, Placer Sierra’s board also considered the following potentially negative factors in reaching its decision to approve the merger agreement:

•	the possibility that another acquiror would be willing to pay a higher price sometime in the future; and

•	the possible effect of the public announcement of the transaction on the continuing commitment of Placer Sierra’s management, employees and customers pending the consummation of the merger.

The foregoing discussion of the information and factors considered by the Placer Sierra board includes the primary material factors that the board considered. In view of the variety of factors considered in connection with its evaluation of the merger, the board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, although individual directors may have given different weights to different factors. The board considered all of the factors as a whole and considered the factors in their totality to be favorable to, and to support the decision to approve, the merger agreement and the merger and to recommend their approval to the Placer Sierra shareholders.

The Placer Sierra board of directors has approved the merger agreement and believes that the merger is advisable and fair to, and in the best interests of, Placer Sierra and its shareholders. Accordingly, the Placer Sierra board of directors unanimously recommends that Placer Sierra’s shareholders vote “FOR” approval of the merger agreement.

Wells Fargo’s Reasons for the Merger

The merger will enable Wells Fargo to expand and strengthen its retail and commercial banking presence in the Northern, Central and Southern California regions, and is consistent with Wells Fargo’s strategy of pursuing fill-in acquisitions to better serve its current banking communities.

In approving the proposed merger, the Wells Fargo board considered, among other things:

•	the excellent reputation of Placer Sierra for retail and commercial banking and other financial services;

•	the increase in the number of locations from which to offer financial products and services to the combined customer bases of Wells Fargo and Placer Sierra;

•	the ability of the combined company to offer a broader array of products and services to Placer Sierra’s customers;

•	the complementary strengths of the two organizations; and

•	Wells Fargo management’s prior record of successfully integrating acquired financial institutions.

Opinion of Placer Sierra’s Financial Advisor

As described in greater detail under “Background of the Merger” above, beginning in the summer of 2006, Placer Sierra’s management worked informally with RBC Capital Markets Corporation in considering Placer Sierra’s strategic alternatives. By agreement dated December 14, 2006, Placer Sierra retained RBC as its exclusive financial adviser in connection with a possible business combination involving another financial institution. As part of its investment banking business, RBC is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate or other purposes.

On January 8, 2007, the board of directors of Placer Sierra met to evaluate the proposed merger with Wells Fargo. At this meeting, in accordance with the terms of its engagement letter with Placer Sierra, RBC, on the basis of its analyses and review and in reliance on the accuracy and completeness of the information furnished to it and subject to the limitations, qualifications and assumptions noted below and in the full text of its opinion, rendered its oral opinion (subsequently confirmed in writing) that, as of January 8, 2007, the exchange ratio was fair from a financial point of view to the shareholders of Placer Sierra. Except as otherwise disclosed in this proxy statement-prospectus, there were no limitations imposed by Placer Sierra on RBC in connection with its rendering of the fairness opinion.

RBC’s opinion spoke only as of the date thereof, was based on the conditions as they existed and information which had been supplied as of the date thereof, and was without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date.

Although subsequent developments could affect its opinion, unless mutually agreed by Placer Sierra and RBC, RBC does not have any obligation to update, revise or reaffirm its opinion. Without limiting the generality of the foregoing, because RBC’s opinion is based on the conditions existing at the date of its opinion, which would have yielded an exchange ratio determined by dividing $28.00 by the Wells Fargo Measurement Price, RBC has not rendered any opinion as to whether an exchange ratio based on a Wells Fargo Measurement Price less than or equal to $32.5783 would be fair to Placer Sierra’s shareholders from a financial point of view.

The full text of RBC’s written fairness opinion, which sets forth a description of the procedures followed, the assumptions made, matters considered, areas of reliance on others, and qualifications and limitations on the review undertaken in connection with the opinion, is included in this proxy statement as Appendix B and is incorporated herein by reference. You should read RBC’s opinion in its entirety. You should also consider the following when reading the discussion of RBC’s opinion in this document:

•	RBC’s opinion was prepared for the information and assistance of Placer Sierra’s board of directors in connection with its consideration of the merger;

•	RBC’s opinion is directed only to the exchange ratio and does not constitute a recommendation to any Placer Sierra shareholder as to how such shareholder should vote on the proposed transaction;

•

RBC’s opinion does not address the relative merits of the merger and the other business strategies considered by the Placer Sierra board of directors, nor does it address the board’s decision to proceed with the merger;

•	RBC expressed no opinion as to the prices at which the Placer Sierra common stock or the Wells Fargo common stock will actually trade at any time; and

•

The summary information regarding RBC’s opinion and the procedures followed in rendering such opinion set forth in this proxy statement-prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at the opinion, RBC, among other things:

•	reviewed and analyzed the financial terms in the draft merger agreement dated as of January 8, 2007, including the draft disclosure schedules thereto;

•

solicited interest, with Placer Sierra’s consent, from certain prospective candidates to an alternative transaction to the merger with Wells Fargo selected by Placer Sierra, and analyzed their responses;

•

reviewed and analyzed certain publicly available financial and other data with respect to Placer Sierra and Wells Fargo and certain other historical operating data relating to Placer Sierra and Wells Fargo made available to RBC from published sources and from the internal records of Placer Sierra and Wells Fargo;

•

conducted discussions with members of the management of Placer Sierra with respect to the business prospects and financial outlook of Placer Sierra independently and as combined, including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger;

•	conducted discussions with members of the management of Wells Fargo with respect to the business prospects and financial outlook of Wells Fargo independently and as combined;

•	received and reviewed financial forecasts prepared by Placer Sierra’s management on the potential future performance of Placer Sierra as a stand-alone entity;

•	reviewed publicly available materials and analysts’ reports with respect to the business and financial outlook of Placer Sierra;

•	reviewed publicly available materials and analysts’ reports with respect to the business and financial outlook of Wells Fargo;

•	reviewed the reported prices and trading activity for Placer Sierra common stock and Wells Fargo common stock;

•	compared the financial performance of Placer Sierra and the price of Placer Sierra common stock with those of certain other publicly traded companies and their securities that RBC deemed relevant;

•	compared the financial performance of Wells Fargo and the price of Wells Fargo common stock with those of certain other publicly traded companies and their securities that RBC deemed relevant;

•	reviewed the financial terms, to the extent publicly available, of certain merger transactions that RBC deemed relevant; and

•	conducted such other analyses and examinations and considered such other financial, economic and market criteria as RBC deemed necessary in arriving at its opinion.

In performing its review and arriving at its opinion, RBC with Placer Sierra’s consent assumed and relied upon, without independent verification, the accuracy and completeness of all the financial, legal, tax, operating, regulatory and other information provided to RBC by Placer Sierra and Wells Fargo (including, without limitation, the financial statements and related notes thereto of Placer Sierra and Wells Fargo, as well as other publicly available information with respect to Placer Sierra and Wells Fargo). RBC did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the respective assets or liabilities, contingent or other, of Placer Sierra or Wells Fargo, and RBC was not furnished with any such valuations or appraisals. RBC did not express any opinion regarding the liquidation value of any entity. In addition and with Placer Sierra’s consent, RBC (i) did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Placer Sierra or Wells Fargo, (ii) did not make an independent evaluation of the adequacy of the allowance for loan losses of Placer Sierra or Wells Fargo, and (iii) did not review the individual credit files relating to Placer Sierra or Wells Fargo. RBC assumed, with Placer Sierra’s consent, that the respective allowances for loan losses will be adequate on a pro forma basis for the combined entity. Additionally, RBC has not been asked to, and did not, consider the possible effects of any litigation or other legal claims. With respect to all legal matters relating to Placer Sierra and Wells Fargo, RBC has relied on the advice of legal counsel to Placer Sierra.

For purposes of rendering its opinion, RBC assumed that, in all respects material to its analyses:

•

The data and discussions relating to the business prospects and financial outlook of Placer Sierra and Wells Fargo have been reasonably prepared and reflect the best currently available estimates and judgments of the management of Placer Sierra and Wells Fargo;

•	The merger will be consummated in accordance with the terms of the merger agreement, without amendments thereto or waiver by any party of any conditions or obligations thereunder;

•	The representations and warranties of each party in the merger agreement are true and correct;

•	Each party to the merger agreement will perform all of the covenants and agreements required to be performed by such party in such document;

•

The transaction will qualify as a tax-free reorganization for United States federal income tax purposes and all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Placer Sierra or Wells Fargo, or on the anticipated benefits of the merger; and

•

There has been no material change in Placer Sierra’s or Wells Fargo’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to RBC.

RBC’s opinion is not an expression of an opinion as to the prices at which shares of Placer Sierra common stock or Wells Fargo common stock will trade following the announcement of the merger or the actual value of the Wells Fargo common stock when issued pursuant to the merger, or the prices at which the Wells Fargo common stock will trade following the completion of the merger.

In connection with rendering its fairness opinion to the board of directors of Placer Sierra, RBC performed a variety of financial analyses. The following is a summary of such analyses, but does not purport to be a complete description of the RBC analyses. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. RBC believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying RBC’s opinion. In arriving at its opinion, RBC did not attribute any particular weight to any analysis or factor considered by it, but instead made qualitative judgments as to the significance and relevance of each analysis and factor.

In performing its analyses, RBC made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Placer Sierra, Wells Fargo or RBC. Any estimates contained in RBC’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. No company or transaction utilized in RBC’s analyses was identical to Placer Sierra or Wells Fargo or the merger. Because such estimates are inherently subject to uncertainty, RBC assumes no responsibility for their accuracy.

The financial forecast information furnished to RBC by Placer Sierra was prepared by Placer Sierra management. As a matter of policy, Placer Sierra does not publicly disclose internal management forecasts, projections or estimates of the type furnished to RBC in connection with its analysis of the merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of Placer Sierra management, including, without limitation, general economic, regulatory and competitive conditions. Therefore, actual results may vary significantly from the projections.

Summary of Proposal. Pursuant to the merger agreement, a wholly owned subsidiary of Wells Fargo will merge with and into the Placer Sierra. In the merger, each share of common stock of Placer Sierra outstanding immediately prior to the merger (subject to customary exceptions specified in the merger agreement) will be converted into a number of shares of common stock of Wells Fargo (the “exchange ratio”) calculated by reference to the Wells Fargo Measurement Price, as defined below, as follows:

(i)	if the Wells Fargo Measurement Price is equal to or less than $32.5783, then the exchange ratio will be 0.8595;

(ii)	if the Wells Fargo Measurement Price is greater than $32.5783 but less than $39.8179, the exchange ratio will be the quotient determined by dividing $28 by the Wells Fargo Measurement Price (such quotient to be rounded to the nearest ten-thousandth), and

(iii)	if the Wells Fargo Measurement Price is greater to or equal to $39.8179, then the exchange ratio will be 0.7032.

Outstanding options to purchase shares of Placer Sierra common stock will be converted into options to purchase shares of Wells Fargo common stock based on terms specified in the merger agreement. The “Wells Fargo Measurement Price” is defined as the volume weighted average of the daily volume weighted average price of a share of Wells Fargo common stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the 20 consecutive trading days ending on the fifth trading day immediately prior to the completion of the merger rounded to the nearest ten-thousandth. The terms and conditions of the merger are set forth more fully in the merger agreement.

RBC’s analysis is based on the per share merger consideration of $28.00 as of January 4, 2007, Placer Sierra’s financial information as of September 30, 2006 and Placer Sierra’s 2006 estimated earnings per share of

$1.23 per First Call. The aggregate consideration of $644.7 million is based on 22,492,188 common shares outstanding, 1,334,737 options with a weighted average exercise price (“WAEP”) of $18.82 and warrants outstanding in respect of 118,104 shares with a WAEP of $5.75 as of December 31, 2006.

Stock Trading History. RBC reviewed the history of reported trading prices and trading volumes for Placer Sierra common stock and Wells Fargo common stock and the relationship between the movements in each of Placer Sierra’s and Wells Fargo’s common stock relative to movements in certain stock indices, including the S&P 500 Index, the Nasdaq Banking Index, and the median performance of a peer group of selected publicly traded California-based banking companies. For the one-year period ended January 4, 2007, the performance of Wells Fargo, Placer Sierra and the indices mentioned were as follows:

1 Year
Wells Fargo	+13.5%
Wells Fargo Peers Index	+13.5%
Placer Sierra	(-16.1%)
Placer Sierra Peers Index	(-0.4%)
S&P 500 Index	+11.4%
Nasdaq Banking index	+9.9%

Discounted Cash Flow Valuation. RBC performed a discounted cash flow valuation to estimate a range of present values per share of Placer Sierra assuming Placer Sierra continued to operate as a stand-alone entity. RBC calculated the theoretical aggregate per share value of Placer Sierra based on the present value of (i) an initial distribution to shareholders to reduce the tangible equity to tangible assets ratio of Placer Sierra to 6%, (ii) implied dividends per share over a five-year period, assuming Placer Sierra could dividend out all current earnings as long as its ratio of tangible equity to tangible assets remained at 6%, and (iii) the terminal value, or the theoretical value of Placer Sierra at the end of the five-year period, or calendar year 2011. RBC based the projected earnings per share of Placer Sierra common stock on internal management estimates, which include certain earnings initiatives currently in process at Placer Sierra. The terminal values are based upon a range of earnings multiples at which similarly sized banking institutions could be expected to trade over the long term of 12 to 14 times earnings. RBC used a range of discount rates of 11% to 13%, which it deemed appropriate for a company with Placer Sierra’s risk characteristics. RBC determined that the implied per share value of Placer Sierra ranged from $19.43 to $23.56 based on the earnings multiple assumptions for the terminal value as summarized below:

Discount Rate		Terminal Multiples
	12x	13x	14x
11%	$20.97	$22.27	$23.56
12%	$20.18	$21.42	$22.66
13%	$19.43	$20.62	$21.80

The results of the discounted cash flow analysis using implied dividends does not purport to reflect the absolute per share value range for Placer Sierra. Discounted cash flow analysis is a widely used valuation method, but the results of this method are highly dependent upon numerous assumptions, including earnings growth rates, dividend payout rates, multiples to terminal earnings and discount rates.

Comparable Public Company Analysis. RBC reviewed certain financial, operating and stock market performance data of 10 publicly traded banks headquartered in the West Coast (California, Oregon & Washington), each with total assets between $1.0 billion and $7.5 billion using financial and operating data as of September 30, 2006 (most recent publicly available data). The selected companies were as follows:

•	Capital Corp of the West (Merced, California)

•	Cascade Bancorp (Bend, Oregon)

•	Columbia Banking System, Inc. (Tacoma, Washington)

•	CVB Financial Corp. (Ontario, California)

•	First Community Bancorp (Rancho Santa Fe, California)

•	Heritage Commerce Corp (San Jose, California)

•	Pacific Capital Bancorp (Santa Barbara, California)

•	Umpqua Holdings Corporation (Portland, Oregon)

•	Vineyard National Bancorp (Corona, California)

•	Westamerica Bancorporation (San Rafael, California)

RBC analyzed the relative performance and value of Placer Sierra by comparing certain publicly available financial data of Placer Sierra with that of the selected companies, including tangible equity to tangible assets, loans to deposits, return on average assets, return on average equity, market price to last 12 months earnings per share, market price to 2006 estimated earnings per share, market price to book value and market price to tangible book value. All stock prices were closing prices as of January 4, 2007. The analyses yielded the following comparison of the medians for the peer companies with Placer Sierra, respectively:

	Placer Sierra Peers Median		Placer Sierra
Tangible equity to tangible assets	6.8%		6.4%
Loans to deposits	89.1%		95.8%
Return on average assets (last 12 months)	1.4%		1.0%
Return on average equity (last 12 months)	17.2%		8.1%
Market price to last 12 months earnings per share	16.0	x	18.2	x
Market price to estimated 2006 earnings per share	16.0	x	19.2	x
Market price to estimated 2007 earnings per share	15.6	x	16.9	x
Market price to book value per share	250%		133%
Market price to tangible book value per share	305%		339%

RBC performed similar analyses with respect to Wells Fargo. RBC reviewed and compared certain financial, operating and stock performance data of Wells Fargo with 16 publicly traded national banks with total assets between $52.0 billion and $1,746.2 billion. This peer analysis also utilized financial and operating data as of September 30, 2006 (most recent publicly available data). The selected companies were as follows:

•	Bank of America Corporation (Charlotte, North Carolina)

•	BB&T Corporation (Winston-Salem, North Carolina)

•	Citigroup Inc. (New York, New York)

•	Comerica Incorporated (Detroit, Michigan)

•	Fifth Third Bancorp (Cincinnati, Ohio)

•	JPMorgan Chase & Co. (New York, New York)

•	KeyCorp (Cleveland, Ohio)

•	Marshall & Ilsley Corporation (Milwaukee, Wisconsin)

•	M&T Bank Corporation (Buffalo, New York)

•	National City Corporation (Cleveland, Ohio)

•	PNC Financial Services Group, Inc. (Pittsburgh, Pennsylvania)

•	Regions Financial Corporation (Birmingham, Alabama)

•	SunTrust Banks, Inc. (Atlanta, Georgia)

•	U.S. Bancorp (Minneapolis, Minnesota)

•	UnionBanCal Corporation (San Francisco, California)

•	Wachovia Corporation (Charlotte, North Carolina)

RBC analyzed the relative performance and value of Wells Fargo by comparing certain publicly available financial data of Wells Fargo with that of the selected companies, including tangible equity to tangible assets, return on average assets, return on average equity, market price to last 12 months earnings per share, market price to 2006 and 2007 estimated earnings per share, market price to book value and market price to tangible book value. All stock prices were closing prices on January 4, 2007. The analysis yielded the following comparison of the medians for the peer companies with those for Wells Fargo, respectively:

	Wells Fargo Peers Median		Wells Fargo
Tangible equity to tangible assets	5.7%		7.0%
Return on average assets (last 12 months)	1.4%		1.7%
Return on average equity (last 12 months)	15.1%		19.7%
Market price to last 12 months earnings per share	13.4	x	14.8	x
Market price to estimated 2006 earnings per share	13.1	x	14.4	x
Market price to estimated 2007 earnings per share	12.8	x	13.1	x
Market price to book value per share	188%		269%
Market price to tangible book value per share	303%		365%

Analysis of Selected Merger Transactions. RBC reviewed the proposed consideration paid, or proposed to be paid, in other merger transactions and compared the consideration to be received in the merger to national bank transactions announced since January 1, 2003. Specifically, RBC reviewed eight acquisitions involving national banks. Total deal values for the national bank transactions were between $500 million and $1.0 billion. These transactions were as follows:

Acquirer	Target
Rabobank Nederland (Netherlands)	Mid-State Bancshares (California)
BB&T Corporation (North Carolina)	Main Street Banks, Inc. (Georgia)
Marshall & Iisley Corporation (Wisconsin)	Gold Banc Corporation, Inc. (Kansas)
Banco Bilbao Vizcaya Argentaria (Spain)	Laredo National Bancshares, Inc. (Texas)
Huntington Bancshares Incorporation (Ohio)	Unizan Financial Corporation (Ohio)
North Folk Bancorporation, Inc. (New York)	Trust Company of New Jersey (New Jersey)
PNC Financial Services Group (Pennsylvania)	United National Bancorp (New Jersey)
Wells Fargo & Company (California)	Pacific Northwest Bancorp (Washington)

In reviewing the comparable transactions, RBC examined the multiples (at announcement) of market price premium (one month for comparable transactions and as of January 4, 2007 for Placer Sierra), price to last 12 months earnings per share, price to forward estimated earnings per share, aggregate value to tangible equity, price to book value per share (reported), price to tangible book value per share (reported) and premium to core deposits. These analyses yielded the following comparisons of the medians for the national bank transactions:

	National Bank Transactions Median		The Merger
Market premium (one month)	22.9%		18.6%
Price to last 12 months earnings	21.0	x	21.5	x
Price to forward estimated EPS	20.8	x	22.8	x
Aggregate value to tangible equity	328%		413%
Price to book value per share (reported)	247%		158%
Price to tangible book value per share (reported)	317%		402%
Premium to Core Deposit	25.3%		29.4%

Consideration to RBC. Placer Sierra has agreed to pay RBC a transaction fee equal to 0.874% of the aggregate transaction value calculated based on the average closing market price of Wells Fargo for the five trading days preceding announcement of the merger, of which a non-refundable cash retainer fee of $50,000, and a fairness opinion fee of $300,000 upon delivery of the fairness opinion to the board of directors of Placer Sierra have already been paid. Pursuant to the engagement agreement, Placer Sierra has agreed to reimburse RBC for all reasonable out-of-pocket expenses incurred in connection with the transaction. Placer Sierra has also agreed to indemnify RBC and related persons against certain liabilities, including certain liabilities under the federal securities laws, from and arising out of or based upon RBC’s engagement on Placer Sierra’s behalf with regard to the merger.

In the ordinary course of business, RBC acts as a market maker and broker in the publicly traded securities of Placer Sierra and Wells Fargo and receives customary compensation in connection therewith, and also actively trades securities of Placer Sierra and Wells Fargo for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In its capacity as a broker of publicly traded securities, RBC may, for its own account or for the accounts of its customers, hold a long or short position in the securities of Placer Sierra and/or the Wells Fargo. In the past three years, RBC has provided to Placer Sierra financial advisory, investment banking, capital raising and other services unrelated to the proposed merger, and has received fees for the rendering of these services.

Interests of Certain Placer Sierra Directors and Executive Officers in the Merger

When you are considering the recommendation of the Placer Sierra board of directors with respect to approving and adopting the merger agreement, you should be aware that the directors and executive officers of Placer Sierra or its subsidiary, Placer Sierra Bank, have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders. The Placer Sierra board of directors was aware of these factors (other than the employment agreement between Wells Fargo and Kevin Barri which was negotiated after the merger agreement was signed) and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

The merger agreement provides that at the effective time of the merger, each outstanding option to purchase shares of Placer Sierra common stock will become fully vested and be converted into options to acquire shares of Wells Fargo common stock adjusted for the exchange ratio. As of the record date, the directors and executive officers of Placer Sierra hold options to purchase an aggregate of 783,411 shares of Placer Sierra common stock. Most option agreements provide that optionees can exercise any time they are employed and, in general, have 90 days to exercise upon separation of employment. However, certain executives (including Messrs. Mercardante,

Reynoso and Hooston) have the ability to exercise options for a period of up to three years after separation of employment. In addition, all of Placer Sierra’s executive officers (except Messrs. Mercardante and Nations) have been granted an aggregate of 14,567 shares of restricted stock, which will vest in full at the effective time of the merger.

Severance Payments. As a consequence of the proposed change in control of Placer Sierra contemplated by the merger agreement, executive officers will be entitled to change in control payments and prorated incentive compensation upon the completion of the merger if their job positions, title or salaries are changed within a certain time period after the close. They will also be entitled to a cash payment for their earned but unused vacation payable upon separation. The table below shows the amount of these change in control payments and, assuming a merger completion date of June 30, 2007, the estimated prorated incentive compensation and estimated accrued vacation. The table covers all executive officers except Kevin Barri, who has entered into an employment agreement with Wells Fargo as described below under “Employment Agreements.”

Name of Officer and Positions with Placer Sierra Bancshares or Placer Sierra Bank	Change in Control Payment	Estimated Prorated Incentive Compensation	Estimated Accrued Vacation	Total
Frank J. Mercardante	$1,080,000	$83,700	$39,998	$1,203,698
Chief Executive Officer, Placer Sierra Bancshares

David E. Hooston	$750,000	$46,500	$25,424	$821,924
Chief Financial Officer, Placer Sierra Bancshares

Randall E. Reynoso	$600,000	$46,500	$27,328	$673,828
President and Chief Operating Officer, Placer Sierra Bancshares

Angelee J. Harris	$250,000	$32,500	$21,177	$303,677
EVP General Counsel, Placer Sierra Bancshares

Marshall Laitsch	$250,000	$30,000	$17,341	$297,341
So. Cal. Division President, Placer Sierra Bank

Ken Johnson	$150,000	$18,000	$16,742	$184,742
Human Resource Director, Placer Sierra Bancshares

Tom Nations	$225,000	$27,000	$11,561	$263,561
Chief Credit Officer, Placer Sierra Bank

James A. Sundquist	$225,000	$27,000	$17,381	$269,381
Chief Financial Officer, Placer Sierra Bank

Lynn Matsuda	$200,000	$24,000	$16,196	$240,196
Director of Operations Placer Sierra Bank

Additional Bonuses. Placer Sierra may pay success bonuses to David E. Hooston, Randall E. Reynoso and Angelee J. Harris upon successful completion of the merger as recommended by Mr. Mercardante and approved by the Placer Sierra board of directors, up to an aggregate amount of $485,000 for all three executives. In addition, James A. Sundquist and Lynn Matsuda are eligible to receive from Wells Fargo retention bonuses of $75,000 and $60,000, respectively, payable in two equal installments, with the first installment due 30 days after completion of certain systems conversion milestones and the second installment due six months later. The payment of each installment is conditioned on the continuous employment of Mr. Sundquist or Ms. Matsuda, as the case may be, through the applicable trigger date.

Employment Agreements. Kevin Barri, Retail Division Manager for Placer Sierra Bank and an executive officer of Placer Sierra, has entered into an employment agreement with Wells Fargo and Wells Fargo Bank,

N.A. under which he will serve as a Senior Vice President of Wells Fargo Bank. The agreement runs for two years from the effective date of the merger unless earlier terminated as provided in the agreement. Under the agreement, Mr. Barri will be entitled to receive a hiring bonus of $200,000 upon completion of the merger and a base salary of at least $185,000 during the term of the agreement. He will be eligible for annual incentive compensation of up to 50% of his base salary and for equity compensation awards as determined by the Wells Fargo board of directors. Mr. Barri’s employment agreement supersedes his Placer Sierra employment agreement, except that it does not affect the terms of his Placer Sierra stock options or his eligibility for 2007 incentive compensation prorated through the completion date of the merger. Assuming a merger completion date of June 30, 2007, Mr. Barri’s estimated prorated incentive compensation for 2007 would be $21,000.

Wells Fargo and Randall E. Reynoso, Placer Sierra’s President and Chief Operating Officer, have held discussions regarding Mr. Reynoso’s employment with Wells Fargo following the merger. As of the date of this document, Wells Fargo and Mr. Reynoso had not agreed on the terms of an employment contract, but if agreed to such terms may include a base salary, bonus opportunity and perquisites commensurate with his responsibilities.

Indemnification and Directors’ and Officers’ Insurance. Placer Sierra’s directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in Placer Sierra’s articles of incorporation and bylaws, specific agreements and the merger agreement. Pursuant to the merger agreement, Wells Fargo has agreed for a period of five (5) years to indemnify and hold harmless each present and former director and officer of Placer Sierra or any of its subsidiaries, as applicable, for acts or omissions occurring at or prior to the effective time of the merger to the same extent as Placer Sierra is obligated to indemnify, defend and hold harmless such parties.

Pursuant to the merger agreement, Wells Fargo agreed to maintain in effect for six (6) consecutive years, the current policy of directors’ and officers’ liability insurance for Placer Sierra’s directors and officers or a substitute policy having at least the same coverage and amounts thereof and containing material terms and conditions that are no less advantageous to the directors and officers of Placer Sierra under the coverage presently maintained by Placer Sierra, provided that Wells Fargo will not be required to pay in excess of 250% of the annual premium most recently paid by Placer Sierra or any subsidiary; provided further that if such coverage is not available, Wells Fargo shall nevertheless use reasonable best efforts to provide such coverage as may be obtained for such 250% amount.

Material U.S. Federal Income Tax Consequences

General. The following is a description of the material United States federal income tax consequences of the merger transaction, and constitutes the opinion of Manatt, Phelps & Phillips, LLP, legal counsel to Placer Sierra. The United States federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. Accordingly, this summary is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Placer Sierra common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Placer Sierra common stock as part of a “hedge,” “straddle” or “conversion transaction”). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any United States federal tax laws other than those pertaining to the income tax. This description is based on laws, regulations, rulings and judicial decisions as in effect on the date of this discussion without consideration of the particular facts or circumstances of any holder of Placer Sierra common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this description would not be different.

Consequently, each shareholder of Placer Sierra is urged to consult his or her own tax advisor concerning the specific federal and any foreign, state and local income tax and other tax consequences of the merger applicable to such shareholder.

The Merger. Placer Sierra has received an opinion from Manatt, Phelps & Phillips, LLP, which is based on facts, representations and assumptions that were provided by Placer Sierra and Wells Fargo, respectively, and that are consistent with the state of facts that Placer Sierra and Wells Fargo believe will be existing as of the effective time of the merger. It is a closing condition of the merger that such tax opinion will be updated as of the closing date of the merger. On the basis of such facts, representations and assumptions, Manatt, Phelps & Phillips, LLP has opined that for United States federal income tax purposes, the merger, when consummated in accordance with the terms of the merger agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and, accordingly:

•	Placer Sierra will not recognize any gain or loss as a result of the merger;

•	no gain or loss will be recognized by shareholders of Placer Sierra upon receipt of Wells Fargo common stock pursuant to the merger;

•

the basis of the Wells Fargo common stock received by the shareholders of Placer Sierra will be the same as the basis of the Placer Sierra common stock surrendered in exchange therefor, and decreased by the amount of any money received and increased by the amount of any gain recognized; and

•

the holding period of the shares of Wells Fargo common stock received by the shareholders of Placer Sierra will include the holding period of the Placer Sierra common stock, provided such shares were held as a capital asset as of the effective time of the merger.

Fractional Shares. For United States federal income tax purposes, cash received by a holder of Placer Sierra common stock in lieu of a fractional share interest in Wells Fargo common stock will be treated as received in redemption of the fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Placer Sierra common stock allocable to such fractional share interest. Such gain or loss will be long-term capital gain or loss if such share of Placer Sierra common stock is held as a capital asset and has been held for more than one year at the effective time of the merger.

Placer Sierra Shareholders that Dissent. A Placer Sierra shareholder that exercises dissenters’ rights in the merger and receives cash for all of that shareholder’s shares of Placer Sierra common stock will generally recognize capital gain to the extent the amount of cash received exceeds the shareholder’s tax basis in the shares of Placer Sierra common stock or loss to the extent the tax basis exceeds the amount of cash received in the exchange. Any recognized capital gain or loss will be long-term capital gain or loss for a shareholder who held the Placer Sierra common stock for more than one year at the time the merger is completed.

Backup Withholding and Information Reporting. If a Placer Sierra shareholder receives cash in exchange for surrendering its shares of Placer Sierra common stock, the shareholder may be subject to information reporting and backup withholding at a rate currently equal to 28% if the shareholder is a non-corporate United States person and the shareholder (i) fails to provide an accurate taxpayer identification number; (ii) is notified by the United States Internal Revenue Service that the shareholder has failed to report all interest or dividends required to be shown on its federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements.

Closing Opinion. It is a condition precedent to the obligations of Placer Sierra to complete the merger that it receives an opinion from Manatt, Phelps & Phillips, LLP dated the closing date of the merger with respect to the United States federal income tax consequences of the merger. Such updated opinion will be based upon facts existing at the effective time of the merger, and in rendering such opinion counsel will require and rely upon facts, representations and assumptions that will be provided by Placer Sierra and Wells Fargo. If facts, assumed facts, or applicable law change after the date of this discussion and before the effective time of the merger, Manatt, Phelps & Phillips, LLP may not be able to deliver such opinion. The opinion of Manatt, Phelps & Philips, LLP binds neither the Internal Revenue Service nor the courts. Either could adopt a contrary position. Neither Placer Sierra nor Wells Fargo intends to seek or obtain a ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

Dissenters’ Rights for Placer Sierra Shareholders

Placer Sierra shareholders will be given the opportunity to exercise dissenters’ rights in connection with the merger. The procedures for Placer Sierra shareholders to obtain dissenters’ rights are set forth in Chapter 13 of the California General Corporation Law. The information set forth below is a general summary of Chapter 13 dissenters’ rights as applicable to the shareholders of Placer Sierra. This summary is not a complete discussion of Chapter 13 and is qualified in its entirety by reference to Chapter 13, which is attached as Appendix C. If you wish to exercise dissenters’ rights or wish to preserve the right to do so you should carefully read Appendix C. You must follow exactly the required procedures set forth in Chapter 13 of the California General Corporation Law or any dissenters’ rights may be lost.

If the merger is completed and you perfect your dissenters’ rights in a timely and proper fashion in accordance with the procedures set forth in Chapter 13, and certain other conditions are met, you will be entitled to receive an amount equal to the “fair market value” of your shares in lieu of participating in the merger and receiving Wells Fargo common stock. Chapter 13 provides that fair market value shall be determined as of January 8, 2007, the business day before the public announcement of the merger.

You must satisfy each of the following requirements for your shares to be considered dissenting shares under Chapter 13:

•	Your shares of Placer Sierra common stock must be outstanding as of the record date of the shareholder’s meeting at which you may vote the shares;

•

You must vote the shares against the merger. It is not sufficient to abstain from voting. However, you may abstain as to part of your shares or vote part of those shares for the merger without losing the right to exercise dissenters’ rights with respect to those shares which were voted against the merger; and

•

If you voted against the merger and you wish to have purchased shares that were voted against the merger, you must make a written demand to have Placer Sierra purchase those shares for cash at their fair market value. The demand must include the information specified below and must be received by Placer Sierra or its transfer agent no later than the date of the shareholders’ meeting at which you may vote the shares.

Shares of Placer Sierra must be purchased by Placer Sierra from a dissenting shareholder if all applicable requirements are complied with, but only if demands are made for payment with respect to 5% or more of the outstanding shares of Placer Sierra common stock. This 5% limitation does not apply to shares which are subject to a restriction on transfer imposed by Placer Sierra or by any law or regulation. Placer Sierra is not aware of any restriction on transfer of any of its shares of common stock except restrictions which may be imposed upon shareholders who are deemed to be “affiliates” of Placer Sierra as that term is used in the Securities Act of 1933. Those shareholders who believe there is some restriction affecting their shares should consult with their own counsel as to the nature and extent of any dissenters’ rights they may have.

If you return a proxy without voting instructions or with instructions to vote “FOR” the proposal to approve the merger agreement, your shares will automatically be voted in favor of the merger and you will lose your dissenters’ rights.

If the merger is approved by the Placer Sierra shareholders, Placer Sierra will have 10 days after the approval to mail those shareholders who voted against the merger and who made a timely demand for payment, assuming demands for payment have been made with respect to 5% or more of the outstanding shares of Placer Sierra common stock, written notice of the approval along with a copy of Sections 1300 through 1304 of Chapter 13. In the notice of approval, Placer Sierra must state the price it determines represents the fair market value of the dissenting shares. The notice of approval will constitute an offer by Placer Sierra to purchase the dissenting shares at the price stated. Additionally, Placer Sierra must set forth in the notice of approval a brief description of the procedures a shareholder must follow if he or she desires to exercise dissenters’ rights.

A written demand is essential to perfect dissenters’ rights. Chapter 13 requires you to specify in the written demand the number of shares you hold of record which you are demanding Placer Sierra to purchase. In the written demand, you must also include a statement of the figure you claim to be the fair market value of those shares as of the business day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed merger. It is Placer Sierra’s position that this day is January 8, 2007. The closing price of Placer Sierra common stock on The NASDAQ Global Select Market as of January 8, 2007 was $23.49. The price Placer Sierra determines to be the fair market value of its common stock on January 8, 2007 will not be more than $23.49. You must take a position in your written demand of the price you claim to be the fair market value. This demand will constitute an offer by you to sell the dissenting shares at the price stated.

In addition to the requirements of Chapter 13 of the California General Corporation Law described herein, it is recommended that you comply with the following conditions to ensure that the demand is properly executed and delivered.

•	The demand should be sent by registered or certified mail, return receipt requested.

•	The demand should be signed by the shareholder of record, or his or her duly authorized representative, exactly as his or her name appears on the stock certificates evidencing the shares.

•	A demand for the purchase of the shares jointly owned by more than one person should identify and be signed by all such holders.

•

Any person signing a demand for purchase in any representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, should indicate his or her title, and, if Placer Sierra so requests, furnish written proof of his or her capacity and authority to sign the demand. A shareholder may not withdraw a demand for payment without the consent of Placer Sierra.

Under California law, a demand by a shareholder is not effective for any purpose unless it is received by Placer Sierra or its transfer agent no later than the date of the shareholders’ meeting at which such shares are entitled to be voted.

Within 30 days after the date on which Placer Sierra mails the notice of the approval of the merger, dissenting shareholders must also submit the certificates representing the dissenting shares to Placer Sierra at the office it designates in the notice of approval. Placer Sierra will stamp or endorse the certificates with a statement that the shares are dissenting shares or Placer Sierra will exchange the certificates with certificates of appropriate denomination that are so stamped or endorsed. If a shareholder transfers any shares of Placer Sierra common stock before submitting the shares for endorsement, then such shares will lose their status as dissenting shares.

If Placer Sierra and you agree that the surrendered shares are dissenting shares and agree upon the price of the shares, you are entitled to receive the agreed price together with interest thereon at the legal rate on judgments from the date of the agreement between Placer Sierra and you. Placer Sierra will pay the fair value of the dissenting shares within 30 days after Placer Sierra and you agree upon the price of the shares or within 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. Placer Sierra’s duty to pay is subject to your surrendering the certificates and is also subject to the restrictions imposed under California law on the ability of Placer Sierra to purchase its outstanding shares.

If Placer Sierra denies that the shares surrendered are dissenting shares, or Placer Sierra and you fail to agree upon the fair market value of such shares, then you may, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations. In the alternative, you may intervene in any pending action brought by any other dissenting shareholder. If you fail to file such a complaint or fail to intervene in a pending action within the specified six-month period, your dissenting rights will be lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed the price offered to the shareholder, Placer Sierra will be required to pay such costs (including, in the discretion of the court, attorney’s fees and expert witness fees if the value awarded by the court exceeds 125% of the price offered to the shareholder).

This summary has already described certain situations where shareholders of Placer Sierra will cease to have dissenters’ appraisal rights. In addition to the situations described above, you will cease to have dissenters’ appraisal rights if:

•

Placer Sierra abandons the merger, in which case Placer Sierra will pay any dissenting shareholder who has filed a complaint, as described above, all necessary expenses and reasonable attorneys’ fees incurred in such proceedings;

•	you transfer your dissenting shares before submitting them to Placer Sierra for endorsement; or

•	you withdraw your demand for the purchase of the dissenting shares with the consent of Placer Sierra.

Any demands, notices, certificates or other documents required to be delivered to Placer Sierra may be sent to:

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

Attention: General Counsel

Each holder of Placer Sierra common stock who becomes entitled pursuant to provisions of applicable law to payment for his or her dissenting shares shall receive payment therefor from Placer Sierra (or Wells Fargo, as successor) and such shares of Placer Sierra common stock shall be canceled. If any holder of Placer Sierra common stock shall effectively withdraw or lose his or her right to appraisal of and payment for his or her dissenting shares after the effective time of the merger as provided in Chapter 13 of the California General Corporation Law, such shares shall remain outstanding and shall be converted into the merger consideration provided for in the merger agreement.

Regulatory Approvals

Federal Reserve Board Approval. The Board of Governors of the Federal Reserve System must approve the merger before the merger can be completed. Federal Reserve Board approval is required because Wells Fargo is a bank holding company proposing to acquire another bank holding company, Placer Sierra.

On March 1, 2007, Wells Fargo filed an application with the Federal Reserve Board requesting approval of the merger. Wells Fargo received Federal Reserve Board approval on April 5, 2007.

California Department of Financial Institutions. Wells Fargo’s acquisition of control of Placer Sierra Bank is subject to approval by the California Department of Financial Institutions unless the Department orders the acquisition of control to be exempt from such approval. On March 20, 2007, the Department granted Wells Fargo’s request for an exemption order.

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Placer Sierra shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Wells Fargo and Placer Sierra are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Wells Fargo and Placer Sierra intend to seek any other approval and to take any other action that may be required to complete the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the meeting.

Wells Fargo Employee Benefit Plans

Employees of Placer Sierra and its subsidiaries will be eligible to participate in the employee welfare benefit plans of Wells Fargo specified in the merger agreement, subject to any eligibility requirements applicable to such plans. Eligible employees will receive credit for years of past service to Placer Sierra or the Placer Sierra subsidiary (or their predecessors in interest), to the extent credited under the vacation and short-term disability programs of Placer Sierra, for the purpose of determining benefits under Wells Fargo’s Paid Time Off Program, Salary Contribution Pay Plan and Short Term Disability Plan.

Employees of Placer Sierra and its subsidiaries will be eligible to participate in Wells Fargo’s 401(k) Plan, subject to any eligibility requirements applicable to the plan. Eligible employees will receive full credit for years of past service to Placer Sierra or the Placer Sierra subsidiary (or their predecessors in interest) to the extent that such service is currently given credit under Placer Sierra’s existing 401(k) plan, for the purpose of satisfying any eligibility and vesting periods applicable to Wells Fargo’s 401(k) Plan.

Employees of Placer Sierra and its subsidiaries will be eligible to participate in Wells Fargo’s Cash Balance plan, subject to any eligibility requirements applicable to the plan. Wells Fargo will not recognize their past service to Placer Sierra or the Placer Sierra subsidiary (or their predecessors in interest) for purposes of the plan. As a result, eligible employees will begin participation in the Cash Balance plan as new employees.

Employees of Placer Sierra and its subsidiaries will be eligible for access to Wells Fargo’s retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo will recognize years of past service with Placer Sierra or a Placer Sierra subsidiary for the purpose of eligibility to access Wells Fargo’s retiree medical benefit.

Exchange of Certificates

After completion of the merger, Wells Fargo Bank, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of Placer Sierra common stock a form of letter of transmittal, together with instructions for the exchange of the holder’s Placer Sierra stock certificates for a certificate or direct registration statement for shares of Wells Fargo common stock.

Placer Sierra shareholders should not send in their certificates until they receive the letter of transmittal form and instructions.

No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of Placer Sierra common stock until after the certificates have been surrendered for exchange.

When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate or direct registration statement for the number of whole shares of Wells Fargo common stock to which the shareholder is entitled, plus cash for the amount of any remaining partial share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the partial share amount or amounts payable as dividends or other distributions.

A certificate or direct registration statement for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate or direct registration statement either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

The exchange agent will issue stock certificates or direct registration statements for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for Placer Sierra common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

After completion of the merger, no transfers will be permitted on the books of Placer Sierra. If, after completion of the merger, certificates for Placer Sierra common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates or direct registration statements for Wells Fargo common stock.

None of Wells Fargo, Placer Sierra, the exchange agent or any other person will be liable to any former holder of Placer Sierra common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Sale of Wells Fargo Common Stock Issued in the Merger

The Wells Fargo common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to Placer Sierra shareholders who are considered to be “affiliates” of Placer Sierra under Rule 145 under the Securities Act or of Wells Fargo under Rule 144 under the Securities Act. The definition of “affiliate” is complex and depends on the specific facts, but generally includes directors, executive officers, 10% shareholders and other persons with the power to direct the management and policies of the company in question.

Affiliates of Placer Sierra may not sell the shares of Wells Fargo common stock received in the merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling shareholder complies with certain volume and manner of sale restrictions. As a practical matter, the rules of the Securities Act generally would permit an affiliate to sell the Wells Fargo shares received in the merger if the shares are sold through a broker or dealer.

Placer Sierra has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of Placer Sierra that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

This proxy statement-prospectus does not cover resales of Wells Fargo common stock received in the merger by affiliates of Placer Sierra.

Stock Exchange Listing

The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange. The listing of the Wells Fargo common stock to be issued in the merger is a condition to Placer Sierra’s obligation to complete the merger. See “The Merger Agreement—Conditions to the Merger.”

Accounting Treatment

Wells Fargo will account for the merger under the purchase method of accounting. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of Placer Sierra. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of Placer Sierra’s operations after the merger.

Voting Agreements

In connection with the execution of the merger agreement, all of the directors and certain executive officers of Placer Sierra entered into an agreement with Wells Fargo pursuant to which the director or executive officer agreed:

•

to vote in favor of the merger agreement all shares of Placer Sierra common stock beneficially owned by the director or executive officer and with respect to which the director or executive officer has voting rights as of the record date for the meeting;

•

prior the meeting not to contract to sell or otherwise transfer or dispose of any shares of Placer Sierra common stock or any voting rights with respect to shares of Placer Sierra common stock other than:

¡	pursuant to the merger;

¡	the disposition of Placer Sierra common stock to Placer Sierra upon the exercise of stock options; or

¡	with the prior written consent of Wells Fargo; and

•

not to solicit any inquiries or proposals from, or enter into, or continue any discussions, negotiations or agreements related to the business combination, merger or consolidation of Placer Sierra with, or to the acquisition of its voting securities by, or to the acquisition or disposition of a significant amount of assets otherwise than in the ordinary course of business of Placer Sierra or as contemplated by the merger agreement from or to, any person other than Wells Fargo or to vote in favor of any such proposal or transaction.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. The merger agreement is attached to this document as Appendix A and is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. Placer Sierra shareholders are encouraged to read the merger agreement carefully and in its entirety.

General

The merger agreement provides for the merger of a newly formed, wholly owned subsidiary of Wells Fargo with and into Placer Sierra. Placer Sierra will survive the merger as a wholly owned subsidiary of Wells Fargo. Placer Sierra shareholders will receive shares of Wells Fargo common stock for their shares of Placer Sierra common stock.

Closing Matters

The merger will become effective when the Agreement and Plan of Merger and other specified documents have been filed with and accepted by the California Secretary of State. Placer Sierra and Wells Fargo have agreed to file the Agreement and Plan of Merger and the other required documents within five business days after the first business day after the last condition to the merger has been satisfied or waived and the period for determining eligibility to perfect dissenters’ rights has expired, or on such other date as they may agree. In no event, however, will the merger become effective on the last business day of a calendar month.

Representations and Warranties

The merger agreement contains various representations and warranties by Placer Sierra and/or Wells Fargo concerning, among other things:

•	corporate existence, qualification to conduct business and corporate standing and power;

•	ownership of subsidiaries;

•	capital structure;

•	corporate authority to enter into, and to carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

•	conflicts with or breaches or violations of organizational documents, material agreements, applicable laws, judgments or orders as a result of the merger;

•	governmental and third party consents and approvals;

•	financial statements and filings with the SEC and other governmental agencies;

•	title to and condition of real and personal property;

•	filing of tax returns, payment of taxes and absence of certain tax proceedings;

•	absence of material adverse changes;

•	contracts, commitments, leases and other agreements;

•	absence of pending or threatened litigation or proceedings other than litigation or proceedings disclosed under the merger agreement;

•	insurance;

•	permits and licenses, and compliance with laws;

•	labor matters;

•	interests of Placer Sierra directors and officers in the merger;

•	employee benefit plans;

•	accuracy of information provided;

•	absence of any contractual obligation to register securities except as disclosed under the merger agreement;

•	absence of brokerage or finder’s fees except as disclosed under the merger agreement;

•	administration of fiduciary accounts;

•	absence of default on material agreements;

•	absence of environmental liabilities except as disclosed under the merger agreement;

•	patents, trademarks and trade names;

•	absence of any California takeover statute that would preclude the merger;

•	the Placer Sierra shareholder vote required to approve the merger agreement; and

•	derivative contracts.

Covenants

The merger agreement has a number of covenants and agreements that govern the actions of Placer Sierra and Wells Fargo pending completion of the merger.

Placer Sierra. Some of the more significant covenants and agreements of Placer Sierra are summarized below.

No Solicitation of Competing Transactions. Neither Placer Sierra nor any Placer Sierra subsidiary nor any director, officer, representative or agent of Placer Sierra or any Placer Sierra subsidiary will, directly or indirectly, solicit, authorize the solicitation of or, except to the extent Placer Sierra’s board of directors determines in good faith, after taking into account the advice of its outside counsel and financial advisor, that to fail to do so would constitute a breach, or would reasonably be expected to constitute a breach, of its directors’ fiduciary obligations under the California General Corporation Law, enter into any discussions with any entity or group (other than Wells Fargo) concerning any offer or possible offer to:

•

purchase any shares of its common stock, any option or warrant to purchase any shares of its common stock, any security convertible into its common stock, or any other equity security of Placer Sierra or any of its subsidiaries except with respect to purchases of Placer Sierra common stock in satisfaction of the exercise price of Placer Sierra stock options;

•	make a tender or exchange offer for any shares of its common stock or other equity security of Placer Sierra or any of its subsidiaries;

•	purchase, lease or otherwise acquire the assets of Placer Sierra or any of its subsidiaries except in the ordinary course of business; or

•	merge, consolidate or otherwise combine with Placer Sierra or any of its subsidiaries.

Notwithstanding the above, Placer Sierra is permitted to comply with certain tender offer rules as provided in the merger agreement.

Placer Sierra and each of its subsidiaries, as applicable, has also agreed to promptly inform Wells Fargo if any such entity or group makes an offer or inquiry concerning any of the foregoing.

Recommendation of Merger Agreement by Placer Sierra Board. Placer Sierra has agreed that its board of directors will, except to the extent Placer Sierra’s board of directors concludes in good faith, after taking into account the advice of its outside counsel and financial advisor, that to do so would breach, or would reasonably be expected to constitute a breach of, its fiduciary obligations under applicable law, recommend that Placer Sierra shareholders vote for approval of the merger agreement and use its best efforts to solicit shareholder proxies in favor of approval of the merger agreement.

Placer Sierra Stock Options. Placer Sierra has agreed that all options to purchase Placer Sierra common stock granted by Placer Sierra (or, in the case of stock options of acquired entities, assumed by Placer Sierra) under any stock plan which are outstanding and unexercised immediately before the merger will be converted into options to purchase Wells Fargo common stock. See “The Proposed Merger—Merger Consideration” on page 20.

Conduct of Business Pending Closing of the Merger. Placer Sierra and each Placer Sierra subsidiary will, except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo:

•	maintain its corporate existence in good standing;

•	maintain the general character of its business;

•	conduct its business in its ordinary and usual manner;

•

extend credit in accordance with existing lending policies, with certain extensions of credit subject to the prior written consent of Wells Fargo, which consent will be deemed waived under certain specified circumstances;

•	maintain proper business and accounting records in accordance with generally accepted principles;

•	maintain its properties in good repair and condition, with the exception of ordinary wear and tear;

•	maintain in all material respects presently existing insurance coverage;

•

use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it;

•	use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the merger;

•

comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Placer Sierra and each Placer Sierra subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Placer Sierra and its subsidiaries taken as a whole; and

•

permit Wells Fargo and its representatives (including KPMG LLP) to examine its and its subsidiaries’ books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business.

Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, until the effective date of the merger, Placer Sierra and each Placer Sierra subsidiary will not:

•	amend or otherwise change its articles of incorporation or bylaws;

•

issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities, except as required under employee benefit plans and outstanding stock options and warrants as specified in the merger agreement;

•	authorize or incur any long-term debt (other than deposit liabilities);

•	mortgage, pledge or subject to a lien or other encumbrance any of its properties, except in the ordinary course of business;

•

enter into any material agreement, contract or commitment in excess of $50,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect as of the date of the merger agreement;

•	make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less;

•	amend or terminate any specified employee benefit plan except as required by law or the terms of the merger agreement;

•	make any contributions to any specified employee benefit plan except as required by the terms of the plan in effect as of the date of the merger agreement;

•	declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except:

¡

Placer Sierra may declare and pay dividends on Placer Sierra common stock, in accordance with applicable law and consistent with past practice, out of the net earnings of Placer Sierra between the date of the merger agreement and the effective date of the merger, determined in accordance with generally accepted accounting principles, in an amount not to exceed an annualized rate of $0.60 per share of Placer Sierra common stock, provided Placer Sierra shareholders will be entitled to a dividend, as determined by Placer Sierra after consultation with Wells Fargo, on Placer Sierra common stock or Wells Fargo common stock, but not both, in the calendar quarter in which the merger closes; and

¡	any dividend declared by a Placer Sierra subsidiary’s board of directors in accordance with applicable law and regulation;

•	redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of Placer Sierra;

•	increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices;

•	sell or otherwise dispose of any shares of capital stock of any Placer Sierra subsidiary;

•	make or change any tax election, settle any tax claim or change its accounting methods for tax purposes or method of tax return preparation; or

•

sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business and other than and certain automobiles currently used by officers of Placer Sierra subsidiaries.

Other Placer Sierra Covenants. Placer Sierra has also agreed:

•

subject to specified conditions, to establish such additional accruals and reserves as are necessary to conform its accounting and loss reserve practices and methods to those of Wells Fargo, consistent with Wells Fargo’s plans with respect to the conduct of Placer Sierra’s business after the merger, and to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the merger; and

•

to use its best efforts to deliver to Wells Fargo prior to completion of the merger signed representations substantially in the form attached as Exhibit B to the merger agreement from each executive officer, director or shareholder of Placer Sierra who may reasonably be deemed an “affiliate” of Placer Sierra within the meaning of such term as used in Rule 145 of the Securities Act. See “The Proposed Merger—Sale of Wells Fargo Common Stock Issued in the Merger” on page 39.

Wells Fargo. Some of the more significant covenants and agreements of Wells Fargo are summarized below:

Regulatory Approvals. Wells Fargo has agreed to take all necessary corporate and other action and file all documents required to obtain all regulatory approvals required to complete the merger.

Stock Exchange Listing. Wells Fargo will file all documents required to list the Wells Fargo shares to be issued as a result of the merger on the New York Stock Exchange.

Indemnification; Directors and Officers Insurance. Wells Fargo has agreed to indemnify, defend and hold harmless, for five (5) years after the date of the merger, any person who is now, or has been at any time prior the date of the merger agreement, or who becomes prior to the merger, a director or officer of Placer Sierra or any Placer Sierra subsidiary, to the same extent as Placer Sierra is obligated to indemnify, defend and hold harmless such person under the articles of incorporation or bylaws of Placer Sierra or similar governing documents of the Placer Sierra subsidiary, as applicable in the particular case, or under any indemnification agreements between Placer Sierra and its officers and directors (including indemnification agreements between Southwest Community Bancorp and its former officers and directors) with respect to claims arising from (a) facts or events that occurred before the merger, or (b) the merger agreement or any of the transactions contemplated by the merger agreement. In the event of a liquidation or sale of substantially all assets of Placer Sierra, Wells Fargo will guarantee the indemnification obligations of Placer Sierra and its subsidiaries to the extent of the net asset value of Placer Sierra or any of its subsidiaries at the time of the merger. Under no circumstances is Wells Fargo required to indemnify any person who was a director or officer of Placer Sierra or any Placer Sierra subsidiary to a greater extent than Placer Sierra or the Placer Sierra subsidiary was, as of the date of the merger agreement, required to indemnify that person. Wells Fargo has the right to assume the defense of any claim made against a present or former director or officer of Placer Sierra or any of its subsidiaries if such claim could trigger its indemnification obligations.

Wells Fargo has also agreed to use its best efforts to maintain, for six consecutive (6) years after the date of the merger, the current directors’ and officers’ liability insurance maintained by Placer Sierra (or to substitute policies with substantially equivalent coverage and terms), but is not obligated to pay more than 250% of the current annual premiums paid for such insurance.

Registration of Shares. Wells Fargo has filed a registration statement on Form S-4 to register with the SEC the issuance in the merger of the Wells Fargo common stock. Wells Fargo has agree that at the time it becomes effective the registration statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. Wells Fargo has also agreed that at the time of the annual meeting and at the effective time of the merger the proxy statement-prospectus included in the registration statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. Wells Fargo has agreed to list, reserve and register under the Securities Act all Wells Fargo shares to be issued under the converted options of Placer Sierra.

Other Covenants. Wells Fargo has agreed to maintain its corporate existence in good standing and conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. Wells Fargo has also agreed to maintain all books and records, including all financial statements, in accordance with generally accepted accounting principles and practices consistent with those used for its financial statements.

Conditions to the Merger

Under the merger agreement, various conditions are required to be met before Wells Fargo or Placer Sierra is obligated to complete the merger. These conditions are customary and include:

•	continued accuracy of the other company’s representations and warranties;

•	performance by the other company of its obligations under the merger agreement;

•	approval of the merger by regulatory authorities, and expiration of all applicable waiting and appeal periods;

•	absence of any order restraining or enjoining the merger;

•	receipt by Wells Fargo of all securities law or blue sky authorizations necessary to complete the merger; and

•

subject to certain exceptions, the absence since September 30, 2006 of any changes which have had or might reasonably be expected to have a “material adverse effect” (as defined in the merger agreement) on the other party.

Various additional conditions must be met before Placer Sierra is obligated to complete the merger, including:

•

approval of the merger by Placer Sierra shareholders, with the number of shares of Placer Sierra common stock as to which statutory dissenters’ appraisal rights are perfected not exceeding the threshold that would prevent the delivery of a favorable tax opinion;

•	listing on the New York Stock Exchange of the Wells Fargo common stock to be delivered to Placer Sierra shareholders; and

•	receipt by Placer Sierra of a favorable tax opinion.

Also, various additional conditions must be met before Wells Fargo is obligated to complete the merger, including:

•	receipt by Placer Sierra and each Placer Sierra subsidiary of all material consents or waivers from third parties to loan agreements, leases or other contracts required to complete the merger;

•

the total number of shares of Placer Sierra common stock outstanding and subject to issuance upon exercise, assuming for this purpose that phantom shares and other share-equivalents constitute Placer Sierra common stock, of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not exceed 24,000,000 (subject to reduction as specified in the merger agreement);

•

approval of the merger by Placer Sierra shareholders, with the number of shares of Placer Sierra common stock as to which statutory dissenters’ appraisal rights are perfected not exceeding 10% of the shares of Placer Sierra common stock outstanding as of the date of the annual meeting; and

•	the resignation of each member of Placer Sierra’s board of directors.

Some of the conditions to the merger are subject to exceptions and/or a “materiality” standard. Certain conditions to the merger may be waived by the party entitled to assert the condition.

Termination of the Merger Agreement

Right to Terminate. The merger agreement may be terminated at any time prior to the completion of the merger:

•	By mutual written consent of Wells Fargo and Placer Sierra;

•	By either Wells Fargo or Placer Sierra if:

¡

The merger has not been completed by September 30, 2007, but this termination right is not available to a party whose failure to materially comply with the merger agreement resulted in the failure to complete the merger on or before that date.

¡	A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement.

¡	Placer Sierra shareholders fail to approve the merger agreement at a meeting of shareholders held according to the terms of the merger agreement.

¡

Placer Sierra’s board of directors determines in good faith that a “Takeover Proposal” constitutes a “Superior Proposal” but this right to terminate is not available to Placer Sierra unless it has not breached its covenant not to solicit a competing transaction and pays Wells Fargo a termination fee of $17,500,000. For purposes of this provision:

•

Takeover Proposal means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Placer Sierra or to acquire in any manner a 50% or greater interest in, or all or substantially all of the assets of, Placer Sierra; and

•

Superior Proposal means a bona fide proposal or offer made by a person to acquire Placer Sierra pursuant to a tender or exchange offer, a merger, consolidation or other business combination or an acquisition of all or substantially all of the assets of, Placer Sierra and its subsidiaries on terms which Placer Sierra’s board of directors determines in good faith, after taking into account the advice of counsel and its financial advisor, to be more favorable from a financial point of view to Placer Sierra and its shareholders than the transactions contemplated by the merger agreement.

•	By Wells Fargo if:

¡	Placer Sierra’s board of directors fails to recommend, withdraws or modifies in a manner materially adverse to Wells Fargo its approval or recommendation of the merger agreement.

¡

After an agreement to engage in or the occurrence of an “Acquisition Event” or after a third party shall have made a proposal to Placer Sierra or its shareholders to engage in an Acquisition Event, the merger agreement is not approved by Placer Sierra shareholders at the meeting. For purposes of this provision, an Acquisition Event means:

•	a merger, consolidation or similar transaction involving Placer Sierra or Placer Sierra Bank or any successor to Placer Sierra or Placer Sierra Bank;

•

a purchase, lease or other acquisition in one or a series of related transactions of assets of Placer Sierra or any of its subsidiaries representing 25% or more of the consolidated assets of Placer Sierra and its subsidiaries; or

•

a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Placer Sierra or Placer Sierra Bank in each case with or by a person or entity other than Wells Fargo or an affiliate of Wells Fargo.

¡	A meeting of Placer Sierra shareholders to approve the merger agreement is not held when and as required under the merger agreement.

•

By Placer Sierra if both the “Wells Fargo Measurement Price” is $29.32047 or less and the “Wells Fargo Ratio” is less than the “Index Ratio” unless Wells Fargo elects to increase the exchange ratio to the number equal to 25.2009 divided by the Wells Fargo Measurement Price. This new exchange ratio will then be used to determine the merger consideration. For purposes of this provision:

¡	Wells Fargo Measurement Price means the volume weighted average of the daily volume weighted average price of a share of Wells Fargo common stock on the New York Stock

Exchange for each of the 20 consecutive trading days ending on the fifth trading day immediately before the date the merger is completed, rounded to the nearest ten-thousandth.

¡

Wells Fargo Ratio means the Wells Fargo Measurement Price divided by $35.50, the New York Stock Exchange closing share price of Wells Fargo common stock on January 8, 2007, the last trading day before the merger agreement was signed.

¡	Index Ratio means the “Average Index Price” divided by the “Index Price” on January 8, 2007.

¡

Average Index Price means the average of the Index Prices for the ten consecutive full New York Stock Exchange trading days ending at the close of trading on the fifth trading day before the merger is completed.

¡	Index Price means, on a given day, the weighted average of the closing prices on such date of the companies comprising the “Index Group.”

¡

Index Group means the following bank holding companies provided that, since January 8, 2007 and before the close of trading on the fifth trading day before the merger is completed, there has not been an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding twenty-five percent (25%) of Wells Fargo’s market capitalization as of January 8, 2007. If the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price.

Company	Weighting (%)
Bank of America Corporation	24.83%
BB&T Corporation	2.98%
Capital One Financial Corporation	1.68%
Colonial BancGroup, Inc.	0.85%
Comerica Incorporated	0.88%
Commerce Bancorp, Inc.	1.03%
Compass Bancshares, Inc.	0.72%
Fifth Third Bancorp	3.08%
First Horizon National Corporation	0.69%
Huntington Bancshares Incorporated	1.31%
JPMorgan Chase & Co.	19.14%
KeyCorp	2.22%
M&T Bank Corporation	0.61%
Marshall & Ilsley Corporation	1.41%
National City Corporation	3.32%
Northern Trust Corporation	1.20%
PNC Financial Services Group, Inc.	1.62%
Regions Financial Corporation	2.51%
State Street Corporation	1.83%
SunTrust Banks, Inc.	2.01%
Synovus Financial Corp.	1.79%
U.S. Bancorp	9.73%
Wachovia Corporation	8.73%
Washington Mutual, Inc.	5.22%
Zions Bancorporation	0.59%

100.00%

Termination Fee Payable by Placer Sierra. Placer Sierra has agreed to pay Wells Fargo a termination fee of $17,500,000 if:

•

the merger agreement is terminated pursuant to the provision that allows termination if Placer Sierra’s board of directors determines in good faith that a Takeover Proposal constitutes a Superior Proposal (see above for a discussion of these terms); or

•	the merger agreement is terminated pursuant to the provision that allows termination by Wells Fargo if:

¡	Placer Sierra’s board of directors fails to recommend, withdraws or modifies in a manner materially adverse to Wells Fargo its approval or recommendation of the merger agreement.

¡

After an agreement to engage in or the occurrence of an Acquisition Event (see above for a discussion of this term) or after a third party shall have made a proposal to Placer Sierra or its shareholders to engage in an Acquisition Event, the merger agreement is not approved by Placer Sierra shareholders at the meeting.

¡	A meeting of Placer Sierra shareholders to approve the merger agreement is not held when and as required under the merger agreement.

Waiver and Amendment

Either Wells Fargo or Placer Sierra may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement, unless applicable law requires the condition to be met.

Wells Fargo and Placer Sierra can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after Placer Sierra shareholders approve the merger agreement if the amendment would change in a manner adverse to Placer Sierra shareholders the consideration to be received by Placer Sierra shareholders in the merger.

Expenses

Wells Fargo and Placer Sierra will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent auditors and counsel.

THE COMPANIES

Wells Fargo

Wells Fargo & Company is a diversified financial services company organized under the laws of the state of Delaware and registered as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. Its businesses provide banking, insurance, investments, mortgages and consumer finance through stores, the internet and other distribution channels across North America and elsewhere internationally. At December 31, 2006, Wells Fargo had assets of $482 billion, loans of $319 billion, deposits of $310 billion and stockholders’ equity of $46 billion. Based on assets, Wells Fargo was the fifth largest bank holding company in the United States. Wells Fargo common stock trades on the New York Stock Exchange under the symbol WFC.

Wells Fargo is a separate and distinct legal entity from its banking and other subsidiaries. Its principal source of funds to pay dividends on its capital stock and interest and principal on its debt is dividends from its subsidiaries. Various federal and state laws and regulations limit the amount of dividends Wells Fargo subsidiaries can pay to Wells Fargo without regulatory approval.

Wells Fargo expands its business in part by acquiring banking institutions and other companies that engage in activities that are financial in nature. Wells Fargo continues to explore opportunities to acquire banking and non-banking organizations as permitted for a financial holding company under the Bank Holding Company Act. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Wells Fargo policy is not to comment on such discussions or a possible acquisition until a definitive agreement with respect thereto has been signed.

Financial and other information about Wells Fargo is set forth in Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2006. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Wells Fargo, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions, is set forth in or incorporated by reference into Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2006, and Wells Fargo’s Proxy Statement for its 2007 Annual Meeting of Stockholders. See “Where You Can Find More Information” on page 63.

Information on the internet website of Wells Fargo or any subsidiary of Wells Fargo is not part of this document, and you should not rely on that information in deciding how to vote on the proposal to approve the merger agreement unless that information is in this document or has been incorporated by reference into this document.

Wells Fargo’s executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is 1-866-878-5865.

Placer Sierra

Placer Sierra Bancshares is a California-based bank holding company for Placer Sierra Bank, which is a California state-chartered commercial bank. Placer Sierra provides a broad array of financial services to consumers and small- to medium-sized businesses, including their owners and employees. Placer Sierra Bank conducts a portion of its banking business through the following operating divisions: Sacramento Commercial Bank, Bank of Orange County, Bank of Lodi and Southwest Community Bank. Through its 32 Northern and Central California banking centers, Placer Sierra serves a nine-county area including Placer, Sacramento and El Dorado, commonly known as the greater Sacramento metropolitan region, and the adjacent counties of Amador, Calaveras, Nevada, Sierra, San Joaquin and Fresno. Through its 18 Southern California banking centers, Placer Sierra serves Los Angeles, Orange, San Bernardino and San Diego counties. Placer Sierra Bank, the largest community bank headquartered in the greater Sacramento metropolitan region, has provided financial services to commercial and consumer customers in Northern California for approximately 60 years. Bank of Orange County has provided these services in Southern California for more than 27 years, its Bank of Lodi division has provided services for more than 23 years, its Sacramento Commercial Bank division has provided services for more than 22 years and its Southwest Community Bank division has provided these services for more than nine years

At December 31, 2006, Placer Sierra had total assets of $2.6 billion, loans and leases held for investment, net of deferred fees and costs, of $1.8 billion, deposits of $2.2 billion and shareholders’ equity of $404 million. Placer Sierra’s executive offices are located at 525 J Street, Sacramento, California and its telephone number is (916) 554-4750.

Financial and other information about Placer Sierra is set forth in Placer Sierra’s Annual Report on Form 10-K for the year ended December 31, 2006.

Information on the internet website of Placer Sierra is not part of this document, and you should not rely on that information in deciding how to vote on the proposal to approve the merger agreement unless that information is in this document or has been incorporated by reference into this document.

WELLS FARGO CAPITAL STOCK

The following summary of the terms of Wells Fargo capital stock is not complete and is qualified by reference to Wells Fargo’s restated certificate of incorporation, as amended, including any certificates of designations for Wells Fargo preferred stock, and to Wells Fargo’s bylaws. You should read these documents for complete information on Wells Fargo capital stock. Wells Fargo’s restated certificate of incorporation, as amended, including the certificates of designations for Wells Fargo preferred stock, and Wells Fargo’s bylaws are incorporated by reference into this document.

Wells Fargo files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time Wells Fargo might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a current report on Form 8-K filed with the SEC. See “Where You Can Find More Information on” on page 63.

General

Shares Authorized and Outstanding. As of the date of this document, Wells Fargo was authorized to issue 6,000,000,000 shares of common stock. At December 31, 2006, Wells Fargo had issued 3,472,762,050 shares of common stock, of which 3,377,149,861 shares were outstanding and 95,612,189 shares were held as treasury shares.

Common Stock Dividends. Holders of Wells Fargo common stock receive dividends if, when and as declared by Wells Fargo’s board of directors out of funds that Wells Fargo can legally use to pay dividends. Wells Fargo may pay dividends in cash, stock or other property. In some cases, holders of Wells Fargo common stock may not receive dividends until Wells Fargo has satisfied its obligations to holders of outstanding preferred stock. Other restrictions on Wells Fargo’s ability to pay dividends are described below under “—Restrictions on Payment of Dividends.”

Voting Rights. Holders of Wells Fargo common stock have the exclusive right to vote on all matters presented to Wells Fargo stockholders unless Delaware law or the certificate of designations for an outstanding series of preferred stock gives the holders of that series of preferred stock the right to vote on certain matters. Each holder of Wells Fargo common stock is entitled to one vote per share. Holders of Wells Fargo common stock have no cumulative voting rights for the election of directors. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on Wells Fargo’s board of directors. It also means the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election and the holders of the remaining shares will not be able to elect any directors. Wells Fargo’s board of directors is not classified.

Other Rights. If Wells Fargo voluntarily or involuntarily liquidates, dissolves or winds up its business, holders of its common stock will receive pro rata, according to shares held by them, any of Wells Fargo’s remaining assets available for distribution to stockholders after Wells Fargo has provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. When Wells Fargo issues securities in the future, holders of Wells Fargo common stock have no preemptive rights with respect to those securities. This means the holders of Wells Fargo common stock have no right, as holders of Wells Fargo common stock, to buy any portion of those issued securities. Holders of Wells Fargo common stock have no rights to have their shares of common stock redeemed by Wells Fargo or to convert their shares of common stock into shares of any other class of Wells Fargo capital stock.

Listing. Outstanding shares of Wells Fargo common stock are listed on the New York Stock Exchange under the symbol “WFC.” Wells Fargo Bank, National Association is the transfer agent and registrar for Wells Fargo common stock.

Fully Paid. Outstanding shares of Wells Fargo common stock are fully paid and non assessable. This means the full purchase price for the shares has been paid and the holders of the shares will not be assessed any additional amounts for the shares. Robert J. Kaukol, Senior Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and non-assessable. See “Legal Opinions” on page 63.

Restrictions on Payment of Dividends

Wells Fargo is incorporated in Delaware and is governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, Wells Fargo cannot pay dividends out of net profits if, after it pays the dividend, its capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

As a bank holding company, Wells Fargo’s ability to pay dividends is affected by the ability of its bank and non-bank subsidiaries to pay dividends to it. Various federal laws limit the amount of dividends Wells Fargo’s national bank subsidiaries can pay to it without regulatory approval. State-chartered banks are subject to state regulations that limit dividends.

Restrictions on Ownership of Wells Fargo Common Stock

The Bank Holding Company Act of 1956 requires any “bank holding company” (as defined in that Act) to obtain the approval of the Board of Governors of the Federal Reserve System prior to acquiring more than 5% of Wells Fargo’s outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Wells Fargo’s outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of Wells Fargo’s outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Anti-takeover Provisions in the Restated Certificate of Incorporation and Bylaws

Certain provisions of Wells Fargo’s restated certificate of incorporation, as amended, could make it less likely that Wells Fargo management would be changed or someone would acquire voting control of Wells Fargo without the consent of its board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow stockholders to receive premiums over the market price of their common stock.

Preferred Stock. Wells Fargo’s board of directors can at any time, under Wells Fargo’s restated certificate of incorporation, as amended, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Wells Fargo through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring Wells Fargo management could stop a takeover by preventing the person trying to take control of Wells Fargo from acquiring enough voting shares to take control.

Rights Plan. Although Wells Fargo does not have a stockholder rights plan (commonly referred to as a “poison pill”) as of the date of this document, under Delaware law, Wells Fargo’s board of directors can adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire Wells Fargo on terms not approved by Wells Fargo’s board of directors.

Amendment of Bylaws. Under Wells Fargo’s bylaws, the Wells Fargo board of directors can adopt, amend or repeal the bylaws, subject to limitations under the Delaware General Corporation Law. Wells Fargo stockholders also have the power to change or repeal Wells Fargo’s bylaws.

Preferred Stock

As of the date of this document, Wells Fargo was authorized to issue, without further stockholder approval, 24,000,000 shares of preferred stock, consisting of 20,000,000 shares of preferred stock and 4,000,000 shares of preference stock, including shares already issued or reserved for issuance. At December 31, 2006, Wells Fargo had 383,804 shares of preferred stock issued and outstanding. Wells Fargo had not issued any shares of preference stock as of December 31, 2006. In this description of Wells Fargo capital stock, “preferred stock” means preferred stock and preference stock unless the context indicates otherwise.

Wells Fargo’s board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series, all without any vote or other action on the part of the holders of Wells Fargo common stock. Wells Fargo can issue shares of preferred stock at any time in any amount, provided that not more than 24,000,000 shares of preferred stock are outstanding at any one time.

Shares of Wells Fargo common stock are subject to the rights of holders of Wells Fargo preferred stock. Wells Fargo preferred stockholders are entitled to payment of dividends on their preferred stock before Wells Fargo can pay dividends on Wells Fargo common stock. If Wells Fargo voluntarily or involuntarily liquidates, dissolves or winds up its business, its preferred stockholders are entitled to receive, out of any assets remaining for distribution to stockholders, all accrued and unpaid dividends on their preferred stock and any liquidation preference for their preferred stock before holders of Wells Fargo common stock receive any distribution of assets with respect to their common stock.

COMPARISON OF STOCKHOLDER RIGHTS

If the merger is completed, Placer Sierra shareholders will receive shares of Wells Fargo common stock for their shares of Placer Sierra common stock. The following is a summary of the material differences between the rights of holders of Placer Sierra common stock and holders of Wells Fargo common stock under applicable law and the governing documents of Wells Fargo and Placer Sierra. The summary is not a complete statement of the provisions affecting, and the differences between, such rights. An indication that some of the differences in the rights are material does not mean that there are not other equally important differences.

The description of the rights of holders of Placer Sierra common stock is qualified in its entirety by reference to the California General Corporation Law (“CGCL”), Placer Sierra’s articles of incorporation, which are filed as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2006, and Placer Sierra’s bylaws, which are filed as an exhibit to its Current Report on Form 8-K filed on April 3, 2007. The description of the rights of holders of Wells Fargo common stock is qualified in its entirety by reference to the Delaware General Corporation Law (“DGCL”) and Wells Fargo’s restated certificate of incorporation and bylaws, which are filed as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2006. We urge you to read these statutes and documents in their entirety.

Authorized Capital Stock

Placer Sierra	Wells Fargo

Authorized: • 100,000,000 shares of common stock. • 25,000,000 shares of preferred stock.	Authorized: • 6,000,000,000 shares of common stock. • 20,000,000 shares of preferred stock. • 4,000,000 shares of preference stock.

Outstanding at December 31, 2006: • 22,492,188 shares of common stock • No shares of preferred stock	Outstanding at December 31, 2006: • 3,377,149,861 shares of common stock. • 383,804 shares of preferred stock. • No shares of preference stock.

Size of Board of Directors

Placer Sierra	Wells Fargo

Placer Sierra’s bylaws provide that the board of directors will consist of not less than seven nor more than 13 directors, the exact number of directors to be determined from time to time by the Placer Sierra board of directors. The Placer Sierra board of directors currently consists of nine members.	Wells Fargo’s bylaws provide that the board of directors shall consist of not less than 3 or more than 28 persons, the exact number to be determined from time to time by the board. Wells Fargo’s board of directors currently consists of 16 members.

Election of Directors

Placer Sierra	Wells Fargo

Directors are elected by a plurality of the vote.	In an uncontested election (the number of nominees equals the number of directors to be elected) a nominee is elected if the votes cast for his or her election exceed the votes cast against his or her election. In a contested election (the number of candidates exceeds the number to be elected) directors are elected by a plurality of the vote.

Removal of Directors

Placer Sierra	Wells Fargo

Under the CGCL, a Placer Sierra director, or the entire Placer Sierra board, can be removed, with or without cause, by the affirmative vote of a majority of the shares entitled to vote at an election of directors; provided, however, that no Placer Sierra director may be removed (unless the entire Placer Sierra board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively (without regard to whether cumulative voting is permitted) at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director’s most recent election were then being elected.

In addition, a Placer Sierra director may be removed by the Placer Sierra board of directors if the director is declared of unsound mind by an order of court or convicted of a felony.

Under the DGCL, a Wells Fargo director, or the entire Wells Fargo board, can be removed, with or without cause, by the affirmative vote of a majority of the shares entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors

Placer Sierra	Wells Fargo

Any vacancy on the board created by the death or resignation of a director, or if the authorized number of directors is increased or the shareholders fail to elect the full authorized number of directors, may be filled by a majority of the remaining directors.	Any vacancy on the board created by the death, resignation, retirement, disqualification, or removal from office of a director may be filled by a majority of the remaining directors.

Nomination of Director Candidates by Shareholders

Placer Sierra	Wells Fargo

To nominate a candidate for election as a Placer Sierra director, a shareholder must submit a written notice of the proposed nomination. The written notice must be delivered to or mailed and received at the principal executive offices of Placer Sierra:

•     not less than 60 nor more than 90 days prior to a meeting at which directors are to be elected; or

•     if less than 21 days’ notice of the meeting is given to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed.

The notice must set forth:

•     as to any nominee:

•     the name, age, business address, and residence of such person,

To nominate a candidate for election as a Wells Fargo director, a shareholder must submit a written notice of the proposed nomination to Wells Fargo’s chief executive officer and its corporate secretary not earlier than 150 days, and not later than 120 days, before the first anniversary of the preceding year’s annual meeting.

The written notice must set forth as to each individual whom the stockholder proposes to nominate for election or re-election as a director:

•     such individual’s name,

•     the number of shares of Wells Fargo common stock owned by such individual,

•     sufficient information about the individual’s experience and qualifications for the board, or a committee of the board, to determine if such

•     the principal occupation or employment of such person,

•     the class and number of shares of capital stock of Placer Sierra beneficially owned by such person, and

•     all information related to such person required to be disclosed in solicitations for proxies for election of directors in an election contest or otherwise required by federal securities laws; and

•     as to the shareholder making the nomination and as to any Placer Sierra shareholder on whose behalf the nomination is made:

•     the name and address of the shareholder submitting the proposal, and

•     the class and number of shares of capital stock owned by such shareholder.

individual meets the minimum qualifications for directors as approved and publicly disclosed by the board from time to time or as required by law, and

•     all other information relating to such individual that is required to be disclosed by Wells Fargo in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 promulgated thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•     as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made,

•     the name and address of such shareholder, as they appear on the Company’s stock ledger, and of such beneficial owner,

•     the class and number of shares of Wells Fargo common stock which are owned beneficially and of record by such shareholder and any such beneficial owner, and

•     whether the proponent intends or is part of a group which intends to solicit proxies from other shareholders in support of such nomination.

Calling Special Meetings of Shareholders

Placer Sierra	Wells Fargo

Placer Sierra’s bylaws provide that special meetings of shareholders may be called by a majority of its board of directors, the chairman of its board of directors, its President, or by holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting.	Wells Fargo’s bylaws provide that special meetings of stockholders may be called by the board, the chief executive officer or the secretary. Holders of Wells Fargo common stock do not have the ability to call a special meeting of stockholders. This restriction on who may call a special meeting of stockholders, including the inability of holders of common stock to call a special meeting, may deter hostile takeovers of Wells Fargo by making it more difficult for a person or entity to call a special meeting of stockholders for the purpose of considering an acquisition proposal or related matters.

Cumulative Voting

Placer Sierra	Wells Fargo

Placer Sierra’s bylaws prohibit cumulative voting so long as Placer Sierra common stock is listed on, among other things, The NASDAQ Global Select Market. Accordingly, Placer Sierra shareholders do not have cumulative voting rights in connection with the election of directors.	Wells Fargo stockholders also do not have cumulative voting rights in connection with the election of directors.

Shareholder Action Without a Meeting

Placer Sierra	Wells Fargo

Placer Sierra’s articles of incorporation provide that any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the shareholders, provided that the board has previously approved such action.	Wells Fargo’s bylaws provide that any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders, and provide certain procedures to be followed in such cases.

Anti-Takeover Provisions

Placer Sierra	Wells Fargo

Placer Sierra’s articles of incorporation permit the board of directors to oppose any tender, merger, consolidation, asset purchase or similar offer if the board determines that such opposition would be in the best interests of the corporation. In considering such offers, the board may consider any pertinent factors, which may include, without limitation, the following:

•     whether the offering price is adequate and acceptable,

•     whether a price more favorable to shareholders may be obtained,

•     the impact the offer would have on the employees, depositors, clients and customers of Placer Sierra and the communities it serves,

•     the present and historical position and reputation of the offeror and the social and/or economic effect the reputation and practices of the offeror would have upon the employees, depositors and customers of Placer Sierra and the communities it serves,

•     an analysis of the value of the securities, if any, offered in exchange for Placer Sierra’s securities, and

•     any antitrust or other legal or regulatory issues raised by the offer.

Section 203 of the DGCL prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15 percent or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•     the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction,

•     after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of interested stockholders and (b) shares held by specified employee benefit plans, or

•     after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

In addition, Placer Sierra’s articles of incorporation prohibit Placer Sierra from engaging in a stock repurchase at a price greater than fair market value from an “interested shareholder” who has beneficially acquired any shares of voting stock within a period of less than 2 years prior to the date of the stock repurchase, unless holders a majority of the voting shares, other than the interested party, vote affirmatively in favor of the repurchase. This vote is not required if the stock repurchase is made pursuant to a tender offer or exchange offer for a class of capital stock made available on the same basis to all holders of such class of capital stock or if the stock repurchase is made pursuant to an open market purchase program approved by a majority of the continuing directors and provided that such repurchase is effected on the open market and not the result of a privately negotiated transaction. An “interested shareholder” is defined as any person who beneficially owns more than 5% of Placer Sierra voting stock or who is an affiliate or associate of Placer Sierra and who at any time within the two year period prior to the date in question, beneficially owned more than 5% of Placer Sierra’s voting stock.	A Delaware corporation may elect not to be governed by Section 203. Wells Fargo has not made such an election.

Shareholder Vote Required for Mergers, Sales of Assets and Other Transactions

Placer Sierra	Wells Fargo

The CGCL requires Placer Sierra to obtain the approval of the holders of a majority of the outstanding shares entitled to vote thereon prior to any merger, share exchange or sale of all or substantially all of the assets of the corporation.	The DGCL requires certain mergers and share exchanges to be approved by the holders of a majority of the outstanding shares entitled to vote thereon. The DGCL similarly requires that a sale of all or substantially all of the assets of a corporation be approved by the holders of a majority of the outstanding shares entitled to vote thereon.

Dissenters’ Rights

Placer Sierra	Wells Fargo

If the merger is consummated and a Placer Sierra shareholder exercises and perfects his or her dissenters’ rights in accordance with the procedures set forth in Chapter 13 of the CGCL, that shareholder will be entitled to receive an amount equal to the fair market value of his or her shares of Placer Sierra common stock as of January 8, 2007 in lieu of participating in the merger and receiving Wells Fargo common stock.

A Placer Sierra shareholder must satisfy each of the following requirements for his or her shares to be considered dissenting shares under Chapter 13 of the CGCL: (i) the shares must be outstanding as of the record date of the shareholder’s meeting at which the

Because Wells Fargo common stock is listed on the New York Stock Exchange and is currently held by more than 2,000 stockholders, holders of Wells Fargo common stock generally will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.

shares may be voted in connection with the merger; (ii) the shares must be voted against the merger; and (iii) the shareholder must make a written demand to have Placer Sierra purchase the shares for cash at their fair market value. A vote by proxy or in person against the merger does not in and of itself constitute a demand for dissenters’ rights.

Because Placer Sierra common stock is listed on The NASDAQ Global Select Market, holders of Placer Sierra common stock will not have dissenters’ rights unless the holders of at least 5% of the outstanding shares of Placer Sierra common stock demand that right.

Indemnification

Placer Sierra	Wells Fargo

Placer Sierra’s bylaws provide that Placer Sierra must indemnify its directors, officers, employees and agents to the fullest extent permitted by Section 317 of the CGCL subject to (i) the applicable limits set forth in Section 204 of the CGCL; (ii) the requirements of Section 18(k) of the Federal Deposit Insurance Act and 12 CFR Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation; and (iii) any other requirements or limitations imposed by state or federal laws or regulations. To the extent there is any conflict between the provisions of state and federal law, the federal law shall prevail.

Placer Sierra’s articles of incorporation authorize Placer Sierra to indemnify its directors, officers, employees and agents in excess of the indemnification otherwise permitted by Section 317 of the CGCL subject only to the applicable limits set forth in Section 204 of the CGCL.

Section 317 of the CGCL provides that, subject to certain limitations in the case of “derivative” suits brought by a corporation’s shareholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•     acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation; and

The DGCL provides that, subject to certain limitations in the case of “derivative” suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•     acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•     in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby.

Wells Fargo’s restated certificate of incorporation provides that Wells Fargo must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director or officer of Wells Fargo (or was serving at the request of Wells Fargo as a director, trustee, officer,

•     in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, Placer Sierra is required by the CGCL to indemnify such person for reasonable expenses incurred thereby.

Placer Sierra may advance expenses incurred in defending any proceeding prior to final disposition of the proceeding upon receipt of an undertaking by such director, officer, employee or agent that such advance will be repaid if it shall be determined ultimately that such person is not entitled to be indemnified.

The CGCL does not permit indemnification for:

•     acts of omissions that involve intentional misconduct or a knowing and culpable violation of law,

•     acts or omissions that a director believes to be contrary to the best interests of the corporation of its shareholders or that involve the absence of good faith on the part of the director,

•     any transaction from which a director derived an improper benefit,

•     acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, of a risk of serious injury to the corporation of its shareholders,

•     acts of omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders,

•     transactions between the corporation and a director who has a material financial interest in such transaction, or

•     liability for improper distributions, loans or guarantees.

employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Wells Fargo’s board of directors.

Wells Fargo’s restated certificate of incorporation also provides that Wells Fargo must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that, if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Wells Fargo’s restated certificate of incorporation authorizes Wells Fargo to provide similar indemnification to employees or agents of Wells Fargo.

Limitations on Directors’ Liability

Placer Sierra	Wells Fargo

Placer Sierra’s articles of incorporation limit liability of directors for monetary damages to the fullest extent permissible under California law. Placer Sierra’s bylaws further provide that this limitation on the liability of	Wells Fargo’s restated certificate of incorporation provides that a director (including an officer who is also a director) of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for directors for monetary damages is subject to (i) the applicable limits set forth in Section 204 of the CGCL; (ii) the requirements of Section 18(k) of the Federal Deposit Insurance Act and 12 CFR Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation; and (iii) any other requirements or limitations imposed by state or federal laws or regulations. To the extent there is any conflict between the provisions of state and federal law, federal law shall prevail.

monetary damages for breach of fiduciary duty as a director, except for liability arising out of:

•     any breach of the director’s duty of loyalty to Wells Fargo or its stockholders,

•     acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•     payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or

•     any transaction from which the director derived an improper personal benefit.

Amendment of Articles of Incorporation or Certificate of Incorporation

Placer Sierra	Wells Fargo

Placer Sierra’s articles of incorporation require the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock to amend certain provisions of the articles of incorporation.	Wells Fargo’s restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo’s board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Shares of Wells Fargo preferred stock and Wells Fargo preference stock currently authorized in Wells Fargo’s restated certificate of incorporation may be issued by Wells Fargo’s board of directors without amending Wells Fargo’s restated certificate of incorporation or otherwise obtaining the approval of Wells Fargo’s stockholders.

Amendment of Bylaws

Placer Sierra	Wells Fargo

Placer Sierra’s bylaws generally provide for amendment by a majority of Placer Sierra’s board of directors or by a majority of the outstanding shares of capital entitled to vote in the election of directors.	Wells Fargo’s bylaws generally provide for amendment by a majority of Wells Fargo’s board of directors or by a majority of the outstanding stock entitled to vote thereon.

EXPERTS

The consolidated financial statements of Wells Fargo & Company and Subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the consolidated financial statements refers to a change in the method of accounting for residential mortgage servicing rights, stock-based compensation, and pensions in 2006.

The consolidated financial statements of Placer Sierra Bancshares as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s report on internal controls over financial reporting as of December 31, 2006, incorporated by reference in this proxy statement-prospectus, have been audited by Perry-Smith LLP, independent registered public accounting firm, as stated in their reports with respect thereto, incorporated by reference herein, in reliance upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

Robert J. Kaukol, Senior Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and non-assessable. Mr. Kaukol beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock.

Manatt, Phelps & Phillips, LLP, will deliver an opinion concerning certain United States federal income tax consequences of the merger. It is a condition to the completion of the merger that Placer Sierra receives an opinion from its counsel with respect to the tax treatment of the merger.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

Wells Fargo has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission (SEC) the issuance in the merger of the Wells Fargo common stock to Placer Sierra shareholders. This document is part of that registration statement. The registration statement and the exhibits to the registration statement contain additional important information about Wells Fargo and its common stock. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Placer Sierra and Wells Fargo SEC Filings

Wells Fargo and Placer Sierra file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any reports, statements or other information filed by Wells Fargo or Placer Sierra with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Wells Fargo’s and Placer Sierra’s SEC filings are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

Documents Incorporated by Reference

The SEC allows Wells Fargo and Placer Sierra to “incorporate by reference” into this document, which means that Wells Fargo and Placer Sierra can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information that is included directly in this document or contained in later filed documents that are incorporated by reference into this document. This document incorporates by reference the documents set forth below that Wells Fargo and Placer Sierra documents have previously filed with the SEC.

Wells Fargo SEC Filings (File No. 001- 2979)	– Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 1, 2007.

–  Current Reports on Form 8-K filed January 8, 2007, January 16,
2007, January 24, 2007, January 25, 2007, January 26, 2007, March 19,
2007, March 28, 2007, and April 17, 2007.

–  The description of Wells Fargo common stock contained in Exhibit
99(e) to Wells Fargo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including any amendments or reports filed to update such description.

Placer Sierra SEC Filings (File No. 000-50652)	– Annual Report on Form 10-K for the year ended December 31, 2006 filed on March 6, 2007.

–  Current Reports on Form 8-K filed January 10, 2007, January 16,
2007, January 24, 2007, January 29, 2007, February 27, 2007, and
April 3, 2007.

–  The description of Placer Sierra common stock contained in Placer
Sierra’s registration statement on Form 8-A filed on March 25, 2004, including any amendments or reports filed to update such description.

All documents filed by Wells Fargo and Placer Sierra with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold are incorporated by reference into this proxy statement-prospectus and are part of this document from the date of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Documents Available Without Charge

Wells Fargo and Placer Sierra will provide, without charge, copies of any report incorporated by reference into this document, excluding exhibits other than those that are specifically incorporated by reference into this document. You may obtain a copy of any document incorporated by reference by writing or calling the appropriate company:

Wells Fargo & Company MAC N9305-173 Sixth and Marquette Minneapolis, Minnesota 55479 Attn: Corporate Secretary (612) 667-8655	Placer Sierra Bancshares 525 J Street Sacramento, California 95814 Attention: Angelee J. Harris, Corporate Secretary (916) 554-4750

To ensure delivery of the copies in time for the annual meeting, your request should be received by May 23, 2007.

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with different information. This document is dated April 24, 2007. You should not assume that information contained or incorporated by reference in this document is accurate as of any date other than that date. Neither the mailing of this document to Placer Sierra shareholders nor the issuance by Wells Fargo of its common stock in the merger will create any implication to the contrary.

PROPOSAL 1 – APPROVAL OF THE PROPOSED MERGER

As described above, Placer Sierra is requesting a vote on the proposal to approve the merger agreement. For a description of the proposed merger and merger agreement see “The Proposed Merger” beginning on page 20 and “The Merger Agreement” beginning on page 41.

Vote Required

The affirmative vote of the holders of a majority of the shares of Placer Sierra common stock outstanding and entitled to vote is necessary to approve the merger agreement. Not voting or abstaining from voting on the merger proposal will have the effect of a vote against the merger agreement.

Recommendation of the Placer Sierra Board of Directors

The Placer Sierra board of directors unanimously approved the merger agreement and believes the proposed merger is in the best interest of Placer Sierra and its shareholders.

The Board of Directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

PROPOSAL 2 – ADJOURNMENT OF THE PLACER SIERRA SHAREHOLDER MEETING

General

If, at the Placer Sierra annual meeting of shareholders on May 31, 2007, the number of shares of Placer Sierra common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of Placer Sierra common stock voting in favor of approval of the merger agreement is insufficient to approve the merger agreement under California law, Placer Sierra’s management intends to move to adjourn the annual meeting in order to enable the Placer Sierra board of directors to solicit additional proxies. In that event, Placer Sierra will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to the approval of the merger agreement.

In this proposal, Placer Sierra is asking you to grant discretionary authority to the holder of any proxy solicited by the Placer Sierra board of directors so that such holder can vote in favor of the proposal to adjourn the annual meeting to solicit additional proxies. If the shareholders of Placer Sierra approve the adjournment proposal, Placer Sierra could adjourn the annual meeting, and any adjourned session of the annual meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted. Among other things, approval of the adjournment proposal could mean that, even if Placer Sierra had received proxies representing a sufficient number of votes against approval of the merger agreement to defeat the merger agreement proposal, Placer Sierra could adjourn the annual meeting without a vote on the merger agreement proposal and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the merger agreement.

If the annual meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the annual meeting of the place, date and time to which the meeting is adjourned.

Vote Required

Under Placer Sierra’s bylaws, the adjournment proposal requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions and broker non-votes will not effect the vote on the adjournment proposal.

No proxy that is specifically marked “AGAINST” approval of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” granting the discretionary authority to adjourn the annual meeting.

Recommendation of the Placer Sierra Board of Directors

The Placer Sierra board of directors believes that if the number of shares of Placer Sierra common stock present in person or by proxy at the annual meeting and voting in favor of the merger agreement is insufficient to approve the merger agreement, it is in the best interests of the shareholders of Placer Sierra to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of the merger agreement.

The Placer Sierra board of directors recommends that you vote “FOR” the proposal to grant discretionary authority to adjourn the Placer Sierra annual meeting for the purpose of soliciting additional proxies.

OTHER MATTERS TO BE CONSIDERED AT THE PLACER SIERRA BANCSHARES ANNUAL MEETING

The following sections of this document include a description of the other proposals to be considered and voted on at the Placer Sierra annual meeting and information relevant to those proposals. For the ease of reading, this section sets forth each of the three other proposals, including information on the general nature of the proposals, the vote required and similar information. The remaining sections contain information relevant to these other proposals and typically found in Placer Sierra’s proxy statement for its annual meetings of shareholders.

References to “we,” “our,” and “us” in this and the remaining sections are to Placer Sierra (and not Wells Fargo).

Only shareholders of record at the close of business on April 5, 2007 will be entitled to notice of and to vote at the annual meeting. On the voting record date, there were 22,601,533 shares of Placer Sierra common stock issued and outstanding and Placer Sierra had no other class of equity securities outstanding. In addition to the merger, the holders of Placer Sierra common stock will be considering the election of directors and the ratification of the selection of independent public accountants for 2007.

We are furnishing this document to Placer Sierra shareholders in connection with the solicitation of proxies by the Placer Sierra board of directors for use at the annual meeting of Placer Sierra shareholders, including any adjournment or postponement thereof, to be held on May 31, 2007 at 10:00 a.m. at the Hyatt Regency Sacramento, 1209 L Street, Sacramento, California 95814. The purpose of the Placer Sierra annual meeting is for Placer Sierra shareholders to consider and vote upon the following:

(1)	Approval of Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization by and between us and Wells Fargo & Company, dated as of January 9, 2007. For a description of the proposed merger and merger agreement see “The Proposed Merger” beginning on page 20 and “The Merger Agreement” beginning on page 41;

(2)	Discretionary Authority to Adjourn the Annual Meeting. To grant discretionary authority to adjourn the annual meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the terms of the merger agreement. For a description of this proposal see “Proposal 2 – Adjournment of the Placer Sierra Shareholder Meeting” beginning on page 66;

(3)	Election of Directors. To elect nine directors for a one-year term and until their successors are duly elected and qualified. Our nominees are Allan W. Arendsee, Christi Black, Robert J. Kushner, Larry D. Mitchell, Frank J. Mercardante, Dwayne A. Shackelford, William J. Slaton, Robert H. Smiley, and Sandra R. Smoley;

(4)	Ratification of Appointment of Independent Public Accountants. To ratify the appointment by the Audit Committee of Perry-Smith LLP as independent public accountants for the fiscal year ending December 31, 2007; and

(5)	Other Business. To transact such other business as may properly come before the annual meeting or any adjournment thereof. Management is not aware of any other such business.

PROPOSAL 3 – ELECTION OF DIRECTORS

The board has nominated nine persons for election as directors at the annual meeting. Our board of directors consists of nine members. Directors serve for one year terms and at each annual meeting of shareholders the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the next annual meeting and until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any. The following table sets forth the names and biographies of the persons nominated by the Board to serve as directors. All of the directors (except Mr. Arendsee and Mr. Mercardante) were previously elected by our shareholders.

Name and Age	Principal Occupation and Business Experience
Allan W. Arendsee (44)	Mr. Arendsee is the president of A.W. Arendsee Real Estate, a San Diego based commercial real estate brokerage, consulting and investment firm. Mr. Arendsee had been a real estate broker and principal with various companies since 1988 and started his own firm in 1996 which specialized in leasing of downtown office and retail space. In 2003, Mr. Arendsee sold substantially all the assets and contracts of the company to BRE Commercial, now Grubb & Ellis/BRE. Mr. Arendsee was a founding director of Southwest Community Bank, which was acquired by Placer Sierra in 2006. Mr. Arendsee had been a director of Southwest Community Bank since 1997. Mr. Arendsee has served as the president of the San Diego Commercial Association of Realtors, and has served on the boards of the San Diego CCIM Chapter, Downtown San Diego Partnership, and currently sits on the board of directors of the Burn Institute, a nonprofit health agency dedicated to reducing the number of burn injuries and deaths in San Diego, Imperial, Riverside and San Bernardino counties. Mr. Arendsee has been Placer Sierra director since June 12, 2006. Mr. Arendsee received his Bachelors of Science degree, in Economics, from the University of Redlands. He is currently working on his Masters of Science degree in Executive Leadership at the University of San Diego.

Christi Black (51)	Ms. Black is the Managing Director with Ogilvy Public Relations Worldwide, specializing in consumer education, public affairs and social marketing. Ms. Black co-founded Deen+Black Public Relations in 1987, and grew the firm to have annualized billings of $10 million with offices throughout California. Deen+Black was one of the last midsize, independently owned public relations firms in the state when Ogilvy Public Relations Worldwide acquired it in 2001. Named “PR Agency of the Year” by PR Week magazine in 2001, Ogilvy Public Relations is one of the top 10 largest PR firms in the world. Ogilvy Public Relations is owned by WPP Group, a marketing communications holding company traded on the London stock exchange. Ms. Black has been a Placer Sierra director since January 1, 2005.

Robert J. Kushner (56)	Mr. Kushner is the founding partner of Kushner, Smith, Joanou & Gregson, LLP, an accounting firm based in Irvine, California since 1979. From 1972 to 1979 he was employed by two international accounting firms where he assisted in the preparation of audited financial statements principally in the financial services area, including banks and finance companies, as well as other publicly held companies. In addition, Mr. Kushner served in various capacities with the California State Board of Accountancy related primarily to enforcement issues and technical research involving complaints against licensees from 1983 to 1992. Mr. Kushner became a Certified Public Accountant in 1977 and is a member of both the American Institute of

Name and Age	Principal Occupation and Business Experience
Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Kushner has been a Placer Sierra director since December 2002, chairing the Placer Sierra compensation committee, and was formerly a director of Placer Sierra Bank from August 2003 through December 2004. Mr. Kushner received his Bachelor of Science degree, in Accounting and Finance, from the University of Southern California.

Frank J. Mercardante (59)	Mr. Mercardante is the Chief Executive Officer of Placer Sierra and the Chairman and Chief Executive Officer of Placer Sierra Bank. He has held these positions since August 14, 2006. Mr. Mercardante has been Placer Sierra director since June 12, 2006 and Placer Sierra Bank director since August 14, 2006. Mr. Mercardante is a 40-year banking veteran and has held executive management positions with financial institutions of various sizes, ranging from new start-ups to institutions with assets in excess of $6 billion. As managing director of his own consulting practice for six years, he consulted with boards, senior management and regulators of banks, thrift institutions and credit unions. He has experience on both sides of mergers and acquisitions and has assisted in the sale and purchase of banks, trust companies, mortgage companies, insurance companies and data servicing companies. Previously, Mr. Mercardante was the President and Chief Executive Officer of Southwest Community Bancorp and Southwest Community Bank since 1998. He holds a degree in Business Administration and is also an ordained permanent deacon in the Roman Catholic Church.

Larry D. Mitchell (64)	Mr. Mitchell was employed by the Hewlett-Packard Company (HP) for 29 years, retiring in 1997 as General Manager of HP’s Roseville Site, a position he held for seven years. From 1980 to 1990, Mr. Mitchell held general manager positions of several HP divisions: HP Puerto Rico, Roseville Terminals and Roseville Personal Computers, respectively. Prior to that, Mr. Mitchell held various senior management positions with HP. Mr. Mitchell has served as a Placer Sierra director since December 2002 and has been the Placer Sierra Chairman of the Board since August 14, 2006. Mr. Mitchell was formerly a Placer Sierra Bank director from September 1999 through December 2004. Currently, Mr. Mitchell is Director of Operations for SP Communications, a startup electronics company. He is also a director of Finisar Corp. (NASDAQ: FNSR) and a member of Finisar’s audit committee. Mr. Mitchell’s community activities include serving as a volunteer director of PRIDE Industries and UCD Medical Center/Transplant Hope and Senior Fellow of the American Leadership Forum. Mr. Mitchell received his Bachelor of Arts degree-Engineering Science from Dartmouth College and holds a Masters in Business Administration degree from Stanford University.

Name and Age	Principal Occupation and Business Experience
Dwayne A. Shackelford (63)	Mr. Shackelford is a consultant to Huntley, Mullaney and Spargo, LLC, a firm which provides financial restructuring services for the retail and restaurant sectors. In addition, he serves as Vice President of Chartwell Holdings, a real estate development company with involvement in property acquisition and management, entitlement and sales. From 1986 to 1989, Mr. Shackelford was Vice President and Regional Manager for Ivy Medical Group’s Sacramento operations. From 1969 to 1986, Mr. Shackelford worked for Exploration Logging, Inc., a worldwide oilfield engineering firm where he served as Controller, Chief Financial Officer, Group Vice President and Senior Vice President. Before joining Exploration Logging, Mr. Shackelford worked as a Certified Public Accountant for Coopers & Lybrand. Mr. Shackelford has served as Placer Sierra director of since December 2002, where he chairs the audit committee, and was formerly as a Placer Sierra Bank director from May 1998 through December 2004. Mr. Shackelford is a member of both the American Institute of Certified Public Accountants and the Institute of Internal Auditors. He received his Bachelor of Science degree, in Accounting, and his Masters in Business Administration degree from the California State University, Sacramento.

William J. Slaton (59)	Mr. Slaton is a retired public finance executive. He retired in 2003 from ePlus (NASDAQ: PLUS), a provider of supply chain management solutions where he had served as Vice President since 1990. Mr. Slaton’s public finance career spanned 25 years, during which time he specialized in arranging technology project financings. From 1978 to 1990, he held sales management positions with information technology leasing companies. From 1969 to 1977, Mr. Slaton held sales positions with International Business Machines Corporation. He is currently an elected director of the Sacramento Municipal Utility District governing board. Mr. Slaton was recently appointed to serve on the American Public Power Association Policy Makers Council. He has served as a Placer Sierra director since December 2002, and was formerly a Placer Sierra Bank director from March 2000 through December 2004. Mr. Slaton served as President of the Jewish Federation of the Sacramento Region from 1996 to 1999. In addition, Mr. Slaton was a board member of KVIE, a Sacramento public television station, where he served as Chairman of the Board from 1977 to 1978 and from 1979 to 1980. Mr. Slaton has served in various capacities in other county-appointed and volunteer community organizations, including the Sacramento Area Equal Opportunity Council, Weave Business Advisory Board, HOSTS (Helping One Student to Succeed) Tutoring Program, and Point West Rotary. Mr. Slaton received his Bachelor of Business Administration degree, in Statistics, from the University of Texas.

Robert H. Smiley (64)	Dr. Smiley has been a Professor of Management at the University of California at Davis since 1989. He began his career at the Johnson Graduate School of Management, Cornell University, as a Professor of Economics and Policy. From 1989 to 2003, he served in Davis, California as Dean of the UC Davis Graduate School of Management. Dr. Smiley has served as a Placer Sierra director since December 2002, and was formerly a Placer Sierra Bank director from March 2000 through December 2004. He also serves as a director of Calpine Containers, Cakebread Cellars and Delicato Family Vineyards. Dr. Smiley received his Bachelor of Science degree, in Engineering, and his Masters degree, in Business Economics, from the

Name and Age	Principal Occupation and Business Experience
University of California at Los Angeles. He received his Ph.D. degree, in Economics, from the Graduate School of Business at Stanford University.

Sandra R. Smoley (70)	Ms. Smoley is President and Chief Executive Officer of The Sandy Smoley Group, which she founded in 1999. She performs healthcare and state and local government issues consulting. Previous to this, she was Secretary of the California Health and Welfare Agency where she managed an agency that employed over 42,000 employees and had a total budget of $48.6 billion. She oversaw 12 state departments and one board. She was also Secretary of the State and Consumer Services Agency where she managed an agency with 16,000 employees and a $700 million budget with 14 departments and 38 boards and bureaus. Both of these appointments were under Governor Pete Wilson. Ms. Smoley acted as a Presidential appointee to three major commissions: the Advisory Commission on Intergovernmental Relations (1983-1991), the Task Force on Food Assistance (1983-1984), and the Advisory Commission on Federalism (1981-1982). She represented county government at both the state and national capitols as President of the California State Association of Counties and the National Association of Counties. Ms. Smoley has served as Placer Sierra director since January 1, 2005. A registered nurse, Ms. Smoley received her degree in nursing from the University of Iowa. She is a graduate of the Senior Executive Training Program for State and Local Government at Harvard’s John F. Kennedy School of Government. She has also done graduate work in economics and management at California State University at Sacramento. She currently serves as a volunteer director of PRIDE Industries.

Vote Required

The nine nominees for director who receive the most votes will be elected. Placer Sierra’s Amended and Restated Articles of Incorporation do not permit cumulative voting.

The Board of Directors unanimously recommends that you vote “FOR” the election of all nine nominees for director.

CORPORATE GOVERNANCE

Board Matters

The Placer Sierra board of directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. The board has appointed a governance and nominating committee consisting entirely of independent directors as such term is used under the rules and the regulations of The NASDAQ Global Select Market.

Director Independence

The board and its various committees must have participation by members who are “independent” as defined by the applicable rules and regulations of The NASDAQ Global Select Market, including Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market LLC. The board has determined that each of the following non-employee directors is independent:

(1)	Allan W. Arendsee

(2)	Christi Black

(3)	Robert J. Kushner

(4)	Larry D. Mitchell

(5)	Dwayne A. Shackelford

(6)	William J. Slaton

(7)	Robert H. Smiley

(8)	Sandra R. Smoley

In addition, based on such standards, the board affirmatively determined that Frank J. Mercardante is not independent because he is Placer Sierra’s Chief Executive Officer.

Nominations of Directors

Identifying Candidates for the Board of Directors

Placer Sierra’s governance and nominating committee reviews, evaluates and proposes prospective candidates for the Placer Sierra board of directors. The governance and nominating committee recommends director nominees for selection to our board and the board selects the nominees for election as directors. Each member of our board should possess the highest personal and professional ethics and integrity and be devoted to representing the best interests of Placer Sierra and its shareholders. The goal of the governance and nominating committee is to maintain a strong and experienced board by continually assessing the board’s diversity, business and financial experience, judgment, academic expertise and other attributes including banking experience, marketing and community relations, real estate and retail expertise and expected period of time available for service.

The governance and nominating committee will conduct an annual assessment of the composition of the board, and will advise the board on any proposed changes or enhancements to board composition and structure. Additionally, the governance and nominating committee has the authority to retain a search firm to identify director candidates.

Consideration of Shareholder Nominees

The policy of the governance and nominating committee is to consider properly submitted shareholder recommendations for candidates for membership on the board of directors. In evaluating potential nominees, the governance and nominating committees will look at the same factors described under the heading “Identifying Candidates for the Board of Directors” on page 73. Recommendations must be submitted in writing and should be sent to:

Chair, Governance and Nominating Committee

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

Recommendations should be sent no earlier than the last business day of September and no later than the last business day in the month of November preceding Placer Sierra’s next annual meeting of shareholders for consideration at such annual meeting. Shareholders shall include in such recommendation:

(a)	the name and address of each proposed nominee;

(b)	the principal occupation of each proposed nominee;

(c)	the name and residence address of the notifying shareholder(s); and

(d)	a letter from the proposed nominee indicating that such proposed nominee wishes to be considered as a nominee for the Placer Sierra board of directors and will serve as a member of the Placer Sierra board of directors if elected.

The governance and nominating committee will then screen potential candidates to determine if they meet the qualification criteria. The committee will separate candidates into three categories: (a) pursue, (b) need more information and (c) reject. The committee will then acquire the information necessary to remove all candidates in category (b) and move them either to category (a) or (c). The committee will then prioritize all candidates in category (a) and shall conduct interviews starting at the top of the list and will determine how many candidates to interview for each potential director opening.

Shareholders may also directly nominate directors by following procedures in Section 15 of Placer Sierra’s Bylaws, which is set forth in the Notice of 2007 Annual Meeting of Shareholders.

Communications with the Board

Individuals may communicate with the Placer Sierra board of directors, including a committee of the board or individual directors, by writing to the following address:

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

Attention: Corporate Secretary

All communications sent to the board of directors will be communicated with the entire board of directors unless the Chairman of the board reasonably believes communication with the entire board of directors is not appropriate or necessary or unless the communication is addressed solely to a specific committee or an individual director.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics governing activities by all directors, officers and employees and a Code of Business Conduct for Senior Financial Officers governing conduct for senior financial officers. The codes are available on our website at www.plsb.com or can be obtained from:

Angelee J. Harris, Corporate Secretary

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

Any amendments or waivers to the codes will promptly be disclosed pursuant to The NASDAQ Global Select Market rules and regulations and rules and regulations of the SEC. We intend to disclose waivers or amendments to our Code of Business Conduct for senior financial officers by posting such information on our web site at www.plsb.com.

The board has established a means for employees and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Placer Sierra’s Code of Business Conduct relating, among other things, to: accounting and financial matters, policies, safety and theft. A customized SilentWhistleTM website may be used to report violations and can be accessed via the Internet at: http://www.allegiance.com/silentwhistle/. In addition, any person may call Silent Whistle’s toll-free hotline 877-874-8416 to report an incident. Any violations relating to accounting, internal accounting controls or auditing matters will be reported directly to the Placer Sierra audit committee.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors

The Placer Sierra board of directors oversees our business and monitors the performance of management. In accordance with corporate governance principles, the board does not involve itself in day-to-day operations. The directors keep themselves informed through, among other things, discussions with the Chief Executive Officer, other key executives and our principal outside advisers (legal counsel, outside auditors, investment bankers and other consultants), by reading reports and other materials that we send them and by participating in board and committee meetings. Placer Sierra’s Bylaws currently permit the number of board members to range from 7 to 13, leaving the board authority to fix the exact number of directors within that range. The board has fixed the exact number of directors at 9.

Meetings

The board held 21 meetings during 2006. Each incumbent director attended at least 75% of the total number of board meetings plus meetings of the standing committees on which that particular director served. Set forth below is a table showing the number of times our board and its committees met in 2006 (excluding the Placer Sierra disclosure committee, which does not have any independent board member involvement):

Name	Number of Meetings Held in 2006
Board of Directors	21
Audit Committee	16
Compensation Committee	12
Governance & Nominating Committee	5
Corporate Development Committee	7
ALCO Committee	5
Information Technology Steering Committee	4

Total	70

Executive Sessions

Executive sessions of non-management directors will be held from time to time. The board contemplates that executive sessions will occur at least twice a year in conjunction with regularly scheduled board meetings.

Attendance at Annual Meetings

We do not have a formal policy regarding attendance by members of our board of directors at the annual meeting. At our annual meeting held in 2006, we had 8 acting directors all of whom attended the meeting, except Ms. Black. Messrs. Arendsee and Mercardante were elected directors after our 2006 annual meeting and, thus, did not attend our 2006 annual meeting.

Committees of the Board

The board may delegate portions of its responsibilities to committees of its members. These standing committees of the board meet at regular intervals to attend to their particular areas of responsibility. Our board has four standing committees: the audit committee, compensation committee, governance and nominating committee and corporate development committee. Our board also has three executive committees: information technology steering committee, asset-liability management committee and disclosure committee. The table below shows current board membership for each of the standing board committees (which is the same composition for the year ended 2006):

Audit Committee	Compensation Committee	Governance and Nominating Committee	Corporate Development Committee

Dwayne A. Shackelford, Chair	Robert J. Kushner, Chair	Larry D. Mitchell, Chair	Larry D. Mitchell, Chair

Robert J. Kushner	Larry D. Mitchell	Christi Black	Frank J. Mercardante

Larry D. Mitchell	William J. Slaton	Dwayne A. Shackelford	Dwayne A. Shackelford

Sandra R. Smoley	Robert H. Smiley	William J. Slaton	William J. Slaton

Sandra R. Smoley

Audit Committee

Our audit committee operates under a written charter adopted by the board of directors. The audit committee charter is attached to this proxy statement-prospectus as Appendix D. Our audit committee is appointed by our board of directors to assist the board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our audit function and independent auditors, and our compliance with legal and regulatory requirements. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee.

Pursuant to the charter of the audit committee, the audit committee must consist of at least three directors who meet the independence and experience requirements of The NASDAQ Global Select Market and the federal securities laws. The board of directors has designated Mr. Kushner as “audit committee financial expert,” as that term is defined by SEC regulations issued under the Sarbanes-Oxley Act of 2002.

Governance and Nominating Committee

Our governance and nominating committee operates under a written charter adopted by the board of directors. A copy of the governance and nominating committee charter is available on our website at www.plsb.com. Our governance and nominating committee is appointed to assist our board of directors in promoting the best interests of Placer Sierra and our shareholders through the implementation of sound corporate governance principles and practices. The committee seeks to accomplish this goal by, among other things:

•	assisting our board of directors in identifying individuals qualified to become board members;

•	recommending to our board of directors the director nominees for the next annual meeting of shareholders;

•	reviewing the qualifications and independence of the members of our board of directors and its various committees on a regular basis;

•	recommending to our board of directors corporate governance guidelines; and

•	leading our board of directors in its annual review of board performance.

Pursuant to the charter of the governance and nominating committee, the committee must consist of at least three directors who meet The NASDAQ Global Select Market independence requirements and any standards of independence as may be prescribed under the federal securities laws relating to the committee’s duties and responsibilities.

Compensation Committee

Our compensation committee operates under a written charter adopted by the board of directors. A copy of the compensation committee charter is available on our website at www.plsb.com.

The compensation committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•

establish the base salary, incentive compensation and any other compensation for Placer Sierra’s Chief Executive Officer and review and approve the compensation of our other executive officers, taking into account the recommendations of the Chief Executive Officer for the compensation of our other executives;

•	monitor Placer Sierra’s incentive and stock based compensation plans, retirement and welfare plans and discharge the duties imposed on the Compensation Committee by the terms of those plans; and

•	perform other functions or duties as may be assigned by the Placer Sierra board.

Compensation decisions for the ten executive officers of the company, which includes the Chief Executive Officer and the Chief Financial Officer, are made by the compensation committee. The compensation committee recommends compensation for directors to the full board. The committee has engaged Clark Consulting, an outside consulting firm, to conduct an annual review of its total compensation program for certain of the Placer Sierra executive officers and directors.

The agenda for meetings of the compensation committee is determined by its Chairman with the assistance of the Placer Sierra General Counsel. Compensation committee meetings are regularly attended by the Chief Executive Officer and General Counsel. The Human Resources Director may also attend meetings. The compensation committee’s Chairman reports the committee’s recommendations on executive compensation to the board and makes recommendations about director compensation to the full board. Independent advisors and the human resources department support the compensation committee in its duties. The compensation committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

Pursuant to the charter of the compensation committee, the compensation committee must consist of at least three directors who meet the independence requirements of The NASDAQ Global Select Market and applicable standards of independence prescribed for purposes of any federal securities, tax and other laws relating to the committee’s duties and responsibilities, including Section 162(m) of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

During 2006, the compensation committee of our board consisted of Mr. Kushner (chair) and Messrs. Mitchell, Slaton and Smiley and Ms. Smoley. No member of the committee has been an officer or employee of Placer Sierra or the bank at any time since our inception. No executive officer of Placer Sierra serves as a member of the board of directors or the board compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee, and no such interlocking relationship existed during fiscal year 2006. In addition, as disclosed on page 108 under “Certain Relationships and Related Transactions – Other Relationships,” director Sandra R. Smoley’s son-in-law is a long-time employee of Placer Sierra Bank who earned total compensation of $122,070 in 2006.

EXECUTIVE OFFICERS

Set forth below are the names and biographies of Placer Sierra’s executive officers.

Name and Age	Principal Occupation and Business Experience
Frank J. Mercardante (59)	Chief Executive Officer of Placer Sierra Bancshares and Chairman and Chief Executive Officer of Placer Sierra Bank. Please see Mr. Mercardante’s biographical information above under “Proposal 3. Election of Directors.”

David E. Hooston (50)	Chief Financial Officer of Placer Sierra Bancshares and Treasurer of Placer Sierra Bank. Mr. Hooston, who has over 23 years of experience serving the financial services industry, has been the Chief Financial Officer of Placer Sierra Bancshares and Treasurer of Placer Sierra Bank since January of 2003. He has served as a Placer Sierra Bank director beginning January 2005. From January 2002 until December 2002, Mr. Hooston served as Chief Financial Officer of Placer Sierra Bancshares and Southland Capital Co. and Treasurer of Placer Sierra Bank and Bank of Orange County and also served as a portfolio manager with Belvedere Capital Partners LLC and, from February 2000 until December 2001, he served as Chief Financial Officer of California Community Bancshares, Inc. From June 1999 until February 2000, Mr. Hooston was a consultant to Belvedere and, from February 1998 until May 1999, he was President and Chief Operating Officer of California Financial Bancorp, a bank holding company subsidiary of California Community Financial Institutions Fund Limited Partnership. He also served on the Boards of Directors of its subsidiaries Bank of Orange County, CalWest Bank, Security First Bank and National Business Bank. Prior to that, he served as the Chief Operating Officer of Security First Bank from 1995 to 1998 and from 1991 to 1995 he was a financial consultant. From 1984 until 1991, Mr. Hooston was the Chief Financial Officer of ValliCorp Holdings, Inc., a $1.6 billion bank holding company headquartered in Fresno, California. Mr. Hooston, a Certified Public Accountant, worked for the accounting firm of Pricewaterhouse and Co. from August 1979 to August 1984. He received his Bachelor of Arts degree, in Business Economics, from the University of California at Santa Barbara.

Randall E. Reynoso (49)	President and Chief Operating Officer of Placer Sierra Bancshares and Placer Sierra Bank. Mr. Reynoso joined Placer Sierra Bank in March 2000 as Senior Vice President and Commercial Banking Manager. He has served as a Placer Sierra Bank director since January 2005. Mr. Reynoso has 27 years of banking experience, 18 of which were held at Westamerica Bank in various levels of management including Senior Vice President and Regional Manager of an eight county area before moving to Placer Sierra Bank. Prior to that he was with Bank of California upon graduating from California State University Sacramento, where he obtained his Bachelor of Science degree in Finance. Mr. Reynoso has been principally responsible for implementing Placer Sierra Bank’s sales and service culture in addition to the operation of its 50 banking centers statewide. A native of Sacramento, Mr. Reynoso has served on several philanthropic boards and has volunteered his time to and helped to raise funds for: Non Profit Resource Center, Families First, The Stanford Home Foundation, Sacramento Metropolitan Chamber of Commerce, Sacramento Hispanic Chamber of

Name and Age	Principal Occupation and Business Experience
Commerce, CARES, Sacramento Children’s Museum and the Sacramento Red Cross Chapter. Mr. Reynoso is currently Chairman of the American Leadership Forum (ALF) and serves as a director for KVIE Public Television. Mr. Reynoso is the recipient of several community service awards which include Sacramento State Alumni Association’s Distinguished Service Award, the Community Services Planning Council’s Unsung Hero Award and the CARES 2005 Award of Excellence.

Angelee J. Harris (37)	Executive Vice President and General Counsel of Placer Sierra Bancshares and Placer Sierra Bank. Ms. Harris has been Executive Vice President and General Counsel of Placer Sierra Bancshares since January 2005. Prior to joining us, Ms. Harris was an associate and partner with the law firm of Manatt, Phelps and Phillips, LLP where she represented public and closely held companies in connection with mergers and acquisitions, capital market transactions and corporate governance. Since joining Manatt in January 1999, Ms. Harris represented the corporate and securities needs of clients across a broad range of industries, including the financial services and technology industries and also counseled companies and investment banks in underwriting, purchasing and placing equity, debt and convertible securities. Ms. Harris holds a Juris Doctorate degree from the University of Utah, College of Law and a Bachelor of Arts degree from Brigham Young University.

Kevin J. Barri (38)	Executive Vice President and Retail Division Manager of Placer Sierra Bank. Mr. Barri, who has over 18 years of banking experience, has been Executive Vice President and Retail Banking Division Manager of Placer Sierra Bank since June 2004 and acted as Placer Sierra Bank director from January 2005 through December 2005. Prior to joining us, Mr. Barri was a Senior Vice President with Bank of America where he also served in various other capacities, including from January 2002 to June 2004, as Consumer Market Manager, responsible for the marketing and sales production of 31 banking centers in Northern California, from January 1999 to December 2001, as Banking Center Manager and, prior to January 1999, in various other management positions. While at Bank of America, Mr. Barri won numerous internal awards including Gold Club Honors and Spring Focus Awards and was the local Bank of America Coordinator for United Way and Junior Diabetes Foundation. Mr. Barri currently participates in various non-profit organizations and is an active board member of the Arthritis Foundation in Sacramento. Mr. Barri received his Bachelor of Science degree, in Business Administration Management, from California State University, Fresno.

Ken E. Johnson (48)	Executive Vice President and Human Resources Director of Placer Sierra Bancshares. Mr. Johnson, who has over 24 years of experience in human resources, has been Executive Vice President and Director of Human Resources of Placer Sierra Bancshares since October 2004 and acted as a Placer Sierra Bank director from January 2005 through December 2005. Prior to October 2004, Mr. Johnson served as Executive Vice President and Director of Human Resources of Placer Sierra Bank beginning in May 2004. Prior to joining us, Mr. Johnson was with Spectra-Physics Lasers, a laser technology company, where he served as Vice President, Human Resources from September 1995 to April 2003, Human

Name and Age	Principal Occupation and Business Experience
Resources Manager from May 1994 to September 1995, Compensation and Benefits Manager from November 1990 to May 1994, and Senior Human Resources Representative from July 1989 to November 1990. Prior to joining Spectra-Physics Lasers, Mr. Johnson served as Human Resources Representative for Pacific Gas & Electric from January 1982 to July 1989. Mr. Johnson received his Bachelor of Science degree, in Business Administration, from San Jose State University and his Masters in Business Administration degree from Notre Dame de Namur University.

Marshall V. Laitsch (58)	President, Southern California Division of Placer Sierra Bank. Mr. Laitsch, who has over 34 years of banking experience, has been President of the Southern California Division of Placer Sierra Bank since January 2005 and a Placer Sierra Bank director since January 2005. Prior to joining us, Mr. Laitsch was President and Chief Executive Officer of Sunwest Bank where he had served since 2003. Prior to Sunwest Bank, Mr. Laitsch served as President and Chief Executive Officer of Pacific Century Bank, a 28 branch $1.3 billion wholly owned subsidiary of Pacific Century Financial Corporation that also owned Bank of Hawaii. Mr. Laitsch served in that capacity from 1999 to 2002 when the bank was sold to U.S. Bank. Prior to Pacific Century Bank, Mr. Laitsch was with Union Bank of California from 1987 to 1999 where he served in several senior management positions the most recent of which was as Senior Vice President and Division Manager for the Orange County and Inland Empire region. Prior to Union Bank, Mr. Laitsch served as Vice President and Manager for the western region of Citicorp Leveraged Capital from 1983 to 1987. Prior to Citicorp, Mr. Laitsch was a Vice President and Manager of the southwestern U.S. Corporate Banking group of Crocker National Bank from 1981 to 1983. Mr. Laitsch began his banking career at Continental Illinois National Bank & Trust Company where he worked from 1973 to 1981. Mr. Laitsch is the President of the Orange County chapter of the Juvenile Diabetes Research Foundation and serves on the Board of Counselors of Chapman University. Mr. Laitsch holds a Masters of Business Administration and a Bachelors of Business Administration from Western Illinois University.

K. Lynn Matsuda (54)	Executive Vice President and Director of Operations of Placer Sierra Bank. Ms. Matsuda, who has over 34 years of banking experience, has been Executive Vice President and Director of Operations of Placer Sierra Bank since October 2003. Ms. Matsuda acted as a Placer Sierra Bank director from January 2005 through December 2005. Prior to joining Placer Sierra Bank, from September 1994 to October 2003, Ms. Matsuda was employed in various capacities starting with The Money Store and ultimately with HomEq Servicing Corporation, a division of Wachovia Bank in their Small Business Administration Division, Mortgage Division and Sub Prime Mortgage Servicing Division. During this time Ms. Matsuda served as Vice President and Manager of the mortgage loan servicing Strategic Partnering and Alignment Group, Vice President and Director of the commercial division of the quality resource department and Vice President and Manager of the commercial division of the customer service group. From July 1972 to August 1994, Ms. Matsuda served in various management positions and finally as the Vice President/Manager of the commercial loan service center of Bank of California. Ms. Matsuda has served on the board or planning committees of, or volunteered for, several non profit organizations in the

Name and Age	Principal Occupation and Business Experience
area and is currently a board member of Big Brothers and Big Sisters of Greater Sacramento. Ms. Matsuda is a graduate of the California Banking School.

Tom Nations (61)	Chief Credit Officer of Placer Sierra Bank. Mr. Nations, who has over 25 years in the financial services industry, joined Placer Sierra Bank in March 2006 to serve as Senior Vice President and Manager of its Southern California Business Lending Group. He was promoted to Chief Credit Officer of Placer Sierra Bank on June 1, 2006, and has served as a Placer Sierra Bank director since May 17, 2006. Prior to joining Placer Sierra Bank, Mr. Nations spent 25 years with Union Bank of California in various credit positions. From December 2004 through February 2006, Mr. Nations was Senior Vice President and Manager of the Commercial Banking Support Center and Commercial Banking Real Estate Group for Union Bank. From July 1996 to December 2004, Mr. Nations was Senior Vice President and Senior Credit Manager for the Metropolitan Los Angeles Commercial Banking Division of Union Bank of California. A native of Michigan, Mr. Nations received his Bachelor of Science degree in Zoology and his Masters in Business Administration degree in Finance from San Diego State University.

James A. Sundquist (52)	Executive Vice President and Chief Financial Officer of Placer Sierra Bank. Mr. Sundquist, who has over 25 years of banking experience, has been the Executive Vice President and Chief Financial Officer of Placer Sierra Bank since April 2000, and acted as a Placer Sierra Bank director from January 2005 through December 2005. Prior to April 2000, Mr. Sundquist served as Executive Vice President and Chief Financial Officer of Sacramento Commercial Bank, which he and several others founded in 1983, and which merged with Placer Sierra Bank in 2001. Prior to becoming a banker, Mr. Sundquist was a Certified Public Accountant with the firm of Ernst & Ernst. He is a member of the California Society of Certified Public Accountants, and the American Institute of Certified Public Accountants, as well as a former member of the boards of directors of several Sacramento-based civic organizations. Mr. Sundquist received his Bachelor of Science degree in Accounting, with a minor in Economics, from California State University, Sacramento.

EXECUTIVE OFFICER COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The compensation committee of the board has responsibility for establishing, implementing and continually monitoring adherence with the Placer Sierra compensation philosophy. The committee believes it ensures that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to executive officers, including the actively-employed named executive officers, are similar to those provided to other executive officers at comparable companies.

Throughout this proxy statement, the individuals who served as the Placer Sierra Chief Executive Officer and Chief Financial Officer during 2006, as well as the other individuals included in the Summary Compensation Table on page 89, are referred to as the “named executive officers”.

Compensation Philosophy and Objectives

The compensation committee feels it is a critical function of Placer Sierra to attract and retain highly qualified executives. It is also important to motivate and reward these executives for high levels of performance that contribute to long-term shareholder value. Thus, the committee has developed and recently adopted a formal executive compensation philosophy. This compensation philosophy is intended to provide total compensation and benefit programs that are competitive with the market. The philosophy will also encourage and reward executives for achieving and maintaining outstanding levels of performance. This philosophy is reviewed annually by the compensation committee and adjusted, as needed. Our compensation philosophy does not subject executives to a minimum share ownership requirement.

Role of Executive Officers in Compensation Decisions

The committee makes all compensation decisions for the executive officers (which includes the actively-employed named executive officers). In addition, the committee (or the full board) approves equity awards for all employees.

The committee reviews performance of the following named executive officers annually: Chief Executive Officer; Chief Financial Officer; President and Chief Operating Officer; and General Counsel. At the compensation committee meeting (or meetings) where executive officer performance is evaluated, the compensation committee Chairman presents the review of the Chief Executive Officer and the Chief Executive Officer presents the review of the Chief Financial Officer, Chief Operating Officer and General Counsel. The conclusions reached and recommendations based on these reviews are presented to the committee. The performance of and salary recommendations for other executives is reviewed by the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and then reported to the committee.

Setting Executive Compensation

Based on the foregoing objectives, the committee believes it has structured the Placer Sierra annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve Placer Sierra’s business goals and reward the executives for achieving such goals. In furtherance of this, the committee has engaged Clark Consulting, an outside consulting firm, to conduct an annual review of its total compensation program for the Chief Executive Officer, Chief Financial Officer and other executives. Clark Consulting provides the committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer and on the recommendations being made by Placer Sierra’s management for executives other than the Chief Executive Officer.

In making compensation decisions, the committee compares each element of total compensation against a custom peer group of publicly traded financial institutions that are comparable to Placer Sierra in asset size and performance, which we refer to as the Compensation Peer Group. The current peer group is comprised of 24 institutions and was selected based upon asset size, geographic location, and performance. The Compensation Peer Group, which is periodically reviewed and updated by the committee, consists of companies against which the committee believes Placer Sierra competes for talent and for shareholder investment. The companies comprising the Compensation Peer Group are:

•	UCBH Holdings, Inc.

•	Sterling Financial Corporation

•	Greater Bay Bancorp

•	Pacific Capital Bancorp

•	Umpqua Holdings Corporation

•	CVB Financial Corp.

•	SVB Financial Group

•	Central Pacific Financial Corp.

•	Westamerica Bancorporation

•	First Community Bancorp

•	Banner Corporation

•	ITLA Capital Corporation

•	Frontier Financial Corporation

•	Centennial Bank Holdings, Inc.

•	Columbia Banking System, Inc.

•	Mid-State Bancshares

•	West Coast Bancorp

•	Cascade Bancorp

•	CoBiz Inc.

•	First Regional Bancorp

•	TriCo Bancshares

•	Vineyard National Bancorp

•	Capital Corp. of the West

•	Farmers & Merchants Bancorp

Placer Sierra competes with many larger companies for top executive-level talent. As such, the committee’s objective is to set compensation for executives between the 50th to 60th percentile of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual and market factors. For outstanding performance based on both individual performance and Placer Sierra’s results, the committee targets compensation up to the 70th percentile of the market. These objectives recognize the committee’s expectation that, over the long term, Placer Sierra will generate shareholder returns in excess of the average of its peer group.

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the committee reviews information provided by Clark Consulting to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of Placer Sierra’s performance or the individual compared to established goals.

In 2006, the committee granted a majority of total compensation to executive officers in the form of cash compensation. In evaluating compensation, the committee evaluates cash compensation (salary and annual cash bonus), direct compensation (total cash plus equity) and total compensation (total direct compensation plus all other compensation). In undertaking this evaluation for 2006, the committee determined that on average, cash, direct and total compensation for Placer Sierra’s executives are well below the 50th and 70th percentiles, with competitive positioning varying among the individual executives. The Committee will continue to monitor executive compensation to align total compensation to Placer Sierra’s compensation philosophy, which is to target compensation up to the 70th percentile of the market.

2006 Executive Compensation Components

For the year ended December 31, 2006, the principal components of compensation for named executive officers were:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation;

•	supplemental executive retirement plans, or SERPs; and

•	perquisites and other personal benefits.

Base Salary

Placer Sierra provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his or her position and responsibility by using market data. The committee intends that base salary ranges are designed so that salary opportunities for a given position will be at the 50th to the 60th percentile of the peer group.

During its review of base salaries for executives, the committee primarily considers:

•	market data provided by our outside consultants;

•	internal review of the executive’s compensation, both individually and relative to other officers;

•	individual performance of the executive; and

•

recommendations of Placer Sierra’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel (except with respect to the compensation for the Chief Executive Officer).

Salary levels are typically considered annually as part of Placer Sierra’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries Placer Sierra’s executive officers are based on the committee’s assessment of the individual’s performance and recommendations of management.

In its recent evaluation of executive compensation, the committee determined that, overall, Placer Sierra’s salaries are above market competitive levels when compared to the 50th percentile and are positioned near the 75th percentiles, with competitive positioning varying among the named executives. As the committee’s compensation philosophy is intended to set base salaries between the 50th to the 60th percentile of the peer group, and salaries are currently positioned near the 75th percentile of the peer group, the committee intends to develop a strategy to align base salaries with the committee’s compensation philosophy.

The committee is also developing a strategy to align total compensation with the committee’s compensation philosophy, which is to target total compensation up to the 70th percentile of the peer group. Based on the committee’s evaluation of executive compensation in 2006, on average, total compensation for Placer Sierra’s executives are well below the 50th and 70th percentiles, with competitive positioning varying among the individual executives.

Performance Based Incentive Compensation

Historically, the committee has, on an annual basis, adopted an executive incentive plan designed to promote exemplary performance and enhance shareholder value by focusing incentive based compensation for eligible executives on key metrics and providing rewards for excellent performance as measured by those metrics.

In 2005, the committee adopted a 2005 Executive Annual Incentive Plan Document, as amended, pursuant to which executives could earn bonuses for the 2005 fiscal year if Placer Sierra met certain earnings goals based on generally accepted accounting principals, or GAAP. Because the GAAP earnings goals were not met, no cash bonuses were paid under the 2005 plan. In lieu of 2005 cash bonuses, however, in March 2006, Placer Sierra granted executives restricted stock as described below under “—Long Term Equity Incentive Compensation” in recognition of achievements by executives during the 2005 year.

In 2006, the committee adopted a 2006 Executive Annual Incentive Plan Document, as amended. Under the 2006 Executive Annual Incentive Plan Document, executives could earn bonuses if certain metrics related to return on average assets, return on average equity, net income, core deposit growth rate, net loan growth and leadership and teamwork for the 2006 fiscal year were met. None of the named executive officers received cash payments under the Executive Incentive Plan for 2006 performance, although the committee granted an aggregate of $250,000 in discretionary bonuses for other executives.

Neither the 2005 Executive Annual Incentive Plan Document nor the 2006 Executive Annual Incentive Plan Document contemplated that Placer Sierra’s Chief Executive Officer and its Chief Financial Officer would participate in the plans. Typically, if executives earned a bonus pursuant to the applicable executive incentive plan, the compensation committee would grant a discretionary bonus to Placer Sierra’s Chief Financial Officer after the applicable year end. It was the committee’s practice, however, not to grant a bonus to Placer Sierra’s former Chief Executive Officer, Mr. Bachli. The compensation committee believed a bonus was not required because Mr. Bachli’s equity ownership interest in Placer Sierra aligned his interest to all shareholders. Further, the compensation committee determined Mr. Bachli was competitively compensated given his overall base compensation, equity incentive compensation and SERP. For 2007, the compensation committee has put in place an incentive bonus plan for Placer Sierra’s current Chief Executive Officer, Mr. Mercardante. However, no bonus plan was put in place for Mr. Mercardante during 2006 because Placer Sierra hired him during the third quarter of 2006.

Long-Term Equity Incentive Compensation

Placer Sierra has adopted a 2002 Amended and Restated Stock Option Plan. The stock option plan assists Placer Sierra to:

•	enhance the link between the creation of shareholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives; and

•	maintain competitive levels of total compensation.

During 2006, the committee granted options at scheduled meetings it held throughout the year. Options are awarded at the NASDAQ closing price of Placer Sierra’s common stock on the date of grant. The committee has never granted options with an exercise price that is less than the closing price of Placer Sierra’s common stock on the grant date, nor has it granted options which are priced on a date other than the grant date. Recently, the committee adopted stock option procedures and clarified that, going forward, the grant date for options will be set for each quarter, which will be two business days after filing of Placer Sierra’s earnings release for the immediately prior quarter.

Before 2006, the committee generally granted options with a 10-year term, which vested in 25% installments annually beginning on the first anniversary date of the grant. Beginning in 2006 when Placer Sierra began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R), Placer Sierra started granting options with a six-year term, which vest in 20% installments annually beginning on the first anniversary date of the grant. Vesting and exercise rights cease upon termination of employment except in certain circumstances. Some of the named executives (including the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer) have been given the right to exercise options for a period of up to 3 years after termination.

Historically, upon a new hire or promotion, Placer Sierra has made singularly large option grants, as contrasted with smaller annual grants. The committee has this practice to provide the executive or employee with the opportunity to recognize a greater value over time, rather than granting smaller increments of option grants on an annual basis. In 2006, Placer Sierra granted both options and restricted stock awards to some of the named executives. The committee granted our current Chief Executive Officer, Mr. Mercardante, 150,000 options upon his hire date. Unlike most options granted, 50,000 of the options immediately vested and the remaining amounts vest in two additional annual installments ending on January 1, 2008. The committee also granted the Chief Financial Officer, Chief Operating Officer and General Counsel options in 2006 in recognition of their leadership and team work. Those options were granted for a term of six years and vest over a five-year period.

At the beginning of 2006, the committee granted most executives (except the Chief Executive Officer) restricted stock awards in lieu of a cash bonus in recognition of achievements for 2005. The amount of stock granted had a value approximately equal to what the executive would have earned as a cash bonus under the 2005 Executive Annual Incentive Plan Document. Each restricted stock award vests over a period of two years. Executives are not entitled to vote unvested shares, but are entitled to dividends earned on unvested shares.

Supplemental Executive Retirement Plans and Continuing Health Care Benefits

Placer Sierra’s current and former Chief Executive Officers each have Supplemental Executive Retirement Plans or SERPs and continuing health care benefits.

As part of Placer Sierra’s employment contract with its former Chief Executive Officer, Mr. Ronald W. Bachli, Placer Sierra has agreed to pay Mr. Bachli a SERP of $200,000 per year for a period of ten years, commencing as of March 1, 2007. These retirement benefits vested in annual increments of 20% commencing January 1, 2003 such that they were 20% vested as of December 31, 2004 and would have been 100% vested on December 31, 2007. Upon Mr. Bachli’s retirement and resignation on August 14, 2006, Mr. Bachli became fully vested in this retirement plan. We have established a trust to hold a life insurance policy that had a total death benefit of $3.6 million as of December 31, 2006, which is an asset that may be used to pay our obligations to Mr. Bachli. The cash surrender value of the life insurance policy, as of December 31, 2006, was $1.2 million. We began making payments under this retirement plan to Mr. Bachli beginning on March 1, 2007 and will continue to make payments to him through August 31, 2016. In addition, as part of Mr. Bachli’s employment contract, we have agreed to pay Mr. Bachli’s health care costs for a period of 36 months following his retirement and resignation.

In connection with our acquisition of Southwest Community Bancorp on June 9, 2006, we succeeded to certain obligations of Southwest Community Bancorp and Southwest Community Bank to its former Chief Executive Officer, Mr. Frank J. Mercardante. We assumed the obligations of Southwest Community Bank to pay a SERP of $140,000 per year (increased at the rate of 3% per year) to Mr. Mercardante. We are obligated to make these payments during Mr. Mercardante’s life. At the time of the acquisition, we also assumed a split dollar plan, as amended, by and between Southwest Community Bank and Mr. Mercardante.

In addition, as a result of Placer Sierra’ acquisition of Southwest Community Bank, Mr. Mercardante was entitled to receive certain additional cash benefits (salary, incentive compensation and accrued vacation) pursuant to the provisions of his previous employment agreement with Southwest Community Bank. Upon consummation of the merger, Placer Sierra Bank was obligated to pay Mr. Mercardante continuation of his former base salary (the “Severance Payments”) for 36 months following the termination of Mr. Mercardante’s employment as the

Chief Executive Officer of Southwest Community Bank, which was estimated to be $26,666.67 per month. In addition, upon consummation of the merger, Placer Sierra was obligated to continue health insurance benefits for Mr. Mercardante and his spouse during their lifetime.

On August 14, 2006, Mr. Mercardante became our current Chief Executive Officer. On August 18, 2006, Mr. Mercardante entered into a Waiver Agreement with Placer Sierra Bank pursuant to which he agreed to (1) waive right to receive $5,116.67 of the Severance Payment per month and Placer Sierra Bank agreed to pay the $21,550 per month balance of the Severance Payments, and (2) waive the right to receive any and all of the monthly SERP payments that would be made to him prior to the month following the month in which he attains the age of 62 years. We have established a trust to hold life insurance policies that had a total death benefit of $5.7 million as of December 31, 2006, which is an asset that may be used to pay our SERP obligations to Mr. Mercardante. The cash surrender value of the life insurance policies, as of December 31, 2006, was $3.0 million.

Perquisites and Other Benefits

Placer Sierra provides named executive officers with perquisites and other personal benefits that the compensation committee believes are reasonable and consistent with its overall compensation program to better enable Placer Sierra to attract and retain superior employees for key positions. The committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The perquisites include, but are not limited to the following items:

•	payment of a car allowance;

•	country club dues;

•	city club dues;

•	dividends earned on unvested restricted stock awards;

•	health care costs; and

•	401(k) matching contributions.

In addition, Placer Sierra’s executives are entitled to a death benefit pursuant to an Executive Survivor Benefit Plan in an amount equal to three times the participant’s final annual salary capped for each participant at $800,000. Placer Sierra has purchased life insurance on each executive officer in an amount sufficient to fund this benefit.

Tax and Accounting Implications

Statement Regarding Deductibility

Under Internal Revenue Code Section 162(m), Placer Sierra’s tax deduction may be limited to the extent total compensation paid to Placer Sierra’s chief executive officer or to any of the four other highest-paid executive officers exceeds $1 million in any one tax year. The deduction limit does not apply to payments which qualify as “performance-based” provided certain requirements are met, including receipt of shareholder approval. Regulations under Section 162(m) also permit stock options to be excluded from compensation if certain conditions are met, but restricted stock and restricted stock awards (other than performance stock and performance stock awards) may not be exempt if the aggregate compensation of the executive officer would exceed the limit. The compensation committee believes that all options granted under the 2002 Amended and Restated Stock Option Plan meet these conditions. It is the intent of the compensation committee to structure Placer Sierra’s cash and stock-based compensation programs so that all compensation payments and stock-based awards are tax deductible. However, the compensation committee reserves the discretion to make payments or stock-based awards which are not tax deductible.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, Placer Sierra began accounting for stock-based payments including its 2002 Amended and Restated Stock Option Plan in accordance with the requirements of FASB Statement No. 123(R), which we refer to as FAS 123(R).

COMPENSATION COMMITTEE REPORT

Placer Sierra’s compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement-prospectus

The COMPENSATION COMMITTEE

Robert J. Kushner

Larry D. Mitchell

Robert H. Smiley

Sandra R. Smoley

SUMMARY COMPENSATION TABLE

The following table summarizes information about compensation paid to or earned by Frank J. Mercardante, our current Chief Executive Officer during 2006, and Ronald W. Bachli, our former Chief Executive Officer during 2006, who retired and resigned as an executive officer on August 14, 2006. It also summarizes the compensation paid to our Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers at December 31, 2006. In all cases, the officers concerned earned all the compensation shown for their services, in all their capacities, to Placer Sierra or its subsidiaries during 2006. The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for the year ended December 31, 2006. As Mr. Bachli retired and resigned in August 2006, the amounts listed below in column (i) include amounts paid pursuant to severance arrangements between Placer Sierra and Mr. Bachli.

All of the named executive officers have written employment contracts, the material terms of which are described herein. This description is qualified in its entirety by the actual agreements, each of which has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Compensa- tion Expense Recognized on Stock Awards ($) (2)	Compensa- tion Expense Recognized on Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compensa- tion ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Frank J. Mercardante,
CEO (5)	2006	208,559	7,000	—	631,896	—	—	55,932	903,387
Ronald W. Bachli,
Former CEO (6)	2006	392,924	—	—	938,375	—	—	1,474,073	2,805,372
David E. Hooston,
CFO	2006	293,750	—	68,756	43,355	—	—	29,533	435,394
Randall E. Reynoso,
President & COO	2006	299,091	—	68,756	42,521	—	—	25,218	435,586
Angelee J. Harris,
General Counsel	2006	240,000	—	39,355	81,880	—	—	29,031	390,266
Marshall V. Laitsch,
Southern CA
Division President	2006	240,816	—	39,355	64,206	—	—	32,306	376,683

(1)	Messrs. Mercardante and Hooston were not participants under Placer Sierra’s 2006 Executive Annual Incentive Plan Document and were not granted cash bonuses for 2006 performance. The other named executive officers, who were participants under the 2006 Executive Annual Incentive Plan Document, did not receive cash payments under such plan for 2006 performance because target goals were not met. The amount shown for Mr. Mercardante reflects a $7,000 signing bonus paid to him when he was hired as Placer Sierra’s Chief Executive Officer on August 14, 2006.
(2)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of stock awards granted pursuant to the Placer Sierra 2002 Amended and Restated Stock Option Plan. The amounts included in column (e) include only stock awards granted in 2006.
(3)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of stock options granted pursuant to the Placer Sierra 2002 Amended and Restated Stock Option Plan and thus may include amounts from options granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 2 to Placer Sierra’s audited financial statements for the fiscal year ended December 31, 2006 included in Placer Sierra’s Annual Report on Form 10-K filed on March 6, 2007.
(4)	The amounts shown in Column (i) are set forth in the table below.

Name	401 (k) Match	Life & Disability Insurance Premiums Paid by Company	Value of Dividends Paid on Unvested Stock Awards	Health Care Costs Paid by Company		SERP Accruals (A)	Car Allowance	Country and City Club Dues	Other (B)	Total
Frank J. Mercardante	$5,442	$714	$—	$3,877	(C)	$37,994	$6,000	$—	$1,905	$55,932
Ronald W. Bachli	—	1,732	—	5,567	(D)	728,374	8,400	—	730,000	1,474,073
David E. Hooston	6,600	888	2,495	8,351		—	10,800	—	399	29,533
Randall E. Reynoso	6,600	888	2,495	3,265		—	10,800	1,170	—	25,218
Angelee J. Harris	6,600	1,734	1,428	4,429		—	10,800	—	4,040	29,031
Marshall V. Laitsch	6,600	1,734	1,428	4,429		—	10,800	7,315	—	32,306

(A)	Amounts shown for Mr. Bachli reflect the full vesting of a SERP, which vested in full upon Mr. Bachli’s retirement and resignation on August 14, 2006. The amounts shown for Mr. Mercardante reflect amounts accrued by Placer Sierra from June 9, 2006 through December 31, 2006 for a SERP obligation owed to Mr. Mercardante, which Placer Sierra will begin paying in February 2010. Placer Sierra assumed Mr. Mercardante’s SERP obligation as part of the acquisition of Southwest Community Bancorp.

(B)	The amount shown for Mr. Mercardante is a reimbursement of a tax liability paid to Mr. Mercardante on the economic value of the split dollar life insurance death benefit.

Amounts shown for Mr. Bachli include the following costs, which were incurred in connection with his retirement and resignation on August 14, 2006: (i) a one-time severance payment of $600,000 representing 12 months of salary, which was paid in February 2007, but was incurred upon Mr. Bachli’s resignation and retirement; (ii) a $125,000 consulting fee paid to Mr. Bachli in 2006; and (iii) $5,000 reimbursement in legal fees (which was paid in 2007, but incurred in 2006).

The amount shown for Mr. Hooston is the airfare cost for Mr. Hooston’s spouse to attend a banking conference.

The amount shown for Ms. Harris include a $339 vacation payout made to Ms. Harris at the beginning of 2007 for vacation earned, but not taken, in 2006. The amount also includes $3,701 in moving expenses paid by Placer Sierra in 2006 for relocation costs.

(C)	Amounts shown for Mr. Mercardante reflect health care costs incurred after he was appointed CEO and cover the period of September 2006 through December 2006. Amounts shown also reflect the full payment of health care benefits for Mr. Mercardante. Placer Sierra was obligated to pay full health care costs for Mr. Mercardante, upon consummation of the merger of Southwest Community Bancorp.

(D)	Amounts represent health care costs incurred while Mr. Bachli served as Chief Executive Officer and cover the period of January 2006 through August 2006.
(5)	Mr. Mercardante was appointed Chief Executive Officer on August 14, 2006. Amounts shown reflect compensation paid to him from August 14, 2006 through December 31, 2006.
(6)	Mr. Bachli acted as Chairman and Chief Executive Officer at the beginning of 2006, but retired and resigned as our Chairman and CEO effective August 14, 2006. Amounts shown reflect compensation paid to Mr. Bachli from January 1, 2006 through August 14, 2006.

MIX OF FIXED AND VARIABLE COMPENSATION

The following table shows the percent of fixed and variable pay for the named executives for 2006. Fixed compensation amounts are comprised solely of base salaries for the named executives. Variable pay is all incentive compensation for the named executives during 2006, which is comprised of both annual cash payments and long-term equity stock awards and options granted during 2006.

	Fixed Pay (Salary) (1)	Variable Pay		Total Variable Pay (4)
Name		Annual Incentives (2)	Long-Term Incentives (3)
(a)	(b)	(c)	(d)	(e)
Frank J. Mercardante	29%	1%	70%	71%
Ronald W. Bachli	50%	0%	50%	50%
David E. Hooston	54%	0%	46%	46%
Randall E. Reynoso	54%	0%	46%	46%
Angelee J. Harris	61%	0%	39%	39%
Marshall V. Laitsch	72%	0%	28%	28%

(1)	Amounts shown in column (b) reflect the percent of fixed compensation (i.e. base salary).
(2)	Amounts shown in column (c) reflect the percent of annual incentive compensation (i.e. cash bonuses). Placer Sierra granted no cash bonuses to the named executives during 2006 other than the $7,000 signing bonus paid to Mr. Mercardante; accordingly the amounts shown in this column for the named executives other than Mr. Mercardante, are all 0%.
(3)	Amounts shown in column (d) reflect the percent of long-term incentive compensation (i.e. stock awards and options). The amounts shown are the economic value of stock awards and option grants made to the named executives during 2006. The economic value of stock awards and options is not computed in accordance with FAS 123(R) and, thus, does not reflect the dollar amount recognized for financial statement reporting purposes, which are shown in the “Summary Compensation Table.” The economic value of the stock awards was calculated as follows: the number of shares granted multiplied by the grant price. The economic value of the stock options was calculated as follows: the number of options granted multiplied by the exercise price divided by the grant-date fair value as calculated using the Black-Scholes option pricing formula in accordance with FAS 123(R).
(4)	Amounts shown in column (e) reflect the total of column (c) and column (d).

GRANTS OF PLAN BASED AWARDS

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Frank J. Mercardante	8/14/2006	—	—	—	—	—	—	—		150,000	(1)	21.59	951,240
Ronald W. Bachli	6/9/2006	—	—	—	—	—	—	—		125,000	(2)	23.54	938,375
David E. Hooston	3/14/2006	—	—	—	—	—	—	5,940	(3)	—		—	165,013
	9/11/2006	—	—	—	—	—	—	—		25,000	(4)	23.01	166,718
Randall E. Reynoso	3/14/2006	—	—	—	—	—	—	5,940	(3)	—		—	165,013
	9/11/2006	—	—	—	—	—	—	—		25,000	(4)	23.01	153,105
	n/a	126,000	180,000	198,000	—	—	—	—		—		—	—
Angelee J. Harris	3/14/2006	—	—	—	—	—	—	3,400	(3)	—		—	94,452
	9/11/2006	—	—	—	—	—	—	—		15,000	(4)	23.01	91,863
	n/a	87,500	125,000	137,500	—	—	—	—		—		—	—
Marshall V. Laitsch	3/14/2006	—	—	—	—	—	—	3,400	(3)	—		—	94,452
	n/a	87,500	125,000	137,500	—	—	—	—		—		—	—

(1)	Mr. Mercardante was granted 150,000 options upon his hire date as Placer Sierra’s Chief Executive Officer on August 14, 2006; 50,000 of the options immediately vested and the remaining amount vests 50% on January 1, 2007 and 50% on January 1, 2008. The options have a six-year term.
(2)	These options were originally granted to vest 20% annually commencing as of the first anniversary date of the grant, so the options would vest over a period of five years during the six-year option term. The vesting of these options accelerated 100% on August 14, 2006 upon Mr. Bachli’s resignation and retirement as Placer Sierra’s Chairman and Chief Executive Officer.
(3)	These shares represent restricted stock, which vest 50% on March 14, 2007 and 50% on March 14, 2008.
(4)	These options vest 20% annually commencing as of the first anniversary date of the grant, so the options vest over a period of five years during the six-year option term.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Frank J. Mercardante	50,000	100,000	(1)	—	21.59	8/14/2012	—	—	—	—
Ronald W. Bachli	125,000	—		—	23.54	8/14/2009	—	—	—	—
David E. Hooston	10,000	10,000	(2)	—	27.39	12/21/2014	5,940	27.78	—	—
	—	25,000	(3)	—	23.01	9/11/2012	—	—	—	—
Randall E. Reynoso	20,544	—		—	7.82	6/30/2012	5,940	27.78	—	—
	11,911	—		—	9.00	6/30/2012	—	—	—	—
	10,000	10,000	(2)	—	27.39	12/21/2014	—	—	—	—
	—	25,000	(3)	—	23.01	9/11/2012	—	—	—	—
Angelee J. Harris	12,500	37,500	(2)	—	24.48	1/24/2015	3,400	27.78	—	—
	—	15,000	(3)	—	23.01	9/11/2012	—	—	—	—
Marshall V. Laitsch	6,250	18,750	(2)	—	27.63	1/3/2015	3,400	27.78	—	—
	3,750	11,250	(2)	—	22.66	3/24/2015	—	—	—	—

(1)	Mr. Mercardante was granted 150,000 options upon his hire date as Placer Sierra’s Chief Executive Officer on August 14, 2006; 50,000 of the options immediately vested and the remaining amount vests 50% on January 1, 2007 and 50% on January 1, 2008. The options have a six-year term.
(2)	These options vest 25% annually commencing as of the first anniversary date of the grant. These options have a 10-year term.
(3)	These options vest 20% annually commencing as of the first anniversary date of the grant. These options have a six-year term.

OPTION EXERCISES AND STOCK VESTED

None of Placer Sierra’s named executives exercised options or had restricted stock vest in 2006.

NONQUALIFIED DEFERRED COMPENSATION

Placer Sierra does not maintain any deferred compensation programs. Accordingly, none of the named executives deferred compensation during 2006.

EMPLOYMENT AGREEMENTS AND POTENTIAL AND ACTUAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment agreements with each of the named executives and, pursuant to the terms of the various agreements, we will owe compensation if a named executive’s employment is terminated. Set forth below are the actual termination payments owed to Mr. Bachli, our former Chief Executive Officer, upon his retirement and resignation, pursuant to the terms of his employment agreement. Also set forth below are the potential termination payments owed to the other named executive officers upon termination, including a change in control. For a description of an estimate of the amounts owed to the named executives (and all other executives) upon the proposed merger with Wells Fargo, “The Proposed Merger—Additional Interests of Placer Sierra Management.”

Actual Termination Payments Made to Former Chief Executive Officer

On August 14, 2006, as a result of the resignation and retirement of Mr. Bachli as Placer Sierra’s Chief Executive Officer, the employment agreement between Placer Sierra and Mr. Bachli terminated. The table below shows the total value of benefits vested or separation amounts owed to Mr. Bachli as of August 14, 2006, the date of his retirement and resignation.

Amounts
Description of amounts owed:
Severance Payment (1):	$600,000
Consulting Fee (2):	125,000
Attorney Fee Reimbursement (3):	5,000
Intrinsic Value of Options Vested (4):	—
SERP (5):	1,545,982
Accrued vacation pay:	17,924
Continuing Health Care Benefits (6):	43,892

Total fees:	$2,337,798

(1)	This amount represents Mr. Bachli’s then current annual base salary, which was paid to him as a severance payment.
(2)	This amount is a consulting fee owed to Mr. Bachli for being available to consult with and advise Placer Sierra’s board of directors regarding management transition matters through February 2007.
(3)	This amount is reimbursement of attorney fees, up to a maximum of $5,000, incurred by Mr. Bachli in connection with the amendment of Mr. Bachli’s SERP, which was required to be amended upon his retirement and resignation.
(4)	The amount shown is the intrinsic value of 125,000 options that were granted to Mr. Bachli in 2006 and vested 100% upon his retirement and resignation on August 14, 2006. The intrinsic value is calculated as the difference between the market price of the underlying stock on August 14, 2006 and the exercise price. Since the market price of the underlying stock on August 14, 2006 was less than the exercise price of the options, the options were determined to have no intrinsic value on the date of vesting. Pursuant to the terms of his employment agreement and option agreement, Mr. Bachli has three years from the date of his retirement and resignation to exercise these options.
(5)	The amount shown represents the present value of amounts owed to Mr. Bachli under a SERP that fully vested upon Mr. Bachli’s retirement and resignation. The SERP provides that, upon retirement, Placer Sierra will pay Mr. Bachli $200,000 per year for 10 years. The payment obligations under the SERP began on March 1, 2007 and will continue through August 31, 2016.
(6)	The amount shown is an estimate of the amount Placer Sierra is obligated to pay for Mr. Bachli’s continuing health care rights for 36 months after his retirement beginning the period of September 2006 and continuing through August 2009. Placer Sierra estimated this health benefit based on the current cost of insurance payments, increased by 6% per year.

In exchange for the payments and benefits described in the table above, Mr. Bachli released Placer Sierra and its affiliates from any and all claims or demands, whether or not known, which he may have arising out of or in any way related to his employment. In addition, for one year following his resignation and retirement, Mr. Bachli has agreed to not, directly or indirectly, solicit or attempt to solicit any employee of Placer Sierra or its affiliates to terminate his or her employment with Placer Sierra or to work for any other entity.

Potential Termination Payments Made to the Current Chief Executive Officer and the Other Named Executives

We have entered into written contracts with all of the named executive officers and, pursuant to the terms of those contracts, Placer Sierra may be obligated to pay compensation payments upon an officer’s termination, death, disability or termination after a change in control. In this section we describe the potential compensation payments we would owe the named executive officers (except for our former Chief Executive Officer, which is described on page 94 under “—Actual Termination Payments Made to Former Chief Executive Officer”) upon such events.

To assist with understanding our obligations under the employment agreements, the following table shows the general definitions of terms used in the employment agreements.

Term used in employment agreement	Definition
Cause	Material dishonesty, material breach of agreement, breach of fiduciary duty, habitual neglect of carrying out duties, willful violation of any law, rule or regulation which has a material adverse effect on Placer Sierra, conviction of a felony which is harmful to Placer Sierra’s reputation, any order with a regulatory authority requiring the employee’s dismissal or limiting employee’s duties, unfair competition with Placer Sierra or an affiliate, or inducement of any client or customer to break any contract or terminate the relationship with Placer Sierra.

Change in Control	Consummation of dissolution or liquidation of Placer Sierra, or a plan of reorganization, merger or consolidation involving Placer Sierra (except if the original shareholders own at least 50% or more of the voting power of the surviving corporation); the sale of all or most of the assets of Placer Sierra; or the acquisition of the voting power of more than 50% of Placer Sierra to another person or entity. (Mr. Laitsch’s employment agreement is triggered upon change in control of the bank, not Placer Sierra).

Disability	Inability to perform essential functions of position for a period of 90 consecutive days or in excess of 180 days in any one year period as a result of an illness or other physical or mental disability

Good Reason	Assignment of duties inconsistent with title and status, not cured within 7 days after written notice; a reduction of base salary; or any material breach by the Placer Sierra not cured within 7 business days after written notice.

The following table shows benefits that will vest or payments we will owe each named executive pursuant to the terms of his or her employment agreement upon (1) voluntary termination or termination for cause, (2) termination without cause or termination for good reason, (3) termination after a change in control, (4) death or (5) disability.

Action	Benefits Received or Payments Owed
Voluntary Termination or Termination With Cause	• any cash incentive compensation earned during the fiscal year, pro-rated as necessary and payable only after the end of the fiscal year, when it can be calculated; and • any unused vacation pay.

Action	Benefits Received or Payments Owed
Termination Without Cause or Termination for Good Reason

•     severance payment (equal to at least 12 months base salary);

•     for Messrs. Mercardante and Hooston, 100% options or awards will vest;

•     any cash incentive compensation earned during the fiscal year, pro-rated as necessary and payable only after the end of the fiscal year, when it can be calculated;

•     any unused vacation pay; and

•     for Messrs. Mercardante, Hooston and Reynoso, if Section 280G of the Internal Revenue Code applies to the termination payments, Placer Sierra will pay the tax payments owed, which we refer to as a tax gross-up payment; for Ms. Harris and Mr. Laitsch, they each agree to reduce payments owed so Section 280G of the Internal Revenue Code will not apply.

Termination after a Change in Control

•     severance payment;

•     100% options or awards will vest;

•     any cash incentive compensation earned during the fiscal year, pro-rated as necessary and payable only after the end of the fiscal year, when it can be calculated; and

•     any unused vacation pay.

•     for Messrs. Mercardante, Hooston and Reynoso, if Section 280G of the Internal Revenue Code applies to the termination payments, Placer Sierra will pay the tax payments owed, which we refer to as a tax gross-up payment; for Ms. Harris and Mr. Laitsch, they each agree to reduce termination payments owed so Section 280G of the Internal Revenue Code will not apply.

Disability

•     any cash incentive compensation earned during the fiscal year, pro-rated as necessary and payable only after the end of the fiscal year, when it can be calculated;

•     any unused vacation pay; and

•     disability plan benefits.

Death

•     any cash incentive compensation earned during the fiscal year, pro-rated as necessary and payable only after the end of the fiscal year, when it can be calculated;

•     any unused vacation pay; and

•     life insurance proceeds.

In exchange for the severance payment, each named executive will release Placer Sierra and its affiliates from any and all claims or demands, whether or not known, which he or she may have arising out of or in any way related to his or her employment. In addition, for one year following the termination, all of the named executives (except Mr. Hooston) have agreed that he or she will not, directly or indirectly, solicit or attempt to solicit any employee of Placer Sierra or its affiliate, to terminate his or her employment with Placer Sierra, or to work for any other entity.

Set forth below are estimates of actual payments to be made. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from Placer Sierra.

Frank J. Mercardante

The following table shows the potential payments upon termination, death, disability or termination after a change in control of Placer Sierra for Frank J. Mercardante, Placer Sierra’s Chief Executive Officer, as of December 31, 2006.

Executive Benefit and Payments Upon Separation	Voluntary Termination or Termination for Cause	Termination Without Cause or Termination for Good Reason	Change in Control	Disability	Death
Compensation:
Short-Term Incentive Compensation (1)	$—	$—	$—	$—	$—
Long-Term Incentive Compensation:
Stock Options (2)	—	218,000	218,000	—	—
Restricted Stock	—	—	—	—	—
Benefits & Perquisites:
Stock Awards	—	—	—	—	—
SERP (3)	1,343,757	1,343,757	1,343,757	1,343,757	1,343,757
Life Insurance Proceeds	—	—	—	—	800,000
Cash Severance (4)	—	1,080,000	1,080,000	—	—
Tax Gross Up Payment	—	—	—	—	—
Accrued Vacation Pay	6,238	6,238	6,238	6,238	6,238
Disability Insurance Proceeds	—	—	—	180,000	—
Other (5)	937,950	937,950	937,950	937,950	2,757,950

Total:	$2,287,945	$3,585,945	$3,585,945	$2,467,945	$4,907,945

(1)	Mr. Mercardante was not a participant in Placer Sierra’s 2006 Executive Annual Incentive Plan Document.
(2)	This amount represents the intrinsic value of unvested stock options as of December 31, 2006 that will vest 100% upon termination without cause, termination for good reason or termination after a change in control. The intrinsic value is calculated as the difference between the market value of the underlying stock on December 31, 2006 and the exercise price of the options multiplied by the number of options that would vest. The options are exercisable for three years after termination or change in control.
(3)	The amount shown represents the present value of amounts owed to Mr. Mercardante under a SERP that is 100% vested. The present value is calculated as of December 31, 2006. We are obligated to make SERP payments to Mr. Mercardante during his life beginning February 2010. Placer Sierra assumed Mr. Mercardante’s SERP obligation as part of the acquisition of Southwest Community Bancorp and Southwest Community Bank.
(4)	Mr. Mercardante will receive a cash severance equal to 24 months salary upon termination without cause, termination for good reason or termination with 24 months following a change in control.
(5)	The amount shown represents other obligations owed to Mr. Mercardante and assumed by Placer Sierra in connection with the purchase of Southwest Community Bancorp and Southwest Community Bank (other than the SERP, which was assumed as part of the Southwest Community Bancorp acquisition, but is listed as a separate line item in the table above). These other obligations are described in detail under “Executive Officer Compensation Discussion and Analysis – 2006 Executive Compensation Components – Supplemental Executive Retirement Plans and Continuing Health Care Benefits.” The obligations are as follows: (a) remaining severance payments owed to Mr. Mercardante totaling $624,950 as of December 31, 2006, (b) lifetime health care benefits for Mr. Mercardante and his spouse with an estimated present value cost totaling $313,000 as of December 31, 2006, and (c) a split dollar life insurance policy that will pay Mr. Mercardante’s beneficiaries $1,820,000 upon his death. Placer Sierra obtained an actuarial estimate of the present value of the future cash flows for the lifetime health benefits owed Mr. Mercardante. The actuaries estimated the present value of the lifetime health benefits using the following assumptions: (a) discount rate of 5.75% per year, (b) medical trend rate (or increased health costs) of 6% per year, (c) a premium equivalence of $11,650, and (d) life expectancy based on the RP-2000 Mortality Table.

David E. Hooston

The following table shows the potential payments upon termination, death, disability or termination after a change in control of Placer Sierra for David E. Hooston, Placer Sierra’s Chief Financial Officer as of December 31, 2006.

Executive Benefit and Payments Upon Separation	Voluntary Termination or Termination for Cause	Termination without Cause or Termination for Good Reason	Change in Control	Disability	Death
Compensation:
Short-Term Incentive Compensation (1)	$—	$—	$—	$—	$—
Long-Term Incentive Compensation:
Stock Options (2)	—	19,000	19,000	—	—
Restricted Stock (3)	—	141,194	141,194	—	—
Benefits & Perquisites:
Stock Awards	—	—	—	—	—
SERP	—	—	—	—	—
Life Insurance Proceeds	—	—	—	—	800,000
Cash Severance (4)	—	900,000	900,000	—	—
Tax Gross Up Payment	—	—	—	—	—
Accrued Vacation Pay	13,874	13,874	13,874	13,874	13,874
Disability Insurance Proceeds	—	—	—	180,000	—

Total:	$13,874	$1,074,068	$1,074,068	$193,874	$813,874

(1)	Mr. Hooston was not a participant in Placer Sierra’s 2006 Executive Annual Incentive Plan Document.
(2)	This amount represents the intrinsic value of unvested stock options as of December 31, 2006 that will vest 100% upon termination without cause, termination for good reason or a change in control. The intrinsic value is calculated as the difference between the market value of the underlying stock on December 31, 2006 and the exercise price of the options multiplied by the number of options that would vest. The options are exercisable for three years upon termination or change in control.
(3)	This amount represents the market value of the underlying stock on December 31, 2006 multiplied by the number of shares that vest upon termination as of December 31, 2006.
(4)	Mr. Hooston will receive a cash severance equal to the salary owed under the remaining term of his contract upon termination without cause, termination for good reason or termination within 24 months after a change in control. As of December 31, 2006, the amount remaining under Mr. Hooston’s contract was equal to 36 months base salary.

Randall E. Reynoso

The following table shows the potential payments upon termination, death, disability or termination after a change in control of Placer Sierra for Randall E. Reynoso, Placer Sierra’s President and Chief Operating Officer as of December 31, 2006.

Executive Benefit and Payments Upon Separation	Voluntary Termination or Termination for Cause	Termination without Cause or Termination for Good Reason	Change in Control	Disability	Death
Compensation:
Short-Term Incentive Compensation (1)	$—	$—	$—	$—	$—

Long-Term Incentive Compensation:
Stock Options (2)	—	—	19,000	—	—
Restricted Stock (3)	—	—	141,194	—	—

Benefits & Perquisites:
Stock Awards	—	—	—	—	—
SERP	—	—	—	—	—
Life Insurance Proceeds	—	—	—	—	800,000
Cash Severance (4)	—	600,000	600,000	—	—
Tax Gross Up Payment	—	—	—	—	—
Accrued Vacation Pay	15,011	15,011	15,011	15,011	15,011
Disability Insurance Proceeds	—	—	—	180,000	—

Total:	$15,011	$615,011	$775,205	$195,011	$815,011

(1)	Mr. Reynoso was a participant in Placer Sierra’s 2006 Executive Annual Incentive Plan Document. However the threshold for incentives to be paid was not met; accordingly, no short-term incentive compensation would be paid to him upon termination as of December 31, 2006.
(2)	This amount represents the intrinsic value of unvested stock options as of December 31, 2006 that will vest 100% upon a change in control. The intrinsic value is calculated as the difference between the market value of the underlying stock on December 31, 2006 and the exercise price of the options multiplied by the number of options that would vest. Options granted after January 1, 2006 are exercisable for three years upon a change in control.
(3)	This amount represents the market value of the underlying stock on December 31, 2006 multiplied by the number of shares that vest upon termination as of December 31, 2006.
(4)	Mr. Reynoso will receive a cash severance equal to 24 months salary upon termination without cause, termination for good reason or termination within 24 months after a change in control.

Angelee J. Harris

The following table shows the potential payments upon termination, death, disability or termination after a change in control of Placer Sierra for Angelee J. Harris, Placer Sierra’s General Counsel as of December 31, 2006.

Executive Benefit and Payments Upon Separation	Voluntary Termination or Termination for Cause	Termination without Cause or Termination for Good Reason	Change in Control	Disability	Death
Compensation:
Short-Term Incentive Compensation (1)	$—	$—	$—	$—	$—

Long-Term Incentive Compensation:
Stock Options (2)	—	—	11,400	—	—
Restricted Stock (3)	—	—	80,818	—	—

Benefits & Perquisites:
Stock Awards	—	—	—	—	—
SERP	—	—	—	—	—
Life Insurance Proceeds	—	—	—	—	750,000
Cash Severance (4)	—	250,000	250,000	—	—
Tax Gross Up Payment	—	—	—	—	—
Accrued Vacation Pay	10,930	10,930	10,930	10,930	10,930
Disability Insurance Proceeds	—	—	—	180,000	—

Total:	$10,930	$260,930	$353,148	$190,930	$760,930

(1)	Ms. Harris was a participant in Placer Sierra’s 2006 Executive Annual Incentive Plan Document. However the threshold for incentives to be paid was not met; accordingly, no short-term incentive compensation would be paid to her upon termination as of December 31, 2006.
(2)	This amount represents the intrinsic value of unvested stock options as of December 31, 2006 that will vest 100% upon a change in control. The intrinsic value is calculated as the difference between the market value of the underlying stock on December 31, 2006 and the exercise price of the options multiplied by the number of options that would vest.
(3)	This amount represents the market value of the underlying stock on December 31, 2006 multiplied by the number of shares that vest upon termination as of December 31, 2006.
(4)	Ms. Harris will receive a cash severance equal to 12 months salary upon termination without cause, termination for good reason or termination within 12 months after a change in control.

Marshall V. Laitsch

The following table shows the potential payments upon termination, death, disability or termination after a change of control of Placer Sierra for Marshall V. Laitsch, President Southern California Division as of December 31, 2006.

Executive Benefit and Payments Upon Separation	Voluntary Termination or Termination for Cause	Termination without Cause or Termination for Good Reason	Change in Control	Disability	Death
Compensation:
Short-Term Incentive Compensation (1)	$—	$—	$—	$—	$—

Long-Term Incentive Compensation:
Stock Options (2)	—	—	12,488	—	—
Restricted Stock (3)	—	—	80,818	—	—

Benefits & Perquisites:
Stock Awards	—	—	—	—	—
SERP	—	—	—	—	—
Life Insurance Proceeds	—	—	—	—	750,000
Cash Severance (4)	—	250,000	250,000	—	—
Tax Gross Up Payment	—	—	—	—	—
Accrued Vacation Pay	8,678	8,678	8,678	8,678	8,678
Disability Insurance Proceeds	—	—	—	180,000	—

Total:	$8,678	$258,678	$351,984	$188,678	$758,678

(1)	Mr. Reynoso was a participant in Placer Sierra’s 2006 Executive Annual Incentive Plan Document. However the threshold for incentives to be paid was not met; accordingly, no short-term incentive compensation would be paid to him upon termination as of December 31, 2006.
(2)	This amount represents the intrinsic value of unvested stock options as of December 31, 2006 that will vest 100% upon a change in control. The intrinsic value is calculated as the difference between the market value of the underlying stock on December 31, 2006 and the exercise price of the options multiplied by the number of options that would vest.
(3)	This amount represents the market value of the underlying stock on December 31, 2006 multiplied by the number of shares that vest upon termination as of December 31, 2006.
(4)	Mr. Laitsch will receive a cash severance equal to 12 months salary upon termination without cause, termination for good reason or termination within 12 months after a change in control.

DIRECTOR COMPENSATION

Non-employee director compensation is determined by the board, based on recommendations from Placer Sierra’s compensation committee. Placer Sierra uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board who will act on behalf of shareholders. The compensation committee has developed and recently adopted a formal director compensation philosophy. This compensation philosophy is intended to provide total compensation programs and benefit programs that are competitive with the market. This philosophy is reviewed annually by the compensation committee and adjusted, as needed. Directors, like Placer Sierra executives, are not subject to a minimum share ownership requirement.

Placer Sierra targets a total director compensation package at or near the 50th percentile of the competitive market for cash and direct compensation, which amount is then adjusted annually (by means of equity compensation) up to the 70th percentile for exceptional performance as compared to a peer group. Total compensation consists of retainers, cash compensation and equity. When reviewing total director compensation for 2006, the compensation committee determined that, overall, Placer Sierra’s director compensation is positioned between the 50th and 75th percentiles of the peer group.

Cash Compensation Paid to Directors

For the year ended December 31, 2006, members of the board who are not Placer Sierra employees are entitled to receive an annual cash retainer of $60,000. In addition, in August 2006, we appointed an independent Chairman of the board. At that time, the independent Chairman of the board began receiving an additional $1,500 in fees each month. Directors who are Placer Sierra employees receive no compensation for their service as directors.

Stock Option Program

Historically, the board has granted each director a grant of 20,000 options upon nomination to the board. Until an option is exercised, shares subject to options cannot be voted nor do they receive dividends or dividend equivalents. Options granted before 2006 have a 10-year term and vest over four years of service, with 25% of the grant vesting annually commencing as of the first anniversary date of the grant. Options granted during 2006 have a six-year term and vest over five years of service, with 20% of the grant vesting annually commencing as of the first anniversary date of the grant.

In May 2006, non-employee directors serving on the board were each granted 1,000 shares of restricted stock that vested in full at December 31, 2006. While the restricted stock is unvested, directors are not entitled to vote the unvested restricted shares, but they do receive dividends on such shares.

Other Compensation

During 2006, Placer Sierra provided non-employee directors with other compensation, which includes the following items:

•	dividends earned on unvested restricted stock awards; and

•	health care costs if the director participates in our health plans.

In addition, all directors are reimbursed for the expenses they incur in attending meetings of the board or board committees. Directors are also entitled to the protection of certain indemnification provisions in Placer Sierra’ Amended and Restated Articles of Incorporation, Bylaws and indemnification agreements.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards Compensa- tion Expense ($) (c)	Option Awards Compensa- tion Expense ($)(1) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensa- tion ($)(2) (g)	Total ($) (h)
Allan W. Arendsee (3)	35,000	—	9,285	—	—	—	44,285
Christi Black	60,000	24,430	34,433	—	—	300	119,163
Robert J. Kushner	60,000	24,430	—	—	—	300	84,730
Larry D. Mitchell (4)	69,000	24,430	—	—	—	699	94,129
Dwayne A. Shackelford	60,000	24,430	—	—	—	5,742	90,172
William J. Slaton	60,000	24,430	—	—	—	10,289	94,719
Robert H. Smiley	60,000	24,430	—	—	—	300	84,730
Sandra R. Smoley	60,000	24,430	34,433	—	—	300	119,163
Frank J. Mercardante (5)	10,000	—	—	—	—	2,295	12,295

(1)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2006. As of December 31, 2006, each director has the following number of options outstanding: Allan W. Arendsee: 20,000; Christi Black: 20,000; Robert J. Kushner: 5,825; Larry D. Mitchell: 2,040; Dwayne A. Shackelford: 20,173; William J. Slaton: 8,008; Robert H. Smiley: 17,222; Sandra R. Smoley: 20,000; Frank J. Mercardante: 150,000.
(2)	The amounts shown in Column (g) are set forth in the table below:

Name	Value of Dividends Paid on Unvested Stock Awards	Life & Disability Insurance Premiums Paid by Company	Health Care Costs Paid by Company (A)	Other (B)	Total
Allan W. Arendsee	$—	$—	$—	$—	$—
Christi Black	300	—	—	—	300
Robert J. Kushner	300	—	—	—	300
Larry D. Mitchell	300	—	—	399	699
Dwayne A. Shackelford	300	—	5,043	399	5,742
William J. Slaton	300	—	9,989	—	10,289
Robert H. Smiley	300	—	—	—	300
Sandra R. Smoley	300	—	—	—	300
Frank J. Mercardante	—	357	1,938	—	2,295

(A)	Health care costs for Messrs. Shackelford and Slaton are costs incurred throughout the year. Health care costs for Mr. Mercardante are health care costs incurred for his service as a director and show cost from July 2006 through August 2006.
(B)	The amounts in the “Other” column are costs reimbursed by Placer Sierra for airfare for Mr. Mitchell’s spouse and Mr. Shackelford’s spouse to attend a banking conference.

(3)	Mr. Arendsee was appointed a Placer Sierra director on June 12, 2006. Amounts shown reflect compensation paid to him for partial year service.
(4)	Mr. Mitchell was appointed the Chairman of the board on August 14, 2006. The fees earned show an additional $1,500 in fees per month he began earning in August as the Chairman of the board.
(5)	Mr. Mercardante was appointed a Placer Sierra director on June 12, 2006; he was then appointed as the Placer Sierra Chief Executive Officer on August 14, 2006. Amounts shown reflect compensation paid to Mr. Mercardante solely in his capacity as a director from June 12, 2006 through August 13, 2006. When Mr. Mercardante was appointed the Placer Sierra Chief Executive Officer on August 14, 2006, he no longer earned compensation as a director.

STOCK OWNERSHIP

The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it in the usual sense, but also if he has the power to vote, sell or otherwise dispose of the share. Beneficial ownership also includes that number of shares that a person has the right to acquire within 60 days of March 31, 2007. Two or more persons might count as beneficial owners of the same share.

The following table shows, as of March 31, 2007, beneficial ownership of Placer Sierra common stock by each of Placer Sierra’s directors, nominees for director, the named executive officers, and directors and executive officers as a group. The table also shows persons known to us who own more than 5% of Placer Sierra common stock as of December 31, 2006. Unless otherwise indicated in the table below, no person shares beneficial ownership of the same Placer Sierra common stock with anyone else.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)
	Number of Shares	Percentage of Class
Frank J. Mercardante (2)	414,385	1.8%
Ronald W. Bachli (3)	503,955	2.2%
David E. Hooston (4)	185,210	*
Allan W. Arendsee (5)	355,592	1.6%
Christi Black (6)	11,000	*
Robert J. Kushner (7)	29,836	*
Larry D. Mitchell (8)	36,173	*
Dwayne A. Shackelford (9)	31,173	*
William J. Slaton (10)	36,957	*
Robert H. Smiley (11)	24,287	*
Sandra R. Smoley (12)	11,020	*
Randall E. Reynoso (13)	89,515	*
Angelee J. Harris (14)	26,700	*
Marshall V. Laitsch (15)	22,700	*
All directors and executive officers as a group (19 persons) (16)	1,886,853	8.3%
T. Rowe Price Associates, Inc. (17) 100 E. Pratt Street Baltimore, MD 21202	2,242,494	10.0%

* Less than 1%

(1)	Includes shares issuable upon the exercise of stock options exercisable within 60 days of March 31, 2007. Shares of Placer Sierra common stock issuable upon exercise of stock options exercisable within 60 days of March 31, 2007 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted below, each person has sole voting and investment power over the shares of common stock, subject to community property laws where applicable.
(2)	Includes 100,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007 and 8,638 shares held in a 401(k) plan. In addition, 330,003 of the shares are pledged to a margin account.
(3)	Includes 125,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007 and 334,955 shares held by the Ronald W. Bachli & Marilynne Ann Bachli Revocable Trust.
(4)	Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007. The amount does not include 2,970 shares of unvested restricted stock granted on March 14, 2006 to Mr. Hooston. The restricted stock vests annually in fifty percent increments beginning March 14, 2007 and vests in full upon a change in control of Placer Sierra. In addition, 96,991 shares are pledged as part of a line of credit.

(5)	Includes 136,680 shares held by the Allan and Lyndsey Arendsee Family Trust, 24,885 shares held by the KAWA Children’s Trust, 6,834 shares gifted to his children and held jointly and 5,866 shares held in various custodial accounts.
(6)	Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2007.
(7)	Includes 5,825 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2007.
(8)	Includes 2,040 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2007.
(9)	Includes 20,173 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2007 and 5,000 shares held by the Shackelford Family Trust.
(10)	Includes 8,008 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2007 and 18,949 held by the Slaton – Newton Family Trust AKA the Hollowtop Trust.
(11)	Includes 14,553 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2007 and 8,734 shares held by the Robert H. Smiley Trust.
(12)	Includes 10,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2007 and 20 shares held under a custodian account for grandchildren.
(13)	Includes 42,455 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2007. The amount does not include 2,970 shares of unvested restricted stock granted on March 14, 2006 to Mr. Reynoso. The restricted stock vests annually in fifty percent increments beginning March 14, 2007 and vests in full upon a change in control of Placer Sierra.
(14)	Includes 25,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2007. The amount does not include 1,700 shares of unvested restricted stock granted on March 14, 2006 to Ms. Harris. The restricted stock vests annually in fifty percent increments beginning March 14, 2007 and vests in full upon a change in control of Placer Sierra.
(15)	Includes 20,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2007. The amount does not include 1,700 shares of unvested restricted stock granted on March 14, 2006 to Mr. Laitsch. The restricted stock vests annually in fifty percent increments beginning March 14, 2007 and vests in full upon a change in control of Placer Sierra.
(16)	As of March 31, 2007 five (5) officers not specifically listed above were the beneficial owners of 108,350 shares of our common stock issuable upon the exercise of vested options. The amount does not include 5,227 shares of unvested restricted stock granted on March 14, 2006 to four officers. The restricted stock vests annually in fifty percent increments beginning March 14, 2007 and vests in full upon a change in control of Placer Sierra.
(17)	Based on a Schedule 13G filed with the SEC on February 13, 2007 showing the shares owned as of December 31, 2006. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

AUDIT COMMITTEE REPORT AND PRINCIPAL AUDITOR FEES AND SERVICES

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Placer Sierra filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent Placer Sierra specifically incorporates this report by reference.

The Audit Committee reports to the board of directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of Placer Sierra. The Audit Committee’s function is more fully described in its Charter, which is attached to this proxy statement-prospectus Appendix D.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Placer Sierra’s independent accountants are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditors and the independent accountants.

In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and Perry-Smith LLP, the independent accountants for Placer Sierra. Management represented to the Audit Committee that all consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee also obtained from the independent accountants a formal written statement describing all relationships between Placer Sierra and the accountants that bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. The Audit Committee discussed with the independent accountants any relationships that may impact the firm’s objectivity and independence and satisfied itself as to the accountants’ independence.

Based on these discussions and reviews, the Audit Committee recommended that the board of directors approve the inclusion of Placer Sierra’s audited consolidated financial statements in Placer Sierra’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee:

Dwayne A. Shackelford, Chairman

Robert J. Kushner

Larry D. Mitchell

Sandra R. Smoley

PROPOSAL 4 – RATIFY SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS FOR 2007

Principal Auditor Fees and Services

The Audit Committee has appointed Perry-Smith LLP as our independent public accountants for the year ending December 31, 2007, and shareholders are being asked to ratify the appointment. Perry-Smith LLP, our accountants for the year ended December 31, 2006, performed audit services for 2006 which included the audit of the consolidated financial statements and the effectiveness of Placer Sierra’s internal control over financial reporting and services related to filings with the SEC. All professional services rendered by Perry-Smith LLP during 2006 were furnished at customary rates and terms. Representatives of Perry-Smith LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. If you do not ratify the appointment, the Audit Committee will reconsider the appointment.

The following table shows the fees paid or accrued by us for the audit and other services provided by Perry-Smith LLP for fiscal years 2006 and 2005. All audit and non-audit services performed by Perry-Smith LLP in 2006 were pre-approved by the audit committee. In the table below, the 2005 and 2006 audit fees were paid for Perry-Smith’s integrated audit of Placer Sierra’s consolidated financial statements, internal control over financial reporting and regulatory filings. The 2005 and 2006 audit-related fees were paid for Perry-Smith’s audits of employee benefit plans and regulatory filings and the 2005 and 2006 tax fees were paid for Perry-Smith’s completion of tax returns and related tax consulting services.

	December 31,
	2006	2005
Audit Fees:	$362,000	$370,000
Audit-Related Fees:	88,000	98,000
Tax Fees:	166,000	155,000
All Other Fees (primarily consulting fees):	23,000	9,000

Total fees	$639,000	$632,000

Vote Required

The affirmative vote of a majority of the votes cast at the meeting on this proposal is required to ratify the selection of independent public accountants (which shares voting affirmatively also constitute at least a majority of the required quorum).

The Board and the Audit Committee recommend that you vote “FOR” ratification of the selection of Perry-Smith LLP as Independent Public Accountants for 2007.

S ECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE BY DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports with the SEC and The Nasdaq Global Select Market on changes in their beneficial ownership of Placer Sierra common stock, and to provide us with copies of the reports.

Based solely on our review of these reports or of certifications to us that no report was required to be filed, we believe that all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them during the 2006 fiscal year, except for one late Form 3 filed by Mr. John Payne, our interim Chief Credit Officer (relating to the general notification that he was subject to Section 16) and one late Form 4 filed by Ms. Harris, our General Counsel (related to one transaction reporting an option grant).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Fund

California Community Financial Institutions Fund Limited Partnership, or the Fund, is a private equity investment fund established in 1997 for the purpose of investing in California-based financial services companies and is managed by its general partner, Belvedere Capital Partners, LLC. As of December 31, 2005, the Fund owned 48.0% of our outstanding common stock. On January 25, 2006, the Fund sold 5,000,000 shares and on February 7, 2006, the Fund sold an additional 250,000 shares. The remaining shares were distributed to the Fund’s limited partners in 2006. As a result of those sales and distributions, as of December 31, 2006, the Fund no longer owned any shares of our common stock.

Before joining Placer Sierra, our former Chief Executive Officer, Mr. Bachli was the President and a member of Belvedere Capital Partners, LLC, the general partner of the Fund. Mr. Bachli retained an economic interest in Belvedere attributable to Belvedere’s investment in the Fund and carried interest in the Fund. Based on Belvedere’s investment in the Fund, Mr. Bachli received approximately $620,000 from the proceeds received by the Fund upon its sale of shares in our initial public offering in 2004 and received approximately $724,682 from the proceeds received by the Fund upon its sale of shares on January 25, 2006 and on February 7, 2006.

Other Relationships

Tom Peno, a non-executive employee of Placer Sierra Bank and long-time employee of the bank, is the son-in-law of Placer Sierra director Sandra R. Smoley. For 2006, Mr. Peno’s total compensation was $122,070. Mr. Peno’s base salary for 2007 has been set at $73,269.

Loans and Credit Arrangements by Placer Sierra Bank

Some of our directors and executive officers and their affiliates or associates are also customers of the bank. During the three years ending December 31, 2006, we made loans and extended credit in the ordinary course of business to some of our directors and executive officers and their affiliates or associates and we expect to make such loans or extensions of credit in the future. We may also have banking transactions with corporations or entities of which our directors or officers may own a controlling interest, or also serve as directors or officers. These transactions have taken place and will take place on substantially the same terms, including interest and collateral, as those prevailing for comparable transactions with others unaffiliated with us, and comply with the provisions of the Sarbanes-Oxley Act of 2002. In our view, the loans, leases and other credit arrangements did not involve more than the normal risk of noncollectibility or present other unfavorable features. The Federal Reserve Act and Federal Reserve Board Regulation O, which are applicable to state member banks, place limitations and conditions on loans or extensions of credit to a bank’s or bank holding company’s executive officers, directors and principal shareholders (that is, in most cases, those persons who own, control or have power to vote more than 10% of any class of voting securities), any company controlled by any such executive officer, director or shareholder, or any political or campaign committee controlled by such executive officer, director or principal shareholder. We expect to have such transactions or transactions on a similar basis with our directors and executive officers and their affiliates in the future.

Policies and Procedures For Review, Approval or Ratification of Transactions with Related Persons

On January 24, 2007, our board of directors adopted a Related Person Transaction Policy, which was recommended for approval by both our audit committee and our governance and nominating committee. The policy covers any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), in which Placer Sierra (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any related person had, has or will have a direct or indirect interest. The policy requires that such transactions be approved either by the Placer Sierra audit committee, the governance and nominating committee or a majority of independent directors of the board.

However, if the related party transaction involves a loan, and such loan is made by Placer Sierra Bank and is: (a) in the ordinary course of business; (b) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender; (c) did not involve more than the normal risk of collectibility or present other unfavorable features; and (d) is otherwise made pursuant to Placer Sierra’s applicable policies and applicable law for extension of credit to related persons, then the procedures set forth in such other policies and procedures shall be followed rather than the procedures set forth herein.

The Related Person Transaction Policy requires that directors and officers report relationships, potential conflicts and potential related party transactions to Placer Sierra’s General Counsel, who will then screen the information and determine if the transaction must be submitted the audit committee, the governance and nominating committee or a majority of independent directors. All transactions reported herein have been reviewed and approved by an independent committee or a majority of independent directors.

PROPOSAL 5 – OTHER BUSINESS

Each proxy solicited hereby also confers discretionary authority on the Placer Sierra board of directors to vote the proxy with respect to the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the annual meeting. Management is not aware of any business that may properly come before the annual meeting other than the matters described above in this proxy statement-prospectus. However, if any other matters should properly come before the annual meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

ANNUAL REPORT

We have enclosed a copy of our 2006 Annual Report on Form 10-K with this proxy statement-prospectus for Placer Sierra shareholders. If you would like another copy of our 2006 Annual Report on Form 10-K, we will send you one without charge. The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing them to you will be your responsibility. Please write to:

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

Attention: Assistant Corporate Secretary

APPENDIX A

AGREEMENT

AND

PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) entered into as of the 9th day of January, 2007, by and between PLACER SIERRA BANCSHARES (“Company”), a California corporation, and WELLS FARGO & COMPANY (“Wells Fargo”), a Delaware corporation.

WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Wells Fargo incorporated under the laws of the State of California (“Merger Co.”) will merge with and into Company (the “Merger”) pursuant to an agreement and plan of merger (the “Merger Agreement”) in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion of the shares of Common Stock of Company, of no par value per share (“Company Common Stock”), issued and outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into the right to receive shares of voting Common Stock of Wells Fargo of the par value of $1-2/3 per share (“Wells Fargo Common Stock”); and

WHEREAS, as a condition and an inducement to Wells Fargo’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain shareholders of Company have executed and delivered an agreement with Wells Fargo pursuant to which, among other things, such shareholders have agreed to vote all shares of Company Common Stock owned by them in favor of the Merger; and

WHEREAS, subject to the terms and conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Merger Co. with and into the Company, with the Company being the corporation surviving such Merger and it is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the respective boards of directors of each of Wells Fargo and the Company deem it is in the best interests of their respective companies and their shareholders to consummate the transactions provided for in this Agreement.

NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant, and agree as follows:

1. Basic Plan of Reorganization

(a) Merger. Subject to the terms and conditions contained herein, Merger Co. will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which Merger each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1(f) below) (other than shares as to which statutory dissenters’ appraisal rights have been exercised and other than shares of Company Common Stock owned, directly or indirectly, by Wells Fargo or the Company (other than shares of Company Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (“Trust Account Shares”), and any shares of Company Common Stock held by the Company or Wells Fargo or any of their respective subsidiaries in respect of a debt previously contracted (“DPC Shares”)) will be converted into the right to receive, and exchanged for certificates or direct registration statements representing the number of shares of Wells Fargo Common Stock equal to (i) if the Wells Fargo Measurement Price is equal to or less than $32.5783, then .8595 shares of Wells Fargo Common Stock for each share of Company Common Stock, (ii) if the Wells Fargo Measurement Price is greater than $32.5783 but less than $39.8179, the quotient determined by dividing $28.00 by the Wells Fargo Measurement Price (such quotient to be rounded to the nearest ten-thousandth), and (iii) if the Wells Fargo Measurement Price is greater to or equal to $39.8179, then .7032 shares of Wells Fargo Common Stock for each share of Company Common Stock (in each case subject to adjustment pursuant to paragraphs 1(c) or 9(a)) (the “Merger Exchange Ratio”). The “Wells Fargo Measurement Price” is defined as the volume weighted average of the daily volume weighted average price of a share of Wells Fargo Common Stock on the New York Stock Exchange (“NYSE”) only as reported by Bloomberg LP for each of the twenty (20) consecutive trading days ending on the fifth trading day immediately prior to the “Closing Date” (as defined in paragraph 1(f) below) (the “Condition Date”), rounded to the nearest ten-thousandth.

(b) Conversion of Company Options. At the Effective Time of the Merger, each option (granted by Company or, in the case of stock options of acquired entities, assumed by Company) to purchase shares of Company Common Stock under any stock option plan (collectively, the “Company Stock Option Plans”) which is outstanding and unexercised immediately prior to the Effective Date of the Merger (each, a “Company Stock Option”), shall cease to represent a right to acquire shares of the Company Common Stock, such Stock Options and Company Stock Option Plans shall be assumed by Wells Fargo and such Company Stock Options shall be converted automatically into an option to purchase shares of Wells Fargo Common Stock (each, a “Substitute Option”) in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company Stock Option Plans immediately prior to the Effective Time).

(i) The number of shares of Wells Fargo Common Stock to be subject to the Substitute Option shall be the product (rounded down to the nearest share) of (A) the number of shares of Company Common Stock subject to the Company Stock Option by (B) the Merger Exchange Ratio; and

(ii) The exercise price per share of Wells Fargo Common Stock under the Substitute Option shall be equal to the result (rounded down to the nearest cent) of dividing (A) the exercise price per share of Company Common Stock under the Company Stock Option by (B) the Merger Exchange Ratio.

The adjustment provided herein with respect to any options that are “incentive stock options” (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

(c) Wells Fargo Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger as defined below, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a “Common Stock Adjustment”), then the number of shares of Wells Fargo Common Stock issuable pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock issuable in the Merger will equal the number of shares of Wells Fargo Common Stock which holders of shares of Company Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

(d) Fractional Shares. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Wells Fargo Measurement Price.

(e) Treasury Shares. At the Effective Time, all shares of Company Common Stock and Preferred Stock owned, directly or indirectly, by the Company or by Wells Fargo, other than Trust Account Shares or DPC Shares, shall be canceled and shall cease to exist, and no capital stock of Wells Fargo or other consideration shall be delivered in exchange therefor.

(f) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and officers’ certificates prescribed by Section 1103 of the California General Corporation Law (“CGCL”) shall be filed with the Secretary of State of the State of California within five (5) business days following the first business day occurring after the satisfaction or waiver of all conditions precedent set forth in paragraphs 6 and 7 of this Agreement and after expiration of the period for determining which shares of Company Common Stock are eligible to be “Perfected Dissenting Shares” as provided in paragraph 1302 of the CGCL or on such other date as may be agreed to by the parties (the “Closing Date”), provided that the Closing Date shall not occur on the last business day of a calendar month. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of all final regulatory approvals of the Merger and the expiration of all required statutory waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the “Time of Filing.” The day on which such filing is made and accepted is herein referred to as the “Effective Date of the Merger.” The “Effective Time of the Merger” shall be 11:59 p.m., Central time, on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Company pursuant to the Merger Agreement. “Perfected Dissenting Shares” shall mean shares of Company Common Stock for which all requisite actions to be treated as dissenting shares pursuant to Section 1300 of the CGCL have been taken.

The closing of the transactions contemplated by this Agreement and the Merger Agreement (the “Closing”) shall take place on the Closing Date at the offices of Wells Fargo’s Law Department in San Francisco, California.

(g) Reservation of Right to Revise Structure. At Wells Fargo’s election, the Merger may alternatively be structured so that (i) Company is merged with and into any other direct or indirect wholly owned subsidiary of Wells Fargo, (ii) any direct or indirect wholly owned subsidiary of Wells Fargo is merged with and into Company, or (iii) Company is merged with and into Wells Fargo; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to Company’s shareholders in the Merger or under such alternative structure (the “Merger Consideration”), (B) adversely affect the tax treatment of Company’s shareholders as a result of receiving the Merger Consideration or prevent the parties from obtaining the opinion referred to in paragraph 6(h), or (C) materially impede or delay consummation of the Merger. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

(h) Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of shares of Company Common Stock who shall be entitled to be paid the “fair market value” of such holder’s Perfected Dissenting Shares, as provided in Section 1300 of the CGCL, shall only be entitled to receive such payment provided for in Section 1300 of the CGCL unless and until such holder shall have failed to perfect or withdraw or lost such holder’s rights under Section 1300 of the CGCL.

2. Representations and Warranties of Company. Except as set forth in a confidential disclosure schedule delivered by the Company to Wells Fargo in conjunction with the execution of this Agreement, which identifies exceptions by specific paragraph references (provided that any information set forth in any one section of the Company disclosure schedule shall be deemed to apply to each other applicable paragraph or subsection thereof if its relevance to the information called for in such paragraph or subsection is reasonably apparent), Company represents and warrants to Wells Fargo as follows:

(a) Organization and Authority. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted except where the failure to have such power and authority would not have a Material Adverse

Effect. Company is registered as a bank holding company with the Federal Reserve Board (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Company has furnished Wells Fargo true and correct copies of its and the Company Subsidiaries’ (as defined in paragraph 2(b)) articles of incorporation and bylaws, as amended and in effect on the date of this Agreement, and provided access to all minutes of meetings and actions of its and the Company’s subsidiaries’ respective boards and committees for the period beginning January 1, 2004 and ending as of the date hereof.

(b) Company’s Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Company’s subsidiaries as of the date hereof (individually a “Company Subsidiary” and collectively the “Company Subsidiaries”), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 2(b), are owned directly or indirectly by Company. No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock. All of such shares so owned by Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Company Subsidiary is a corporation or state bank duly incorporated, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted except where the failure to be so qualified would not have a Material Adverse Effect. Except as set forth on Schedule 2(b), Company does not own beneficially, directly or indirectly, more than five percent (5%) of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

(c) Capitalization. Except as set forth in Schedule 2(c), the authorized capital stock of Company consists of 100,000,000 shares of common stock, no par value per share, and 25,000,000 shares of preferred stock, no par value per share (“Preferred Stock”), of which, as of the close of business on September 30, 2006, 22,375,896 shares of Company Common Stock were outstanding and no shares were held in the treasury, and no shares of Preferred Stock were outstanding. The maximum number of shares of Company Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights, and other rights with respect thereto were exercised is 23,944,501. All of the outstanding shares of capital stock of Company have been duly and validly authorized and issued and are fully paid and nonassessable. Schedule 2(c) sets forth a detailed listing of the Company Stock Option Plans, together with the number of shares of Company Common Stock issuable, and the exercise prices payable for each outstanding option or warrant exercisable under each such plan. The Company has previously provided to Wells Fargo the vesting schedule as of December 31, 2006 for each of the Company Stock Options. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, plans, preemptive rights or other rights obligating Company or any Company Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Company or any Company Subsidiary. Company has provided Wells Fargo with a list of all Company Stock Options outstanding under the Company Stock Option Plans as of the date hereof and all warrants (“Warrants”) issued pursuant to that certain warrant agreement dated as of April 17, 2002 between Southwest Community Bancorp and U.S. Stock Transfer Corporation, as assumed by Company as of June 9, 2006 (“Warrant Agreement”), the holders of all Company Stock Options, the exercise price thereof, and the number and date of grant of Company Stock Options held by such optionee as of the date hereof and the holders, number, and exercise price of all Warrants as of December 22, 2006. The Company has reserved shares of Company Common Stock in an amount sufficient to be issued upon exercise of all Company Stock Options and Warrants. All Warrants not exercised on or prior to April 30, 2007 expire on that date. Except as set forth in Schedule 2(c), since September 30, 2006, no shares of Company capital stock have been purchased, redeemed, or otherwise acquired, directly or indirectly, by Company or any Company Subsidiary and except as set forth in Schedule 2(c), since September 30, 2006, no dividends or other distributions have been declared, set aside, made, or paid to the shareholders of Company. All shares of Company Common Stock and Company Stock Options have been issued in compliance with all applicable federal and state securities laws and all Warrants have been issued and assumed by Company as described on Schedule 2(c).

(d) Authorization.

(i) Company has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Company as may be required by statute or regulation, and assuming this Agreement constitutes a valid and binding obligation of Wells Fargo, this Agreement is, and the Merger Agreement will be, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to equitable principles generally.

(ii) Except as set forth on Schedule 2(d), neither the execution, delivery, and performance by Company of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Company with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary under any of the terms, conditions or provisions of (x) its Articles of Incorporation or Bylaws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or by which it may be bound, or to which Company or any Company Subsidiary or any of the properties or assets of Company or any Company Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation, or, to the best knowledge of Company, violate any judgment, ruling, order, writ, injunction or decree applicable to Company or any Company Subsidiary or any of their respective properties or assets.

(iii) Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the “Securities Act”), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Exchange Act”), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), other federal and state banking laws, and filings required to effect the Merger under California law (and listed on Schedule 2(d)(iii)), no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the transactions contemplated by this Agreement and the Merger Agreement. To the Company’s best knowledge, there is no fact, event or condition applicable to the Company or any Company Subsidiary which will, or reasonably could be expected to, adversely affect the likelihood of obtaining, or inordinately delay the receipt of, the requisite authorizations, approvals, exemptions or consents to consummate the transactions contemplated by this Agreement and the Merger Agreement.

(iv) The Board of Directors of Company by resolutions duly adopted at a meeting thereof duly called and initially held on December 21, 2006 and reconvened on January 8, 2007, by the affirmative vote of the Company Board of Directors required to do so pursuant to the Company’s articles of incorporation and bylaws and the applicable provisions of the CGCL (A) declared this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby (including the Merger) are fair to and in the best interests of the Company and its shareholders, (B) approved and adopted this Agreement and the Merger Agreement by the unanimous vote of the members of the Company Board of Directors, and (C) resolved to recommend that the shareholders of the Company vote for the approval of the Agreement (the “Company Board Approval”). A true and correct copy of such Company Board Approval, certified by the Company’s corporate secretary, has been furnished to Wells Fargo and none of such resolutions has been rescinded, amended, or revoked, in whole or in part, and are in full force and effect.

(e) Company Financial Statements. The consolidated balance sheets of Company and Company’s Subsidiaries as of December 31, 2004 and 2005 and related consolidated statements of income, shareholders’ equity, and cash flows for the two (2) years ended December 31, 2005, together with the notes thereto, audited by Perry-Smith, LLP and included in Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Company 10-K”) as filed with the Securities and Exchange Commission (the “SEC”), and the unaudited consolidated balance sheets of Company and Company’s Subsidiaries as of September 30, 2006 and the related unaudited consolidated statements of income, shareholders’ equity, and cash flows for the nine (9) months then ended included in Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 as filed with the SEC (collectively, the “Company Financial Statements”), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments), the consolidated financial position of Company and Company’s Subsidiaries at the dates and the consolidated results of operations and cash flows of Company and Company’s Subsidiaries for the periods stated therein.

(f) Reports. Except as set forth on Schedule 2(f), since the date the Company became obligated to file reports under the Exchange Act, with respect to the SEC, and since December 31, 2000 otherwise, Company and each Company Subsidiary, as applicable, has timely filed all reports, registrations, and statements, together with any required amendments thereto, that it was required to file, if any, with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements, and other forms, statements, or reports and, in the case of forms, reports, and documents containing financial statements, were accompanied by the certifications required to be filed by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the “FDIC”), (iv) the California Department of Financial Institutions (“DFI”), and (v) any applicable state securities or other banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Company Reports.” As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the DFI and applicable state securities or banking authorities, as the case may be, and all Company Reports filed with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and all other Company Reports were true and accurate in all material respects.

(g) Properties and Leases. Except as may be reflected in the Company Financial Statements or on Schedule 2(g) and except for any lien for current taxes not yet delinquent, Company and each Company Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and material personal property reflected in Company’s consolidated balance sheet as of December 31, 2005 included in the Company’s 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Company or any Company Subsidiary pursuant to which Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Company’s and each Company Subsidiary’s buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(h) Taxes.

(i) Except as set forth on Schedule 2(h), each of Company and the Company Subsidiaries has filed all federal, state, and, to Company’s knowledge, county, local and foreign tax returns, including information returns, required to be filed by it, and paid for all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent.

(ii) Except as set forth on Schedule 2(h), the federal income tax returns of Company and the Company Subsidiaries for the fiscal year ended December 31, 2002, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending, and no waiver with respect to any such statute of limitations is in effect.

(iii) Except as set forth on Schedule 2(h), (A) neither Company nor any Company Subsidiary is a party to any pending action or proceeding, nor, to Company’s knowledge, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (B) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Company or any Company Subsidiary which has not been settled, resolved and fully satisfied.

(iv) Except as set forth on Schedule 2(h), each of Company and the Company Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. Except as set forth on Schedule 2(h), the consolidated balance sheet as of December 31, 2005, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Company and the Company Subsidiaries with respect to all periods through the date thereof.

(v) During the five (5) year period ending on the date hereof, neither Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(vi) Except as set forth in Schedule 2(h), neither Company, the Company Subsidiaries, nor any person on their behalf has (A) requested any extension of time within which to file any tax return, which tax return has since not been filed, (B) granted any waiver or extension for the assessment or collection of taxes, or (C) granted to any person (or entity) any power of attorney that is currently in force with respect to any tax matter.

(vii) Except as set forth in Schedule 2(h), neither Company nor the Company Subsidiaries has participated in a reportable transaction as defined in Treasury Regulation Section 1.6011-4.

(viii) Except as set forth in Schedule 2(h), neither Company nor the Company Subsidiaries are a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which they will have any obligation to make any payments of taxes after the Closing Date.

(ix) Except as set forth in Schedule 2(h), neither Company nor the Company Subsidiaries is subject to any ruling of any governmental authority that would be binding on Company, the Company Subsidiaries, or Wells Fargo for any taxable period (or portion thereof) ending after the Closing Date.

(i) Absence of Certain Changes. Except as set forth on Schedule 2(i), since September 30, 2006, there has been no change in the business, financial condition or results of operations of Company or any Company Subsidiary, which has had, or may reasonably be expected to have, a Material Adverse Effect.

(j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Company nor any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

(i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by Company or such Company Subsidiary);

(ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

(iii) any labor contract or agreement with any labor union;

(iv) any contract containing covenants that limit the ability of Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

(v) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K;

(vi) any real property lease, any sale-leaseback arrangement and any other lease with annual rental payments aggregating $50,000 or more;

(vii) any agreement or commitment with respect to the Community Reinvestment Act (“CRA”) with any state or federal bank regulatory authority or any other party;

(viii) any current or past agreement, contract or understanding with any current director, officer, or employee, and, to Company’s knowledge, any current or former consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity (other than indemnification agreements and obligations arising from previous acquisitions made by the Company or Company Subsidiaries), copies of which have been provided to Wells Fargo or otherwise described on Schedule 2(j)(viii) and all of which are listed on Schedule 2(j)(viii);

(ix) any agreement or contract providing for (A) a term in excess of one (1) year, (B) termination fees, liquidated damages or penalties in excess of $50,000 payable upon termination before the end of the term, or (C) automatic renewal within one (1) year from the date of this Agreement; or

(x) to Company’s knowledge, any current agreement by Company or any Company Subsidiary in Company’s possession arising from previous acquisitions by Company or Company Subsidiaries to indemnify, defend, or hold harmless any current or former director, officer, or employee, true and correct copies of which have been provided to Wells Fargo.

(k) Litigation and Other Proceedings. Company has furnished Wells Fargo copies of (i) all attorney responses to the request of the independent auditors for Company with respect to loss contingencies as of December 31, 2005 in connection with the Company Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against Company or any Company Subsidiary since said date. Except as disclosed in Schedule 2(k), there is no pending or, to the best knowledge of Company, threatened, claim, action, suit, investigation or proceeding, against Company or any Company Subsidiary, nor is Company or any Company Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have a Material Adverse Effect.

(l) Insurance. Company and each Company Subsidiary are presently insured, and during each of the past five (5) calendar years (or during such lesser period of time as Company has owned such Company Subsidiary) have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation. A list of the current insurance policies and coverages maintained by Company and its Subsidiaries is attached as Schedule 2(l).

(m) Compliance with Laws; Controls.

(i) Company and each Company Subsidiary have all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted (collectively, the “Company Permits”), except for failures to hold such Company Permits as would not have a Material Adverse Effect. All such Company Permits are in full force and effect and, to the best knowledge of Company, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Company and each Company Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation (including, but not limited to Sarbanes-Oxley and the USA PATRIOT Act of 2001). Neither Company nor any Company Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court in any material respect. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Company or any Company Subsidiary which reasonably could be expected to have a Material Adverse Effect.

(ii) The records, systems, controls, data, and information of Company and the Company Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be excepted to have a materially adverse effect on the system internal accounting controls described in the following sentence. As and to the extent described in the Company Reports filed with the SEC prior to the date hereof, Company and the Company Subsidiaries have devised and maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles, and Company has not received notice from the SEC questioning the accuracy or completeness of any certifications required by Sarbanes-Oxley to be included in any Company Report filed with the SEC. Company (A) has designed disclosure controls and procedures(as defined in Rule 13a-15(e) of the Exchange Act, or caused such disclosure controls and procedures to be designed and implemented under its supervision, to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to the management of Company by others within those entities and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to Company’s auditors and the audit committee of Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Company’s ability to record, process, summarize, and report financial data and have identified for Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls. Company has made available to Wells Fargo a summary of any such disclosure made by management to Company’s auditors and audit committee since January 1, 2005.

(iii) Company’s wholly owned California-chartered state bank subsidiary, Placer Sierra Bank (“Bank”), has received a “satisfactory” rating in its last CRA examination.

(n) Labor. No work stoppage involving Company or any Company Subsidiary is pending or, to the best knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could have a Material Adverse Effect. Employees of Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

(o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Company, no officer or director of Company or any Company Subsidiary, or any “associate” (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary, disclosure of which is required to be made in the Company Reports or pursuant to applicable Nasdaq regulations.

Schedule 2(o) sets forth a correct and complete list of any loan from Company or any Company Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Company’s or such Company Subsidiary’s Board of Directors.

(p) Company Benefit Plans.

(i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which Company or any Company Subsidiary contributes, sponsors or otherwise has any obligation (the “Plans”). For purposes of this paragraph 2(p) and Schedule 2(p)(i), “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the term “Plan” or “Plans” means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

(ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

(iv) Except as disclosed on Schedule 2(p)(iv), (A) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (B) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (C) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (D) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (E) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and

Company knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

(v) Except as disclosed on Schedule 2(p)(v), (A) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (B) a proper accrual has been made on the books of Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (C) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 162, 404, 419, 419A of the Code or otherwise); and (D) with respect to each Plan that is subject to Section 301 of ERISA or Section 412 of the Code, Company is not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

(vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of Company, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by Section 4975 of the Code or would result in material liability to Company and the Company Subsidiaries as a whole.

(vii) Except as disclosed in Schedule 2(p)(vii), no Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any “reportable events” as that term is defined in Section 4043 of ERISA, with respect to any Plan subject to Title IV of ERISA, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

(viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (A) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Company under any Plan or otherwise, (B) materially increase any benefits otherwise payable under any Plan, or (C) result in the acceleration of the time of payment or vesting of any such benefits to any material extent, whether or not such payment under (A), (B), or (C) would constitute a parachute payment under the meaning of Code Section 280G.

(ix) Except as disclosed in Schedule 2(p)(ix) or for which any liability of Company has previously been fully accrued for in Company’s Financial Statements, neither Company nor any Company Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or would result, or which would accelerate or provide any rights or other rights or benefits separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign tax law), or (B) any amount that will not be deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign tax law).

(q) Proxy Statement, Etc. None of the information regarding Company and the Company Subsidiaries supplied or to be supplied by Company for inclusion in (i) a Registration Statement on Form S-4 and the prospectus included therein to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of Company Common Stock and Preferred Stock pursuant to the provisions of the Merger Agreement (the “Registration Statement”), (ii) the proxy statement included in the Registration Statement to be mailed to Company’s shareholders in connection with the meeting to be called to consider the Merger (the “Proxy Statement”), and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Company and the Company Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Wells Fargo that is contained in the Registration Statement, the Proxy Statement or any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement.

(r) Registration Obligations. Except for the Registration Rights Agreement with California Community Financial Institutions Fund Limited Partnership (“Fund”) or as described on Schedule 2(r), neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act. All shares acquired by the Fund from the Company have been sold by the Fund pursuant to a registration statement on Form S-3, or, based on information provided by the Fund to the Company, distributed to the partners of the Fund without consideration. By virtue of the combined holding periods of shares by the Fund and its distributes, all such shares may be transferred without restriction pursuant to Rule 144 of the Securities Act.

(s) Brokers and Finders. Except for RBC Capital Markets (“Financial Advisor”), neither Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Company or any Company Subsidiary, in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

(t) Fiduciary Activities. Except as set forth on Schedule 2(t), Company and each Company Subsidiary has properly administered in all respects material and which could reasonably be expected to be material, to the financial condition of Company and the Company Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Company, any Company Subsidiary, nor any director, officer or employee of Company or any Company Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to have a Material Adverse Effect, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

(u) No Defaults. Except as set forth on Schedule 2(u), neither Company nor any Company Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a Material Adverse Effect. To the best of Company’s knowledge, all parties with whom Company or any Company Subsidiary has material leases, agreements or contracts or who owe to Company or any Company Subsidiary material obligations other than those arising in the ordinary course of the banking business of the Company Subsidiaries are in compliance therewith in all material respects.

(v) Environmental Liability. Except as disclosed in Schedule 2(v), there is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Company or any Company Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or to the best of Company’s knowledge, threatened against Company or any Company Subsidiary the result of which has had or could reasonably be expected to have a Material Adverse Effect upon Company and Company’s Subsidiaries taken as a whole; except as disclosed in Schedule 2(v), to the best of Company’s knowledge, there is no reasonable basis for any such proceeding, claim or action; except as disclosed in Schedule 2(v), and to the best of Company’s knowledge neither Company nor any Company Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Company has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

(w) Patents, Trademarks and Trade Names. Schedule 2(w) sets forth, to the Company’s best knowledge, a correct and complete list of (i) all material patents, trademarks, trade names and registered copyrights owned by Company or any Company Subsidiary (“Proprietary Intellectual Property”) and (ii) all material patents, trademarks, trade names, copyrights, technology and processes used by Company and the Company Subsidiaries in their respective businesses which are used pursuant to a license or other right granted by a third party, excluding computer software purchased with a shrink-wrap license (the “Licensed Intellectual Property,” and together with the Proprietary Intellectual Property herein referred to as the “Intellectual Property”). Company and each Company Subsidiary owns, or has the right to use pursuant to valid and effective agreements, all Intellectual Property. No claims are pending or, to the best knowledge of the Company and each Subsidiary, threatened against Company or any Company Subsidiary by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to such Intellectual Property. To the best knowledge of the Company, the current use by Company and each Company Subsidiary of the Intellectual Property does not infringe on the rights of any person, except for such infringements which in the aggregate could not reasonably be expected to have a Material Adverse Effect. There are no pending claims or charges brought by Company or any Company Subsidiary against any person with respect to the use of any Intellectual Property or the enforcement of any of Company’s or any Company Subsidiary’s rights relating to the Intellectual Property. Except as set forth in Schedule 2(w), Company has not signed a confidentiality agreement with, executed an agreement with, or, to the Company’s knowledge, entered into negotiations with, A2D, LP (or any other person) relating to any license for interactive voice response system technology owned by Ronald A. Katz Technology Licensing.

(x) Takeover Laws. No California takeover statute will preclude consummation of this Agreement, the Merger Agreement, the Merger, or the other transactions contemplated hereby or thereby.

(y) Investment Advisor Subsidiaries. Except as disclosed in Schedule 2(y), Company does not have any Subsidiaries which are providing investment management, investment advisory, or subadvisory services to third parties.

(z) Required Shareholder Approval. The affirmative vote of a majority of the outstanding shares of Company Common Stock is sufficient to approve the Merger, this Agreement, and the Merger Agreement and the transactions contemplated thereby pursuant to the CGCL and pursuant to the articles of incorporation and bylaws of Company.

(aa) Opinion of Financial Advisor. The Company has received from the Company Financial Advisor its opinion, dated January 8, 2007 (the “Company Fairness Opinion”), to the effect that, as of such date and based on and subject to the matters set forth in that Company Fairness Opinion, the Merger Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company.

(bb) Derivatives; Etc. All exchange-traded, over-the-counter or other swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar arranges of contracts (“Derivative Contracts”), whether entered into for the Company’s own account, or for the account of one or more of the Company’s Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations, and regulatory policies, and (ii) with counterparties reasonably believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of the Company of the Company Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither the Company nor its Subsidiaries, nor, to the best of the Company’s knowledge, any other party thereto, is in breach of any of its obligations under any such Derivative Contract. The Company’s Reports filed with the SEC disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with generally accepted accounting principles and, since September 30, 2006, there has not been a material change in such value.

3. Representations and Warranties of Wells Fargo. Except as set forth in a confidential disclosure schedule delivered by Wells Fargo to the Company in conjunction with the execution of this Agreement, which identifies exceptions by specific paragraph references (provided that any information set forth in any one section of the Wells Fargo disclosure schedule shall be deemed to apply to each other applicable paragraph or subsection thereof if its relevance to the information called for in such paragraph or subsection is reasonably apparent), Wells Fargo represents and warrants to Company as follows:

(a) Organization and Authority. Wells Fargo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect. Wells Fargo has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a financial holding company with the Federal Reserve Board under the BHC Act.

(b) Wells Fargo Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 2005, of Wells Fargo’s Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a “Wells Fargo Subsidiary” and collectively the “Wells Fargo Subsidiaries”), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. § 55 (1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted except where the failure to be so qualified or to have such power and authority would not have a Material Adverse Effect.

(c) Wells Fargo Capitalization. As of September 30, 2006, the authorized capital stock of Wells Fargo consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 2006, no shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 130 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 1,863 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 6,094 shares of 1999 ESOP Cumulative

Convertible Preferred Stock, $1,000 stated value, 18,542 shares of 2000 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 27,003 shares of 2001 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 37,774 shares of 2002 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 49,843 shares of 2003 ESOP Cumulative Convertible Preferred, $1,000 stated value, 71,280 shares of 2004 ESOP Cumulative Preferred, $1,000 stated value, 89,984 shares of 2005 ESOP Cumulative Preferred, $1,000 stated value, and 162,493 shares of 2006 ESOP Cumulative Preferred, $1,000 stated value; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 2006, no shares were outstanding; and (iii) 6,000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on September 30, 2006, 3,372,704,414 shares were outstanding and 100,057,636 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable. As described in Schedule 3(c) and Wells Fargo’s Form 10-Q for the quarter ended September 30, 2006, Wells Fargo may repurchase shares of Wells Fargo Common Stock from time to time.

(d) Authorization. Wells Fargo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo, and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the shareholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, and assuming this Agreement constitutes a valid and binding obligation of Company, this Agreement is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting credits’ rights and to equitable principles generally.

Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of, (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction or decree applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under California law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement.

(e) Wells Fargo Financial Statements. The consolidated balance sheets of Wells Fargo and Wells Fargo’s subsidiaries as of December 31, 2004 and 2005 and related supplemental consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the three (3) years ended December 31, 2005, together with the notes thereto, audited by KPMG LLP and included in Wells Fargo’s

Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the unaudited consolidated balance sheets of Wells Fargo and its subsidiaries as of September 30, 2006 and the related unaudited consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the nine (9) months then ended included in Wells Fargo’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, as filed with the SEC (collectively, the “Wells Fargo Financial Statements”), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein.

(f) Reports. Since December 31, 2000, Wells Fargo and each Wells Fargo Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements, and other forms, statements or reports and, in the case of forms, reports, and documents containing financial statements, were accompanied by the certifications required to be filed by Sarbanes-Oxley, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller, and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the “Wells Fargo Reports.” As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and all Wells Fargo Reports filed with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and all other Wells Fargo Reports were true and accurate in all material respects.

(g) Properties and Leases. Except as may be reflected in the Wells Fargo Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo’s consolidated balance sheet as of December 31, 2005 included in Wells Fargo’s Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo’s and each Wells Fargo Subsidiary’s buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(h) Taxes. Each of Wells Fargo and the Wells Fargo Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1995, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo’s knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary that has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

(i) Absence of Certain Changes. Since September 30, 2006, there has been no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or may reasonably be expected to have, a Material Adverse Effect.

(j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of September 30, 2006 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

(i) any labor contract or agreement with any labor union;

(ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

(iii) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K.

(k) Litigation and Other Proceedings. There is no pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, against Wells Fargo or any Wells Fargo Subsidiary nor is Wells Fargo or any Wells Fargo Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a Material Adverse Effect.

(l) Insurance. Wells Fargo and each Wells Fargo Subsidiary is presently insured or self insured, and during each of the past five (5) calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

(m) Compliance with Laws; Controls.

(i) Wells Fargo and each Wells Fargo Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Wells Fargo Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation (including, but not limited to Sarbanes-Oxley and the USA PATRIOT Act of 2001). Neither Wells Fargo nor any Wells Fargo Subsidiary is in material default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo

Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole.

(ii) The records, systems, controls, data, and information of Wells Fargo and each Wells Fargo Subsidiary are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Wells Fargo or each Wells Fargo Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be excepted to have a materially adverse effect on the system internal accounting controls described in the following sentence. As and to the extent described in the Wells Fargo Reports filed with the SEC prior to the date hereof, Wells Fargo and the Wells Fargo Subsidiaries have devised and maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles, and Wells Fargo has not received notice from the SEC questioning the accuracy or completeness of any certifications required by Sarbanes-Oxley to be included in any Wells Fargo Report filed with the SEC. Wells Fargo (A) has designed disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act, or caused such disclosure controls and procedures to be designed and implemented under its supervision) to ensure that material information relating to Wells Fargo, including its consolidated subsidiaries, is made known to the management of Wells Fargo by others within those entities and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to Wells Fargo’s auditors and the audit committee of Wells Fargo’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Wells Fargo’s ability to record, process, summarize, and report financial data and have identified for Wells Fargo’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Wells Fargo’s internal controls.

(n) Labor. No work stoppage involving Wells Fargo or any Wells Fargo Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could have a Material Adverse Effect. Except as set forth on Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

(o) Wells Fargo Benefit Plans.

(i) For purposes of this paragraph 3(o), the term “Wells Fargo Plan” or “Wells Fargo Plans” means all employee benefit plans as defined in Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

(ii) No Wells Fargo Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(iii) Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

(iv) Except as set forth on Schedule 3(o), each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under Section 501(a) of the Code.

(v) All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

(vi) With respect to each Wells Fargo Plan that is subject to Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

(vii) The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

(p) Registration Statement, Etc. None of the information regarding Wells Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

(q) Brokers and Finders. Neither Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

(r) No Defaults. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo’s knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations, other than those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

(s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo’s knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo’s knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo’s knowledge, neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

(t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of California, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, the execution, delivery and performance by Merger Co. of the Merger Agreement will have been duly authorized by Merger Co.’s Board of Directors and shareholders, and the Merger Agreement will be a valid and binding obligation of Merger Co., enforceable against Merger Co. in accordance with its terms.

(u) Ownership of Company Common Stock. Neither Wells Fargo nor, to Wells Fargo’s knowledge, any of its Subsidiaries owns beneficially or of record, directly or indirectly, in excess of five percent (5%) or is party to any Company Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

4.	Covenants of Company. Company covenants and agrees with Wells Fargo as follows:

(a) Affirmative Covenants. Except as otherwise contemplated or required by this Agreement or as consented to by Wells Fargo from the date hereof until the Effective Time of the Merger, Company, and each Company Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written concurrence of Wells Fargo (which shall be deemed to be waived if Wells Fargo has made no response by the end of the second complete business day following the receipt, as evidenced by confirmed facsimile, of the request by the representative designated in writing by Wells Fargo), (A) make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person (other than SBA loans which are less than $500,000) and non-residential consumer-purpose loans which are for less than $1,000,000), would be in excess of $1,000,000 or (B) make any extensions of credit aggregating in excess of $1,000,000 to a person or entity that is not a borrower as of the date hereof or that has not been a borrower within twelve (12) months prior to the date hereof; maintain proper business and accounting records in accordance with generally accepted principles; use its best efforts to maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Company and each Company Subsidiary the non-compliance with which reasonably could be expected to have a Material Adverse Effect; and permit Wells Fargo and its representatives (including KPMG LLP) to examine, in accordance with law, its and its subsidiaries’ books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Company herein expressed.

(b) Negative Covenants. Except as otherwise contemplated or required by this Agreement and other than executive and employee incentive and bonus programs to be adopted for 2007 that are comparable to the programs maintained by the Company for 2006 or as disclosed on Schedule 4(b), from the date hereof until the Effective Time of the Merger, Company and each Company Subsidiary will not (without the prior written consent of Wells Fargo: amend or otherwise change its articles of incorporation or association or bylaws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities (except as required under existing Plans and outstanding Company Stock Options and Warrants and except as contemplated by paragraph 4(o)); authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $50,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof or which are in existence as of the date hereof and automatically renew pursuant to their terms; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law or by paragraph 4(j) hereof; enter into any Derivative Contracts; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except (i) Company may declare and pay dividends on Company Common Stock, in accordance with applicable law and regulation and consistent with past practice, out of the net earnings of Company between the date hereof and the Effective Date of the Merger, determined in accordance with generally accepted accounting principles, in an amount not to exceed an annualized rate of $0.60 per share of Company Common Stock; provided, however, that the shareholders of Company shall be entitled to a dividend as determined by Company after consultation with Wells Fargo on Company Common Stock or Wells Fargo Common Stock, but not both, in the calendar quarter in which the Closing shall occur, and (ii) any dividend declared by a Company Subsidiary’s Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Company; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices, sell or otherwise dispose of any shares of the capital stock of any Company Subsidiary; make, change, or revoke any tax election, settle, or compromise (or enter into a settlement or compromise of) any tax claim or liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for tax purposes or prepare or file any tax return (or any amendment thereof) unless such tax return shall have been prepared in a manner consistent with past practice; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business and except that Company may sell to its officers certain automobiles owned by Company Subsidiaries for use by such officers at the appraised fair market value thereof, subject to applicable banking regulations.

(c) Shareholder Meeting. Promptly after receipt of the approval by the FRB under the BHC Act, the Board of Directors of Company will duly call, and will cause to be held not later than thirty (30) business days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting The Board of Directors of Company will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the CGCL and other applicable law and regulation, and (ii) except to the extent that the Board of Directors of Company shall conclude in good faith, after taking into account the opinion of its outside legal counsel and financial advisor), that to do so would breach or reasonably be expected to constitute a breach of its fiduciary obligations under applicable law (A) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (B) use its best efforts to solicit from its shareholders proxies in favor of approval of this Agreement, the Merger Agreement.

(d) Information Furnished by Company. Company will furnish or cause to be furnished to Wells Fargo all the information concerning Company and the Company Subsidiaries required for inclusion in the Registration Statement, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Perry-Smith, LLP to use such opinion in such Registration Statement.

(e) Approvals. Company will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Company to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

(f) Delivery of Closing Documents. Company will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

(g) Confidential Information. Company will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to Company and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Company’s outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers and, without limiting the foregoing, shall be treated as provided in the letter agreement dated December 18, 2006 between Wells Fargo and Company. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information was previously known to Company, in the public domain, or later acquired by Company from other sources not known to Company to be subject to a confidentiality obligation to Wells Fargo) and, upon request, all such documents and any copies thereof and all documents prepared by Company that include such confidential information shall be destroyed, excluding documents such as minutes of meetings and regulatory filings that Company is required to retain.

(h) Competing Transactions. Neither Company, nor any Company Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Company or any Company Subsidiary (except with respect to purchases of Company Common Stock in satisfaction of the exercise price of the Company Stock Options), (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Company or any Company Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Company or any Company Subsidiary (“Acquisition Proposal”), provided that if the Company is not otherwise in violation of this paragraph 4(h), the Company Board of Directors may provide information to, and may engage in such negotiations or discussions with, a person, directly or through representatives, if (A) the Company Board of Directors, after having consulted with and considered the advice of its outside counsel and financial advisor, has determined in good faith that the failure to provide such information or to engage in such negotiations or discussions would constitute a breach or reasonably be expected to constitute of breach of its directors’ fiduciary duties under the CGCL, and (B) the Company has entered into with such person a confidentiality agreement on substantially the same terms as the confidentiality provisions in effect between the Company and Wells Fargo. The Company also agrees immediately to cease and cause to be terminated any activities, discussions, or negotiations conducted prior to the date of this Agreement with any parties other than Wells Fargo with respect to any of the foregoing. The Company shall promptly (but in any event within twenty-four (24) hours) advise Wells Fargo following the receipt by it of any Acquisition Proposal and the substance thereof (including, to the extent not prohibited by any confidentiality agreement or other similar agreement in existence as of the date of this Agreement, the identity of the party making such Acquisition Proposal), and advise Wells Fargo on a current basis of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Notwithstanding anything herein to the contrary, Company and its Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any such Acquisition Proposal,

(i) Public Disclosure. Company shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

(j) Benefit Plans. Company and each Company Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Wells Fargo, all qualified retirement and welfare benefit plans and, subject to any necessary consent of participants or other third parties, all non-qualified benefit and deferred compensation plans as of the Effective Date of the Merger to facilitate the merger of such plans with Wells Fargo plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Wells Fargo plans, and (ii) to submit application to the Internal Revenue

Service for a favorable determination letter on termination for each of the terminated Plans that is subject to the qualification requirements of paragraph 401(a) of the Code prior to the Effective Date of the Merger.

(k) Affiliate Letters. Company shall use its best efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Wells Fargo by each executive officer, director or shareholder of Company who may reasonably be deemed an “affiliate” of Company within the meaning of such term as used in Rule 145 under the Securities Act.

(l) Accruals and Reserves. Company shall establish, immediately prior to the Effective Time of the Merger, such additional accruals and reserves as may be necessary (i) to conform Company’s accounting practices and methods to those of Wells Fargo, consistent with Wells Fargo’s plans with respect to the conduct of Company’s business following the Merger and (ii) to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by Company of the Merger and the other transactions contemplated by this Agreement, provided, however, that Company shall not be required to take such actions more than three (3) business days prior to the Closing Date or prior to the time Wells Fargo agrees that all of the conditions to its obligation to close as set forth in paragraph 7 have been satisfied or waived (other than the deliveries to be made on the Closing Date) and no such adjustment shall (A) require any prior filing with any governmental agency or regulatory authority or (B) violate any law, rule, or regulation applicable to Company; provided that in any event no accrual or reserve made by Company pursuant to this paragraph 4(l) shall constitute or deemed to be a breach, violation of, or failure to satisfy any representation, warranty, covenant, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred.

(m) Environmental Assessments. Company shall obtain, at its sole expense, Phase I environmental assessments for each owned bank facility and each non-residential OREO property (which assessments must include the results of tests for indoor air quality). Oral reports of such environmental assessments shall be delivered to Wells Fargo as soon as practicable but in no event later than eight (8) weeks and written reports shall be delivered to Wells Fargo no later than ten (10) weeks from the date of this Agreement. Company shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. Company shall obtain a survey and assessment of all potential asbestos containing material in owned or leased real properties (other than OREO property and other than facilities constructed within five (5) years prior to the date hereof) and a written report of the results shall be delivered to Wells Fargo within eight (8) weeks of execution of this Agreement.

(n) Title Commitments and Boundary Surveys. Company shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each owned bank facility which shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement. Such boundary surveys shall show the existence and location of all structures, easements and encroachments.

(o) Company Stock Option Plans.

(i) Company shall collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to any options, awards and stock appreciation rights exercised under the Company Stock Option Plan prior to the Effective Time of the Merger, and shall comply with all payroll reporting requirements with respect thereto. All outstanding Company Stock Options that remain unexercised at the Effective Time of the Merger shall be converted into Substitute Options pursuant to paragraph 1(b) hereof as of the Effective Time of the Merger.

(ii) The Company shall give all holders of Company Stock Options timely notice of the Merger in accordance with the provisions of the Company Stock Option Plan. In accordance with the terms of the Company Stock Option Plan, each outstanding Company Stock Option shall become immediately exercisable, whether or not vested under the terms of the Company Stock Option Plan. Each holder of a

Company Stock Option will then have the right to exercise such Company Stock Option for Company Common Stock, and, upon effectiveness of the Merger, receive the consideration set forth in paragraph 1(a).

(p) Section 16 Reporting Requirements. The Board of Directors of Company shall, prior to the Effective Time of the Merger, take all such actions as may be necessary or appropriate pursuant to Exchange Act Rule 16b-3(e) to exempt (i) the conversion of Company Common Stock and Company Stock Options into Wells Fargo Common Stock and options to purchase Wells Fargo Common Stock, as the case may be, and (ii) the acquisition of Wells Fargo Common Stock or options to purchase Wells Fargo Common Stock, as the case may be, pursuant to the terms of this Agreement by officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act. Company shall provide to counsel for Wells Fargo copies of the resolutions to be adopted by the Board of Directors of Company to implement the foregoing.

(q) Subsidiary Information. Promptly after the date of this Agreement, Company shall provide Wells Fargo with the following information concerning each of the Company Subsidiaries:

(i) Legal name, physical street address, city, county, state (country), zip code;

(ii) Formation date;

(iii) Primary regulator that supervises each functionally regulated entity;

(iv) Legal name of direct equity holder and physical location (city/state/country);

(v) Percent of equity to be transferred to Wells Fargo; and

(vi) The applicable regulatory and activity code (as defined by the applicable instructions for the Federal Reserve Board’s Form FRY-10).

(r) Accounting Methods. Except as disclosed in any Company Report filed prior to the date of this Agreement, Company shall not change its methods of accounting in effect at September 30, 2006, except as required by changes in generally accepted accounting principles or otherwise required by law, with concurrence by Company’s independent auditors.

(s) Warrants. In the event the Closing shall occur prior to April 30, 2007, the Company shall mail by first class mail, postage prepaid, to each holder of a Warrant, at least ten (10) days prior to the first date on which the Warrants shall become exercisable as a result of the Merger, notice of the Merger setting forth the first and last date on which the holder may exercise outstanding Warrants in accordance with the terms of the Warrants and a description of the terms of the Warrant providing for cancellation of the Warrants in the event that Warrants are not exercised by the date prescribed for pursuant to the Warrants and take all other actions required to permit exercise of the Warrants and to effect the termination of the Warrants not so exercised by the prescribed date as a result of the Merger, all in accordance with the terms of the Warrants and the Warrant Agreement.

(t) Takeover Laws. The Company shall take any action that would cause the transactions contemplated by this Agreement and the Merger Agreement to be subject to requirements imposed by any takeover law and shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the Merger Agreement from, or if necessary challenge the validity or application of, any applicable takeover law, as now or hereafter in effect.

(u) No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions contemplated hereby do not and will not result in the grant of any securities or obligations convertible into or exercisable or exchangeable for or giving any person any right to subscribe for, redeem, or acquire any securities of Company or any of its Subsidiaries to any person (i) under the Company articles of incorporation or bylaws, or (ii) under any contract to which the Company or any of its Subsidiaries is a party.

(v) Corporate Documentation. Company shall have delivered the following to Wells Fargo no later than the Closing:

(i) with respect to Company and each of the Company Subsidiaries:

(A) Certified copies of the articles of incorporation and copies of the bylaws of Company and the Company Subsidiaries;

(B) Certificates of Good Standing, issued by the Secretary of State of the jurisdiction of incorporation of such entity within ten (10) business days of the Closing;

(C) Stock certificates for all of the issued and outstanding capital stock of each direct and indirect Company Subsidiary; and

(D) Minute books for Company and each Company Subsidiary.

(E) Such other corporate documentation (including evidence of actions required to be taken under this Agreement ) as Wells Fargo shall reasonably request.

(ii) Definitive agreements and related documents for all acquisitions or divestitures pending between Company or any Company Subsidiary and any person and closing files for all acquisitions or divestitures completed between Company or any Company Subsidiary and any person.

(w) Termination of Agreements. Company shall use its best efforts to amend and terminate the contracts listed on Schedule 4(w) on the terms set forth on Schedule 4(w). Company shall use its best efforts to cause such actions to be completed prior to the mailing to shareholders of the Company of the “prospectus” as contemplated by paragraph 5(c) (“Mailing Date”), but in no event later than the Closing Date. Any action taken by Company in compliance with this paragraph 4(w) shall not constitute a Material Adverse Event.

5. Covenants of Wells Fargo. Wells Fargo covenants and agrees with Company as follows:

(a) Affirmative Covenants. From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

(b) Information Provided by Wells Fargo. Wells Fargo will furnish to Company all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the shareholders of Company, or in any statement or application made by Company to any governmental body in connection with the transactions contemplated by this Agreement.

(c) Registration Statement. As promptly as practicable after the execution of this Agreement, Wells Fargo will file with the SEC the Registration Statement and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the shareholders of Company pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company shareholders, at the time of the Company shareholders’ meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the “Prospectus”), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with the written information furnished by Company or any Company Subsidiary for use in the Registration Statement or the Prospectus.

(d) Stock Exchange Listings. Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the NYSE and the Chicago Stock Exchange and use its best efforts to effect said listings.

(e) Wells Fargo Shares. The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the shareholders of Company pursuant to this Agreement and the Merger Agreement will, upon such issuance to said shareholders pursuant to this Agreement and the Merger Agreement, be duly authorized, validly issued and outstanding, fully paid and nonassessable, and free and clear of all liens, claims, and encumbrances. The shares of Wells Fargo Common Stock to be issued to the shareholders of Company pursuant to the Merger Agreement are and will be free of any preemptive rights of the shareholders of Wells Fargo or any other person or entity.

(f) Blue Sky Approvals. Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

(g) Approvals. Wells Fargo will take all necessary corporate and other action and, as promptly as practicable, file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Company to obtain all such approvals and consents required by Company, including, but not limited to, any documents or agreement required to be filed with the FRB, DFI and under the CGCL. Wells Fargo will consult with the Company with respect to all material permits, consents, approvals and authorizations of all regulatory authorities necessary or advisable to consummate the transactions contemplated hereby. The Company will have the right to review, if reasonably practicable, in advance, and promptly comment on the non-confidential portions of such applications. Wells Fargo will inform the Company, as promptly as reasonably practicable (and supply Company with a copy of) of receipt of any material non-confidential communication from any regulatory authority regarding the transactions contemplated hereby and advise the Company, to the extent reasonably practicable, in advance, of any meeting of conference with any regulatory authority relating to the receipt of any material permits, consents, approvals, or authorizations of any regulatory authorities required in connection with the transactions contemplated by this Agreement.

(h) Confidential Information. Wells Fargo will hold in confidence all documents and information concerning Company and Company’s Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law or regulation, or which may be required for disclosure in the proxy, and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers, it being agreed that such documents and information of Company and Company Subsidiaries shall be treated as provided in the letter agreement dated October 17, 2006 between Company and Wells Fargo.

(i) Merger Filings. Wells Fargo will file any documents or agreements required to be filed in connection with the Merger under the CGCL as reasonably acceptable to the Company.

(j) Delivery of Closing Documents. Wells Fargo will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

(k) Public Disclosure. Wells Fargo shall consult with Company as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

(l) Notice of Regulatory Approvals. Wells Fargo shall give Company notice of receipt of the regulatory approvals referred to in paragraph 7(e).

(m) Indemnification.

(i) From and after the Effective Date of the Merger until five (5) years thereafter, Wells Fargo shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Company or any Company Subsidiary (an “Indemnified Party” and, collectively, the “Indemnified Parties”), to the same extent as Company is obligated to indemnify, defend and hold harmless the Indemnified Parties in Company’s articles of incorporation or bylaws or similar governing documents of any Company Subsidiary, as applicable in the particular case or under any indemnification agreements between Company and its officers and directors (including any indemnification agreements between Southwest Community Bancorp and its former officers and directors), true and accurate copies of which have been provided to Wells Fargo and as in effect immediately prior to the Effective Time, with respect to claims arising from facts or events that occurred on or before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger. Nothing contained in this paragraph 5(m)(i) shall be deemed to preclude the liquidation, consolidation, or merger of Company or any Company Subsidiary, in which case all of the rights to indemnification and limitations on liability of the Company or any Company Subsidiary shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Company, Wells Fargo shall guarantee, to the extent of the net asset value of Company or any Company Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Company or any Company Subsidiary to the extent of indemnification obligations of Company and the Company Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(m)(i), nothing contained in this Agreement shall require Wells Fargo to indemnify any person who was a director or officer of Company or any Company Subsidiary to a greater extent than Company or any Company Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

(ii) any Indemnified Party wishing to claim indemnification under paragraph 5(m)(i), upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify Wells Fargo thereof, but the failure to so notify shall not relieve Wells Fargo of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time of the Merger) (A) Wells Fargo shall have the right to assume the defense thereof and Wells Fargo shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Wells Fargo elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Wells Fargo and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it/them, and Wells Fargo shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, provided, however, that Wells Fargo shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, and (B) such Indemnified Party shall cooperate in the defense of any such matter;

(iii) Wells Fargo shall maintain in effect for six (6) consecutive years commencing on and continuing after the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by the Company or its Subsidiaries on the date hereof (provided that Wells Fargo may substitute thereof policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing material terms and conditions that are no less advantageous to the directors and officers of the Company insured under such policies) for acts or omissions occurring at or prior to the Effective Time; provided, however, that in no event shall Wells Fargo be required to pay in excess of two hundred fifty percent (250%) of the annual premium most recently paid by the Company or any Subsidiary for such coverage; provided, further, that notwithstanding the foregoing, in the event such coverage is not available (or is only available for an amount in excess of two hundred fifty percent (250%) of the annual premium most recently paid by the Company for such coverage), Wells Fargo shall nevertheless use reasonable best efforts to provide such coverage as may be obtained for such two hundred fifty percent (250%) amount.

(iv) In the event Wells Fargo or Company (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, Wells Fargo shall cause proper provisions to be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this paragraph 5(m).

(v) The obligations of Wells Fargo under this paragraph 5(m) shall not be terminated or modified in such a manner as to, nor shall Wells Fargo take any other action that would, adversely affect or otherwise diminish the rights of any Indemnitee to whom this paragraph 5(m) applies without the consent of such affected Indemnitee.

(n) Form S-8. Wells Fargo shall (i) within five (5) business days of the Effective Date of the Merger, register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) all shares of Wells Fargo Common Stock issuable pursuant to the Substitute Options and Warrants, (ii) cause such shares to be authorized for listing on the NYSE and the Chicago Stock Exchange, and (iii) reserve a sufficient number of such shares for issuance upon such exercise.

6. Conditions Precedent to Obligation of Company. The obligation of Company to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Company to the extent allowed by law:

(a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 not qualified as to materiality be shall be true and correct in all respects material to Wells Fargo and its subsidiaries taken as a whole and the representations qualified as to materiality shall be true and correct as if made at the Time of Filing; provided, however, that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing Date; and provided further, however, that this condition precedent set forth in this paragraph 6(a) shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “Material Adverse Effect” and similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not reasonably be expected to have a Material Adverse Effect (“Wells Fargo Standard”).

(b) Performance of Wells Fargo Obligations. Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

(c) Wells Fargo Compliance Certificate. Company shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior

Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6, accompanied by a certificate executed by a duly authorized officer of Wells Fargo calculating the Wells Fargo Measurement Price and the Merger Exchange Ratio, which certificate shall be reasonably acceptable to Company.

(d) Shareholder Approvals. The Merger, this Agreement, and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company’s articles of incorporation, bylaws, and the CGCL. The number of Perfected Dissenting Shares shall not exceed the threshold necessary to deliver the tax opinion set forth in paragraph 6(h) herein.

(e) Governmental Approvals. Wells Fargo shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

(f) No Restraining Order, Etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(g) Shares Authorized for Listing. The shares of Wells Fargo Common Stock to be issued to the shareholders of Company pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the NYSE and the Chicago Stock Exchange.

(h) Tax Opinion. Company shall have received an opinion, dated the Closing Date, of counsel to Company, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of Company Common Stock upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Wells Fargo Common Stock received by the shareholders of Company will be the same as the basis of Company Common Stock exchanged therefor, and decreased by the amount of any money received and increased by the amount of any gain recognized; and (iv) the holding period of the shares of Wells Fargo Common Stock received by the shareholders of Company will include the holding period of the Company Common Stock, provided such shares of Company Common Stock were held as a capital asset as of the Effective Time of the Merger. In issuing such opinion, counsel to Company may rely on customary written representations and warranties of Wells Fargo and Merger Co. as to certain matters contained in such opinion.

(i) Registration Statement Effective; No Stop Order, Etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

(j) No Material Adverse Change. Since September 30, 2006, except as set forth in the Schedules hereto or the Wells Fargo Reports filed with the SEC prior to the date hereof, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a Material Adverse Effect on Wells Fargo.

(k) Stock Options. Wells Fargo shall have taken all actions necessary to assume the Company Stock Options.

7. Conditions Precedent to Obligation of Wells Fargo. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo to the extent allowed by law:

(a) Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof not qualified as to materiality shall be true and correct in all respects material to Company and the Company Subsidiaries taken as a whole and the representations contained in paragraph 2 hereof qualified as to materiality shall be true and correct as if made at the Time of Filing; provided, however, that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date and not as of the Closing Date; and provided further, however, that this condition precedent set forth in this paragraph 7(a) shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, “Material Adverse Effect” and similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not reasonably be expected to have, a Material Adverse Effect, other than Company’s representations and warranties contained in paragraph 2(c), which shall be true and correct in all material respects (“Company Standard”).

(b) Performance of Company Obligations. Company shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

(c) Shareholder Approvals. The Merger, this Agreement, and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company’s articles of incorporation, bylaws, and the CGCL. The number of Perfected Dissenting Shares shall not exceed ten percent (10%) of the shares of Common Stock outstanding as of the date of the meeting of shareholders of the Company to approve the Merger as required by paragraph 4(c).

(d) Company’s Compliance Certificate. Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Company, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7, accompanied by a certificate of the inspector of election and secretary or assistant secretary of the Company as to the results of the vote of shareholders of the Company to approve the Merger, this Agreement, and the Merger Agreement.

(e) Governmental Approvals. Wells Fargo shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Company or any Company Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo and the Wells Fargo Subsidiaries, taken as a whole.

(f) Consents, Authorizations, Etc. Obtained. Company and each Company Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Company’s or such Company Subsidiary’s business required for the consummation of the Merger, and Company and each Company Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers, and approvals required for the lawful consummation by it of the Merger.

(g) No Restraining Order, Etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(h) Number of Outstanding Shares. At any time since the date hereof the total number of shares of Company Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares, stock appreciation rights, and other share-equivalents constitute Company Common Stock) of all warrants, options, conversion rights, phantom shares, or other share-equivalents (including specifically Company Stock Options and Warrants) shall not have exceeded 24,000,000 (less shares of Company Common Stock that would have been issuable pursuant to Company Stock Options and Warrants that are cancelled or forfeited between the date hereof and the Effective Time and as adjusted for any stock dividends, stock splits, and the like). All Warrants not exercised as provided in paragraph 4(s) shall have been cancelled and become null and void.

(i) Registration Statement Effective; No Stop Order, Etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

(j) No Material Adverse Change. Since, September 30, 2006, except as set forth in the Schedules hereto or the Company Reports filed with the SEC prior to the date hereof, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a Material Adverse Effect on the Company.

(k) Resignations. Company shall have delivered the resignations of each member of its Board of Directors as of the Effective Time, and such resignations shall not have been withdrawn.

(l) Contracts. The contracts listed on Schedule 4(w) shall have been terminated on the terms set forth in Schedule 4(w).

8. Employee Benefit Plans. Each person who is an employee of Company or any Company Subsidiary as of the Effective Date of the Merger (“Company Employees”) shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

(a) Employee Welfare Benefit Plans. Each Company Employee shall be eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Care Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least thirty-two (32) days after the Effective Date of the Merger (the “Benefits Conversion Date”).

Medical Plan

Dental Plan

Vision Plan

Short Term Disability Plan

Long Term Disability Plan

Long Term Care Plan

Flexible Benefits Plan

Basic Group Life Insurance Plan

Group Universal Life Insurance Plan

Dependent Group Life Insurance Plan

Business Travel Accident Insurance Plan

Accidental Death and Dismemberment Plan

Salary Continuation Pay Plan

Paid Time Off Program

It is intended that the transition from Company’s Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Wells Fargo. Company Employees shall receive credit for years of service to Company, the Company Subsidiaries and any predecessors of Company or the Company Subsidiaries (to the extent credited under the vacation and short-term disability programs of Company) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan and Short Term Disability Plan. Company Employees shall be eligible for participation in the Wells Fargo Salary Continuation Pay Plan subject to any eligibility requirements applicable to such Plan immediately following the Benefit Conversion Date; provided, however, that no Company Employee who is a participant in any Company severance or salary continuation plan that would provide such Company Employee with benefits after the Effective Time of the Merger or who has an employment, change in control or severance agreement with Company or any Company Subsidiary at the Effective Time of the Merger shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan until such Company Employee is no longer covered by such Company severance or salary continuation plan or employment agreement.

(b) Employee Retirement Benefit Plans. Each Company Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the “401(k) Plan”), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to Company and the Company Subsidiaries, or to any predecessor-in-interest of Company or the Company Subsidiaries to the extent such service is currently given credit under the existing Company 401(k) plan) for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k) Plan, and shall enter the 401(k) Plan no later than the Benefits Conversion Date.

Each Company Employee shall be eligible to participate in the Wells Fargo Cash Balance Plan (the “Cash Balance Plan”) under the terms thereof, subject to any eligibility requirements applicable to the Cash Balance Plan. Wells Fargo shall not recognize a Company Employee’s past service with Company or any Company Subsidiary or any predecessor-in-interest of Company or the Company Subsidiaries for any purpose under the Cash Balance Plan. Therefore, each Company Employee shall be eligible for participation, as a new employee, in the Cash Balance Plan pursuant to the terms thereof.

Each Company Employee shall be eligible for access to Wells Fargo’s retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo shall recognize years of past service with Company and the Company Subsidiaries for the purpose of eligibility to access Wells Fargo’s retiree medical benefit.

9. Termination of Agreement.

(a) This Agreement may be terminated at any time prior to the Time of Filing:

(i) by mutual written consent of the parties hereto;

(ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by September 30, 2007 (the “Termination Date”) unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; provided however, that if all approvals set forth in paragraph 6(e) hereof have been received, then the date that is one (1) day after the date that all waiting periods, if any, shall expire shall be deemed to be a later date approved in writing by the Company and Wells Fargo for purposes of this Agreement; or

(iii) by Company or Wells Fargo upon written notice to the other party if (A) any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, (B) any approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement is denied by final, nonappealable action of such governmental authority unless such failure to obtain the requisite Federal

Reserve Board or other governmental agency approval shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party or (C) the shareholders of the Company fail to vote their approval of the Agreement and the Merger Agreement at the shareholders’ meeting where the transaction was presented to such shareholders for approval and voted upon, except as provided in paragraph 9(a)(v) below; or

(iv) by either Wells Fargo or Company upon written notice to the other party, if the Board of Directors of Company shall in good faith determine that a Takeover Proposal constitutes a Superior Proposal; provided, however, that Company shall not be permitted to terminate this Agreement pursuant to this paragraph 9(a)(iv) unless (A) it has not breached any covenant contained in paragraph 4(h) and (B) it delivers to Wells Fargo the fee as provided in paragraph 9(c) below. As used in this Agreement, (1) “Takeover Proposal” means a bona fide proposal or offer by a person (“Third Party”) to make a tender or exchange offer, or to engage in a merger, consolidation, or other business combination involving Company or to acquire in any manner, in each case, a fifty percent (50%) or greater equity interest in, or all, or acquisition of all or substantially all of the assets of, Company, and (2) “Superior Proposal” means a Takeover Proposal that the Board of Directors of Company determines in its good faith judgment, after consideration of all relevant material terms of such proposal and after taking into account the advice of outside legal counsel and financial advisor, is more favorable to Company and its shareholders (in their capacity as shareholders) from a financial point of view than the transactions contemplated hereby and for which financing (to the extent applicable) the Board of Directors in its good faith judgment concludes is reasonably likely to be obtained by such Third Party;

(v) by Wells Fargo upon written notice to Company if (A) the Board of Directors of Company fails to recommend, withdraws, or modifies in a manner materially adverse to Wells Fargo, its approval or recommendation of this Agreement, or the transactions contemplated hereby; provided that any communication to Company shareholders with respect to a Takeover Proposal, other than a communication permitted by Rule 14d-9(f) or a recommendation against such Takeover Proposal, shall be deemed to be a failure to recommend, (B) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a Third Party shall have made a proposal to Company or Company’s shareholders to engage in an Acquisition Event and such proposal has been publicly announced, the transactions contemplated hereby are not approved at the meeting of Company shareholders contemplated by paragraph 4(c), or (C) Company has failed to comply with its obligations under paragraph 4(c) (other than as described in paragraph 9(a)(v)(A) above). “Acquisition Event” means any of the following: (A) a merger, consolidation or similar transaction involving Company or Bank or any successor to Company or Bank, (B) a purchase, lease or other acquisition in one or a series of related transactions of assets of Company or any of its Subsidiaries representing twenty-five percent (25%) or more of the consolidated assets of Company and its Subsidiaries or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing twenty-five percent (25%) or more of the voting power of Company or Bank in each case with or by a person or entity other than Wells Fargo or an affiliate of Wells Fargo;

(vi) by the Company, upon written notice to Wells Fargo, if (A) there shall have been a breach by Wells Fargo of any of its covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Wells Fargo, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in paragraphs 6(a) (after application of the Wells Fargo Standard) or (b), and which breach has not been cured within sixty (60) days following written notice thereof to Wells Fargo or, by its nature, cannot be cured within such time period, or (B) any of the conditions in paragraph 6 hereof has not been satisfied within thirty (30) days of the later of the receipt of all necessary governmental approvals and the expiration of any required waiting periods or receipt of all requisite shareholder approvals of the Merger or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date; or

(vii) by Wells Fargo, upon written notice to Company, if (A) there shall have been a breach by Company of any of its covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in paragraphs 7(a) (after giving effect to the Company Standard) or (b), and which breach has not been cured within sixty (60) days following written notice thereof to the Company or, by its nature, cannot be cured within such time period, or (B) any of the conditions in paragraph 7 hereof has not been satisfied within thirty (30) days of the later of the receipt of all necessary governmental approvals and the expiration of any required waiting periods or receipt of all requisite shareholder approvals of the Merger or if satisfaction of such a condition is or becomes impossible (other than through the failure of Wells Fargo to comply with its obligations under this Agreement) and Wells Fargo has not waived such condition on or before the Closing Date; or

(viii) By the Board of Directors of the Company, upon written notice to Wells Fargo at any time during the five (5) day period commencing on the first day after the Condition Date, if both of the following conditions are satisfied:

(A) the Wells Fargo Measurement Price as of the Condition Date shall be $29.32047 or less; and

(B)(1) the quotient obtained by dividing the Wells Fargo Measurement Price as of the Condition Date by the Starting Price (such number being referred to herein as the “Wells Fargo Ratio”) shall be less than (2) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.25 from the quotient in this paragraph 9(viii)(B) (such number being referred to herein as the “Index Ratio”);

subject, however, to the following provisions. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Wells Fargo; provided, however, that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5) day period. During the three (3) day period commencing with its receipt of such notice, Wells Fargo shall have the option to elect to increase the Merger Exchange Ratio to equal the quotient obtained by dividing (1) the product of $29.32047 and the Merger Exchange Ratio (as then in effect) by (2) the Wells Fargo Measurement Price as of the Condition Date. If Wells Fargo makes such an election within such three (3) day period, it shall give prompt written notice to the Company of such election and of the revised Merger Exchange Ratio, whereupon no termination shall have occurred pursuant to this paragraph 9(a) and this Agreement shall remain in effect in accordance with its terms (except as the Merger Exchange Ratio shall have been so modified), and any references in this Agreement to “Merger Exchange Ratio” shall thereafter be deemed to refer to the Merger Exchange Ratio as adjusted pursuant to this paragraph 9(c).

For purposes of this paragraph 9(c), the following terms shall have the meanings indicated:

“Average Index Price” means the average of the Index Prices for the ten (10) consecutive full NYSE trading days ending at the close of trading on the Condition Date.

“Index Group” means the 25 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been since the Starting Date and before the Condition Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding twenty-five percent (25%) of Wells Fargo’s market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company shall be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determine the Index Price. The twenty-five (25) bank holding companies and the weights attributed to them are as follows:

Company	Weighting (%)
Bank of America Corporation	24.83%
BB&T Corporation	2.98%
Capital One Financial Corporation	1.68%
Colonial BancGroup, Inc.	0.85%
Comerica Incorporated	0.88%
Commerce Bancorp, Inc.	1.03%
Compass Bancshares, Inc.	0.72%
Fifth Third Bancorp	3.08%
First Horizon National Corporation	0.69%
Huntington Bancshares Incorporated	1.31%
JPMorgan Chase & Co.	19.14%
KeyCorp	2.22%
M&T Bank Corporation	0.61%
Marshall & Ilsley Corporation	1.41%
National City Corporation	3.32%
Northern Trust Corporation	1.20%
PNC Financial Services Group, Inc.	1.62%
Regions Financial Corporation	2.51%
State Street Corporation	1.83%
SunTrust Banks, Inc.	2.01%
Synovus Financial Corp.	1.79%
U.S. Bancorp	9.73%
Wachovia Corporation	8.73%
Washington Mutual, Inc.	5.22%
Zions Bancorporation	0.59%

100.00%

“Index Price” on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies comprising the Index Group.

“Starting Date” means the last full NYSE trading day ending prior to the date of execution of this Agreement.

“Starting Price” shall mean the last sale price per share of Wells Fargo Common Stock on the Starting Date, as reported on the NYSE.

If Wells Fargo or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Condition Date, the prices for the common stock of such company shall be appropriately adjusted for purposes of applying this paragraph 9(c).

(b) Except as provided in paragraph 9(c) hereof, termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party’s willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or fraud, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination. Except as provided in the foregoing sentence, neither party will have any liability or further obligation as a result of termination of this Agreement.

(c) If this Agreement is terminated pursuant to paragraph 9(a)(iv), Company shall pay to Wells Fargo a fee equal to $17,500,000 at the time the notice of termination is delivered. If this Agreement is terminated by Wells Fargo pursuant to paragraph 9(a)(ii) and the meeting of shareholders as contemplated by paragraph 4(c) has not been held by the Termination Date or if this Agreement has been terminated pursuant to paragraphs 9(a)(v) or 9(a)(vii), and (y) in the case of a termination pursuant to paragraphs 9(a)(ii), 9(a)(v)(C), or 9(a)(vii) at the time of such termination a Takeover Proposal is pending from a Third Party, and (z) prior thereto or within twelve (12) months after such termination:

(i) Company or any successor to Company shall have entered into an agreement to engage in an Acquisition Event (as defined above) or an Acquisition shall have occurred; or

(ii) The Board of Directors of Company shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of Company approve or accept any Acquisition Event, the Company shall promptly, but in no event later than five (5) business days after the first of such events shall have occurred, pay Wells Fargo a fee equal to $17,500,000.

Payment of the Termination Fee to Wells Fargo pursuant to this paragraph 9, shall be the sole and exclusive liability of the Company and the sole remedy of Wells Fargo for any termination of this Agreement as set forth in paragraph (c) of this paragraph 9, or the actions, events, occurrences or circumstances giving rise to any such termination. Company and Wells Fargo agree that the agreements contained in this paragraph 9 are an integral part of the transactions contemplated by this Agreement, and without such agreements, Company and Wells Fargo would not have entered into this Agreement and that such amounts do not constitute a penalty in the event of a breach of this Agreement by Company.

10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Company and Company Subsidiaries shall be borne by Company, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

12. Third Party Beneficiaries. Except as otherwise provided in paragraphs 5(m) and 5(n) hereof with respect to indemnification and insurance of directors and officers and the preparation of a Form S-8 and registration statement for the holders of Warrants and Stock Options, and paragraph 8 with respect to employee benefits, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be (a) delivered in person, or (b) shall be mailed by first class registered or certified mail, postage prepaid, or (c) shall be sent by facsimile, or (d) shall be sent by reputable overnight courier service addressed as follows:

If to Wells Fargo:

Wells Fargo & Company

Wells Fargo Center

MAC N9305-173

Sixth and Marquette

Minneapolis, Minnesota 55479

Attention: Office of Corporate Secretary

Fax No.:   (612) 667-6082

If to Company:

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

Attention: Frank Mercardante

Angelee J. Harris, Esq.

Fax No.:(916) 329-9238

With a copy to:

Manatt, Phelps & Phillips, LLP

695 Town Center Drive

Costa Mesa, California 92626

Attention: John C. Grosvenor, Esq.

     Craig D. Miller, Esq.

Fax No.:   (714) 371-2550

or to such other address with respect to a party as such party shall notify the other in writing as above provided. Notice shall be effective upon receipt.

14. Complete Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

15. Captions. The captions contained in this Agreement and the Exhibits and Schedules hereto are for convenience of reference only and do not form a part of this Agreement or the Exhibits or Schedules.

16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Company shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.

19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or, except as set forth in paragraph 9(b), the termination of this Agreement. Paragraphs 5(m), 5(n), and 10 shall survive the Merger.

20. Control of Other Party’s Business. Nothing contained in this Agreement shall give Wells Fargo, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

21. “Material Adverse Effect” means, when used in connection with Wells Fargo or the Company, any change, effect, occurrence, or circumstance that individually or in the aggregate (a) has or reasonably could be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, other than such changes, effects or circumstances attributable to (i) economic conditions generally in the United States, conditions in the financial or securities markets in general or conditions in general or in the industries and markets in which the Company or Wells Fargo, as the case may be, conduct their respective businesses, except to the extent the Company or Wells Fargo, as the case may be, is materially and disproportionately affected thereby; (ii) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental entities, (iii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iv) the announcement or pendency of the Merger; (v) any change in required action taken by the Company with Wells Fargo’s prior written consent or any change in required action taken by Wells Fargo with the Company’s prior written consent; (vi) any change in the trading price or trading volume of a party’s common stock in and of itself; (vii) any failure, in and of itself, by either party to meet internal or other estimates, predictions, projections, or forecasts of revenue, net income, or any other measure of financial performance; or (viii) any action taken or omission made pursuant to the obligations set forth in this Agreement (it being understood that, with respect to clause (vi) that the facts or circumstances giving rise or contributing either to such change in trading price or failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect).

22. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

23. Specific Performance. The parties hereto agree that legal damages would be inadequate and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WELLS FARGO & COMPANY

By		/s/ Bruce E. Helsel
	Its	Senior Vice President

PLACER SIERRA BANCSHARES

By		/s/ Frank J. Mercardante
	Its	Chief Executive Officer

Exhibit A

AGREEMENT AND PLAN OF MERGER

between

PLACER SIERRA BANCSHARES,

a California corporation

(the surviving corporation)

and

PLSB MERGER CO.,

a California corporation

(the merging corporation)

THIS AGREEMENT AND PLAN OF MERGER DATED AS OF                     , 2007, IS BETWEEN PLACER SIERRA BANCSHARES, A CALIFORNIA CORPORATION (HEREINAFTER CALLED “SURVIVING CORPORATION”), AND PLSB MERGER CO., A CALIFORNIA CORPORATION (HEREAFTER CALLED “MERGING CORPORATION”) (SAID CORPORATIONS BEING HEREINAFTER SOMETIMES REFERRED TO AS THE “CONSTITUENT CORPORATIONS”).

1. Agreement and Plan of Merger. Surviving Corporation and Wells Fargo & Company (“Wells Fargo”) have entered into that certain Agreement and Plan of Reorganization dated as of January     , 2007 (the “Merger Agreement”), contemplating, among other things, the merger of Merging Corporation with and into Surviving Corporation (the “Merger”).

2. Effective Time. In accordance with the California General Corporation Law (the “CGCL”), the merger of Merging Corporation with and into Surviving Corporation shall become effective as of 11:59 p.m. (the “Effective Time”) on the date of filing of this Agreement with the California Secretary of State (the “Effective Date”).

3. Effect of Merger. Merging Corporation shall be merged with and into Surviving Corporation at the Effective Time. Upon the Merger, the separate existence of Merging Corporation shall cease and Surviving Corporation shall continue as the surviving corporation pursuant to the provisions of, and with the effects provided in, the Merger Agreement and the CGCL.

4. Effect on Capital Stock of Surviving Corporation; Exchange Procedures.

(i) Pursuant to the terms and as described in the Merger Agreement, at the Effective Time, each share of Surviving Corporation Common Stock, no par value per share (“Surviving Corporation Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares as to which statutory dissenters’ appraisal rights have been exercised and other than shares of Surviving Corporation Common Stock owned, directly or indirectly, by Wells Fargo or Surviving Corporation (other than shares of Surviving Corporation Common Stock held, directly or indirectly, in trust accounts, managed accounts, and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties, and any shares of Surviving Corporation Common Stock held by the Surviving Corporation or Wells Fargo or any of their respective subsidiaries in respect of a debt previously contracted) will be converted into the right to receive, and exchanged for certificates or direct registration statements representing [to be filled in at Closing at the Exchange Ratio] of shares of Wells Fargo common stock, $1-2/3 par value per share (“Wells Fargo Common Stock”).

(ii) As soon as practicable after the Effective Time, Wells Fargo shall cause the “Agent” defined below to mail to each holder of record of Surviving Company Common Stock a letter of transmittal containing instructions for completion and use in effecting the surrender of Surviving Company Common Stock. Each holder of a certificate which, prior to the Effective Time, represented shares of Surviving Corporation Common Stock outstanding immediately prior to the Effective Time shall be entitled, upon surrender of such certificate representing a share of Surviving Corporation Common Stock for cancellation to the surviving corporation or to Wells Fargo Bank, National Association, as the designated agent of the surviving corporation (the “Agent”), to receive a new certificate or direct registration statements representing the number of whole shares of Wells Fargo Common Stock to which such holder shall be entitled on the basis set forth in paragraph 4(i) above. Until so surrendered each certificate which, immediately prior to the Effective Time, represented shares of Surviving Corporation Common Stock shall not be transferable on the books of the Surviving Corporation but shall be deemed to evidence only the right to receive (except for the payment of dividends as provided below) the number of whole shares of Wells Fargo Common Stock issuable on the basis above set forth; provided, however, until the holder of such certificate for Surviving Corporation Common Stock shall have surrendered the same as above set forth, no dividend payable to holders of record of Wells Fargo Common Stock as of any date subsequent to the Effective Time shall be paid to such holder with respect to the shares of Wells Fargo Common Stock issuable in connection with the Merger, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate or direct registration statement representing Wells Fargo Common Stock issued in exchange therefor an amount with respect to such shares of Wells Fargo Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Wells Fargo Common Stock between the Effective Time and the date of such exchange.

(iii) If between the date of the Merger Agreement and the time of merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Wells Fargo Common Stock, if any, into which a share of Surviving Corporation Common Stock shall be exchangeable on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock into which a share of Surviving Corporation Common Stock shall be exchanged will equal the number of shares of Wells Fargo Common Stock which the holders of shares of Surviving Corporation Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the Effective Time.

(iv) No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by [the Wells Fargo Measurement Price].

5. Effect on Capital Stock of Merging Corporation. At the Effective Time, each share of Merging Corporation issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and non-assessable share of the Common Stock of the Surviving Corporation.

6. Governance of Surviving Corporation. The Articles of Incorporation and Bylaws of Surviving Corporation, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of Surviving Corporation, unless and until the same shall be amended in accordance with the provisions thereof and the CGCL.

7. Board of Directors and Officers. From and after the Effective Time, the directors of the Merging Corporation shall be the directors of the Surviving Corporation and the officers of Merging Corporation shall be the officers of Surviving Corporation, in each case until their respective successors are duly elected and qualified.

IN WITNESS WHEREOF, the parties have executed this Agreement by its duly authorized officers.

“SURVIVING CORPORATION”		“MERGING CORPORATION”

PLACER SIERRA BANCSHARES, a California corporation		PLSB MERGER CO., a California corporation

By		By
	Its		Its

By		By
	Its		Its

Exhibit B

Wells Fargo & Company

Wells Fargo Center

Sixth and Marquette

Minneapolis, MN 55479

Attn: Secretary

Gentlemen:

I have been advised that I might be considered to be an “affiliate,” as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of Placer Sierra Bancshares, a California corporation (“PSB”).

Pursuant to an Agreement and Plan of Reorganization, dated as of January     , 2007 (the “Reorganization Agreement”) between PSB and Wells Fargo & Company, a Delaware corporation (“Wells Fargo”), it is contemplated that a wholly owned subsidiary of Wells Fargo will merge with and into PSB (the “Merger”) and as a result, I will receive in exchange for each share of Common Stock and Preferred Stock , each no par value per share, of PSB owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1-2/3 per share, of Wells Fargo (“Wells Fargo Common Stock”), as more specifically set forth in the Reorganization Agreement.

I hereby agree as follows:

I will not offer to sell, transfer or otherwise dispose of any of the shares of Wells Fargo Common Stock issued to me pursuant to the Merger (the “Stock”) except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

I consent to the endorsement of the certificates representing the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Wells Fargo & Company of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act.”

Wells Fargo’s transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed by the Securities Act) and Wells Fargo has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Wells Fargo shall have received an opinion of counsel acceptable to Wells Fargo to the effect that the stock transfer restrictions and the legend are not required.

I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for PSB.

Sincerely,

APPENDIX B

January 8, 2007

The Board of Directors

Placer Sierra Bancshares

525 J Street

Sacramento, CA 95814

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Placer Sierra Bancshares, a California corporation and a registered bank holding company (the “Company”), of the Exchange Ratio (as defined below) to be paid pursuant to the terms of the proposed Agreement and Plan of Reorganization dated as of January 9, 2007 (the “Agreement”), between the Company and Wells Fargo & Company (the “Buyer”), a Delaware corporation and a registered bank holding company and financial holding company. Capitalized terms used herein shall have the meanings used in the Agreement, unless otherwise defined herein.

Pursuant to the Agreement, a wholly-owned subsidiary of the Buyer will merge with and into the Company (the “Merger”). In the Merger, each share of common stock of the Company outstanding immediately prior to the Merger (subject to customary exceptions specified in the Agreement) will be converted into a number of shares of common stock of the Buyer (the “Exchange Ratio”) calculated by reference to the Wells Fargo Measurement Price, as defined below, as follows:

(i) if the Wells Fargo Measurement Price is less than or equal to $32.5783, then the Exchange Ratio shall be 0.8595;

(ii) if the Wells Fargo Measurement Price is greater than $32.5783 but less than $39.8179, the Exchange Ratio shall be the quotient determined by dividing $28.00 by the Wells Fargo Measurement Price, such quotient rounded to the nearest ten-thousandth; and

(iii) if the Wells Fargo Measurement Price is equal to or greater than $39.8179, then the Exchange Ratio shall be 0.7032.

Outstanding options to purchase shares of the Company will be converted into options to purchase shares of the Buyer based on terms specified in the Agreement. The Wells Fargo Measurement Price is defined as the volume weighted average of the daily volume weighted average price of a share of Buyer common stock on the New York Stock Exchange as reported by Bloomberg LP for each of the twenty (20) consecutive trading days ending on the fifth (5th) trading day immediately prior to the Closing Date (as defined in the Agreement), rounded to the nearest ten-thousandth. The transaction is intended to, and we have assumed it will, qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are set forth more fully in the Agreement.

RBC Capital Markets Corporation (“RBC”), a member company of RBC Financial Group, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We acted as financial advisor to Southwest Community Bancorp in its sale to the Company completed in June 2006.

Placer Sierra Banschares

January 8, 2007

In rendering this opinion, we have not been engaged to act as an agent or fiduciary to the Company, its shareholders or other holders of its securities, or any other third party. We have acted as financial advisor to the Company in connection with the Merger, and we expect to receive a fee for our services as financial advisor to the Company in this transaction, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for providing this opinion. The opinion fee is not contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of business, RBC acts as a market maker and broker in the publicly traded securities of the Company and the Buyer and receives customary compensation in connection therewith, and also actively trades securities of the Company and the Buyer for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In its capacity as a broker of publicly traded securities, RBC may, for its own account or for the accounts of its customers, hold a long or short position in the securities of the Company and/or the Buyer. This opinion has been approved by our fairness opinion committee.

In connection with our review of the Merger, and in arriving at our opinion, we have undertaken such review and enquiries as we deemed necessary or appropriate under the circumstances, including the following:

(i) Reviewed and analyzed the financial terms in the draft Agreement dated as of January 8, 2007, including the draft disclosure schedules thereto;

(ii) Solicited interest, with your consent, from certain prospective candidates to an alternative transaction to the Merger selected by the Company, and analyzed their responses;

(iii) Reviewed and analyzed certain publicly available financial and other data with respect to the Company and the Buyer and certain other historical operating data relating to the Company and the Buyer made available to us from published sources and from the internal records of the Company and the Buyer;

(iv) Conducted discussions with members of the management of the Company with respect to the business prospects and financial outlook of the Company independently and as combined, including the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger;

(v) Conducted discussions with members of the management of the Buyer with respect to the business prospects, financial outlook and regulatory compliance of the Buyer independently and as combined;

(vi) Received and reviewed financial forecasts prepared by the Company’s management on the potential future performance of the Company as a stand-alone entity;

(vii) Reviewed publicly available materials and analysts’ reports with respect to the business and financial outlook of the Company;

(viii) Reviewed publicly available materials and analysts’ reports with respect to the business and financial outlook of the Buyer;

(ix) Reviewed the reported prices and trading activity for the Company common stock and Buyer common stock;

(x) Compared the financial performance of the Company and the price of the Company common stock with those of certain other publicly traded companies and their securities that we have deemed relevant;

(xi) Compared the financial performance of the Buyer and the price of the Buyer common stock with those of certain other publicly traded companies and their securities that we have deemed relevant; and

(xii) Reviewed the financial terms, to the extent publicly available, of certain merger transactions that we have deemed relevant.

Placer Sierra Banschares

January 8, 2007

In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

With respect to the data and discussions relating to the business prospects and financial outlook of the Buyer and the Company, upon advice of the Company, we have assumed that such data have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Buyer and the Company as to the future financial performance of the Buyer and the Company, and that the Buyer and the Company will perform substantially in accordance with such financial data and estimates. We express no opinion as to such financial data and estimates or the assumptions on which they were based.

In arriving at our opinion, we did not attribute any particular weight to any analysis or factor considered by us, but instead made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

In arriving at our opinion and with your consent, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating, regulatory and other information provided to us by the Company and the Buyer (including, without limitation, the financial statements and related notes thereto of the Company and the Buyer, as well as other publicly available information with respect to the Company and the Buyer), and have not assumed responsibility for independently verifying and have not independently verified such information. We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the respective assets or liabilities, contingent or other, of the Company or the Buyer, and we have not been furnished with any such valuations or appraisals. We express no opinion regarding the liquidation value of any entity. In addition and with your consent, we (i) have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or the Buyer, (ii) have not made an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Buyer, and (iii) have not reviewed the individual credit files relating to the Company or the Buyer. We have assumed, with your consent, that the respective allowances for loan losses will be adequate on a pro forma basis for the combined entity. Additionally, we have not been asked to, and did not, consider the possible effects of any litigation or other legal claims. With respect to all legal matters relating to the Company and the Buyer, we have relied on the advice of legal counsel to the Company.

We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement, without amendments thereto and without waiver by any party of any conditions or obligations thereunder. We have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, and that each party will perform all of the covenants and agreements required to be performed by it under the Agreement. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained in a timely manner and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger.

Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which has been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur after such date. It should be understood that although subsequent developments may affect our opinion, unless mutually agreed by the Company and RBC, we do not have any obligation to update, revise or reaffirm our opinion and we expressly

Placer Sierra Banschares

January 8, 2007

disclaim any responsibility to do so. Without limiting the generality of the foregoing, because our opinion is based on the conditions existing at the date hereof, which would have yielded an Exchange Ratio determined by dividing $28.00 by the Wells Fargo Measurement Price, we have not rendered any opinion as to whether an Exchange Ratio based on a Wells Fargo Measurement Price less than or equal to $32.5783 would be fair to the shareholders of the Company from a financial point of view.

This opinion is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger. It does not constitute a recommendation as to how any member of the Board of Directors of the Company should vote with respect to the Merger. This opinion shall not be otherwise published or otherwise used, nor shall any public references to us be made without our prior written approval, except as set forth in our engagement letter with you dated December 14, 2006. Our opinion does not constitute a recommendation to any shareholder of the Company to take any action in connection with the Merger or otherwise.

Our opinion addresses solely the fairness of the Exchange Ratio, from a financial point of view, to the shareholders of the Company. We have not reviewed, nor does our opinion in any way address, other Merger terms or arrangements, including without limitation the financial or other terms of any employment or non-competition agreement with Company management or any break-up or termination fee. Further, our opinion does not address, nor should it be construed to address, the relative merits of the underlying decision by the Company to engage in the Merger compared to any alternative business strategies or transaction in which the Company might engage. We have assumed that in conducting the process leading up to the Agreement, the Board of Directors of the Company has complied with its fiduciary duties and that the decision of the Board of Directors to enter negotiations and execute the Agreement with the Buyer was based on the exercise of appropriate business judgment.

Based on our experience as investment bankers and subject to the foregoing, including the various qualifications, assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

/S/ RBC CAPITAL MARKETS CORPORATION
RBC CAPITAL MARKETS CORPORATION

APPENDIX C

CALIFORNIA CORPORATIONS CODE, SECTIONS 1300-1313

SECTION 1300. RIGHT TO REQUIRE PURCHASE-”DISSENTING SHARES” AND “DISSENTING SHAREHOLDER” DEFINED.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. DEMAND FOR PURCHASE.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303 and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

SECTION 1302. ENDORSEMENT OF SHARES.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of ‘shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of this original dissenting holder of the shares.

SECTION 1303. AGREED PRICE—TIME FOR PAYMENT

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. DISSENTER’S ACTION TO ENFORCE PAYMENT.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. APPRAISERS’ REPORT—PAYMENT – COSTS.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306. DISSENTING SHAREHOLDER’S STATUS AS CREDITOR.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHAREHOLDER STATUS.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

SECTION 1313. CONVERSION DEEMED TO CONSTITUTE REORGANIZATION FOR PURPOSES OF CHAPTER.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

APPENDIX D

POLICY #100-01

Placer Sierra Bancshares

Placer Sierra Bank

AUDIT COMMITTEE CHARTER

Original Adopted by the PCCII Board of Directors on December 19, 2002

Last Revision Adopted by the joint Audit Committee on December 20, 2006 and approved by the PLSB Board on January 24, 2007

I.	PURPOSE

The Audit Committee’s purpose is overseeing the accounting and financial reporting processes and the audits of the financial statements of Placer Sierra Bancshares (“PLSB”) and its wholly owned subsidiary Placer Sierra Bank (PLSB and Placer Sierra Bank referred to collectively as the “Company”), and is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

II.	COMMITTEE MEMBERSHIP

The Audit Committee shall be comprised of at least three directors, each of whom (i) is “independent” under the rules of the Nasdaq Stock Market, Inc., except as permitted by Nasdaq rule 4350(d) and the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder, (ii) does not accept any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board or any committee of the Board, (iii) is not an “affiliate” of the Company or any subsidiary of the Company, as such term is defined in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and (iv) does not own or control 20% or more of the Company’s voting securities. All members of the Audit Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee shall be an “Audit Committee Financial Expert” as defined in the Exchange Act, or in the event that no member of the Committee qualifies as an Audit Committee Financial Expert, at lease one member of the Committee shall be “financially sophisticated” as defined in applicable Nasdaq Stock Market Rules.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

III.	MEETINGS

The Audit Committee shall meet once every fiscal quarter, or more frequently if circumstances dictate. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

Placer Sierra Bancshares & Placer Sierra Bank

Audit Committee Charter

Original Adopted by the PCC II Board of Directors on December 19, 2002

Last Revision Adopted by PLSB Board on January 24, 2007

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to directly appoint, retain (subject, if applicable, to shareholder ratification), determine funding for and oversee the Company’s independent auditor. The Audit Committee shall be directly responsible for oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to one member or to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate and without seeking approval of the Board or management, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval and certify in writing to the Board the adequacy of the Charter based on such review. The Audit Committee shall annually review the Audit Committee’s own performance. Such review shall be in the form of a self-assessment of the activities scheduled to be performed on an annual basis the extent to which such activities have been fully performed during such period.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

A.	Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in the Company’s Form 10-K, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements. The Audit Committee shall also have authority to authorize filing of the Form 10-Q with the Securities and Exchange Commission and shall also have authority to authorize the issuance of press releases setting forth quarterly financial information and earnings guidance.

3.

Review with management, the independent public accountants and Company counsel any certification provided by the Chief Executive Officer and the Chief Financial Officer related to the Company’s financial statements. Review with management, the independent public accountants

Placer Sierra Bancshares & Placer Sierra Bank

Audit Committee Charter

Original Adopted by the PCC II Board of Directors on December 19, 2002

Last Revision Adopted by PLSB Board on January 24, 2007

and Company counsel management’s assertion regarding the design effectiveness and operation efficiency of the Company’s internal control over financial reporting and compliance with applicable laws and regulations.

4.	Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

5.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

6.	Obtain from the independent auditors, review and discuss a timely report relating to the Company’s annual audited financial statements and quarterly reports relating to the Company’s quarterly unaudited financial statements on:

a.	All critical accounting policies and practices to be used.

b.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

c.	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

7.	Discuss with management the Company’s earnings press releases, including financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

8.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives.

9.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10.	Consider any reports or communications (and management’s responses thereto) submitted to the Audit Committee by the independent auditor required by or referred to in SAS 61 (as codified by AU Section 380), as it may be modified or supplemented.

11.	Review and approve all related party transactions of the Company, unless such such related party transactions are approved by a majority of independent directors or the Governance and Nominating Committee.

12.	Inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weakness in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

Placer Sierra Bancshares & Placer Sierra Bank

Audit Committee Charter

Original Adopted by the PCC II Board of Directors on December 19, 2002

Last Revision Adopted by PLSB Board on January 24, 2007

B.	Oversight of the Company’s Relationship with the Independent Auditor

1.	Obtain and review a report from the independent auditor at least annually (it being understood that the independent auditor is responsible for the accuracy and completeness of this report) regarding (a) the independent auditor’s internal quality-control procedures and (b) all relationships between the independent auditor and the Company, including each non-audit service provided to the Company, and the matters set forth in Independence Standards Board No. 1. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

2.	Ensure the rotation of the audit partner having primary responsibility for the audit, the audit partner responsible for reviewing the audit and any other active audit engagement team partner, as required by law.

3.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

4.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

5.	The independent auditors shall submit to the Audit Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service and (iv) all other products and services rendered by the independent auditor, in the aggregate and by each service.

C.	Oversight of the Company’s Risk Management and Internal Audit Function

The Audit Committee shall have the sole authority to appoint, evaluate or replace the Company’s outside independent internal audit function. The Audit Committee shall be directly responsible for the compensation and oversight of the work of these individuals.

1.	Review the appointment and replacement of the senior internal auditing executive (Risk Manager) who shall report directly to the Audit Committee.

2.	Review the significant reports to management prepared by the outside independent internal auditor function and the Company’s Risk Manager and management’s responses.

3.	Discuss with the independent auditor and Risk Manager the Company’s internal audit function and its responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit function.

4.	With respect to the outside independent auditor function:

a.	Ensure that the independent internal auditors present a Statement of Independence each year.

b.	Instruct the outside independent internal auditors to deliver each exam report to the Audit Committee and that they are accountable directly to the Audit Committee of the Board.

Placer Sierra Bancshares & Placer Sierra Bank

Audit Committee Charter

Original Adopted by the PCC II Board of Directors on December 19, 2002

Last Revision Adopted by PLSB Board on January 24, 2007

D.	Compliance Oversight Responsibilities

1.	Obtain reports from management, the Company’s Risk Manager and the independent auditor that the Company is in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

2.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

3.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

4.	Discuss with the Company’s legal counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.
V.	LIMITATION OF AUDIT COMMITTEE’S ROLE

The function of the Audit Committee is oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or the responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.

Exhibit 99

PLACER SIERRA BANCSHARES

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 31, 2007

10:00 a.m.

Hyatt Regency Sacramento

1209 L Street, Sacramento, California 95814

[GRAPHIC]

Placer Sierra Bancshares

525 J Street

Sacramento, California 95814

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 31, 2007.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies, acknowledge receipt of the Notice of Annual Meeting of Shareholders and Joint Proxy Statement/Prospectus, dated April 24, 2007 and hereby nominate, constitute and appoint Frank J. Mercardante, David E. Hooston and Randall E. Reynoso, and each of them acting in the absence of the others, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS AND MAY BE REVOKED BY THE SHAREHOLDER DELIVERING IT PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF THE COMPANY AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE MEETING AND VOTING IN PERSON.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your proxy

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on May 30, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

•	If you vote by phone, you do not need to mail your proxy card.

VOTE BY INTERNET — http://www.eproxy.com/plsb/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (Central Time) on May 30, 2007.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

•	If you vote by Internet, you do not need to mail your proxy card.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Placer Sierra Bancshares, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote “FOR” Items 1, 2, 3 and 4.

1.	To approve the Agreement and Plan of Reorganization, by and between Placer Sierra Bancshares and Wells Fargo & Company dated as of January 9, 2007, and the transactions contemplated thereby.		☐ For	☐ Against	☐ Abstain

2.	To approve a proposal to grant discretionary authority to adjourn the annual meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the terms of the merger agreement.		☐ For	☐ Against	☐ Abstain

3.	To elect nine directors for a one-year term and until their successors are duly elected and qualified:	Nominees: 01 Allan W. Arendsee 02 Christi Black 03 Robert J. Kushner 04 Larry D. Mitchell	05 Frank J. Mercardante 06 Dwayne A. Shackelford 07 William J. Slaton 08 Robert H. Smiley 09 Sandra R. Smoley	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

4.	To ratify the appointment of Perry-Smith LLP as our independent auditors for the fiscal year ending 2007.	☐ For	☐ Against	☐ Abstain

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before this annual meeting or any adjournments thereof. Management is not aware of any other business.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH PROPOSAL.

Address Change? Mark Box  ☐        I plan to attend the meeting.  ☐

Indicate changes below:

Date	, 2007

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.